Exhibit 1

Westpac 2008
Results

Incorporating the requirements of Appendix 4E

RESULTS FOR ANNOUNCEMENT TO THE MARKET	Year End Profit Announcement 2008

Revenue from ordinary activities (1), (2)	up	12.3%	to	$11,420m
Profit from ordinary activities after tax attributable to equity holders(2)	up	11.8%	to	$3,859m
Net profit for the period attributable to equity holders(2)	up	11.8%	to	$3,859m

Dividend Distributions (cents per ordinary share)	Amount per security	Franked amount per security
Final Dividend	72	72
Interim Dividend	70	70

Record date for determining entitlements to the dividend	11 November 2008 (Sydney) 10 November 2008 (New York)

(1)	Comprises interest income, interest expense and non-interest income.
(2)	All comparisons are with the year ended 30 September 2007.

TABLE OF CONTENTS	Year End Profit Announcement 2008

1.	Summary and Outlook		iii

2.	Results at a Glance		1
	2.1	Reported Results	1
	2.2	Summary Balance Sheet	3
	2.3	Extended Performance Scorecard	5

3.	Review of Group Operations		8
	3.1	Cash Earnings Summary	8
	3.2	Review of Earnings	15
	3.3	Credit Quality	30
	3.4	Balance Sheet and Funding	32
	3.5	Capital and Dividends	38
	3.6	Other Regulatory Developments	41
	3.7	Corporate Responsibility and Sustainability	43

4.	Business Unit Performance		44
	4.1	Consumer Financial Services	45
	4.2	Business Financial Services	49
	4.3	Westpac Institutional Bank	52
	4.4	BT Financial Group (Australia)	59
	4.5	New Zealand	69
	4.6	Pacific Banking	73
	4.7	Group Business Unit	75

5.	2008 Financial Information		77
	5.1	Consolidated Income Statement	78
	5.2	Consolidated Balance Sheet	79
	5.3	Consolidated Cash Flow Statement	80
	5.4	Consolidated Statement of Recognised Income and Expense	81
	5.5	Notes to 2008 Financial Information	82
	5.6	Statement in Relation to the Review of the Financial Statements	113

6.	Other Information		114
	6.1	Credit Ratings and Exchange Rates	114
	6.2	Disclosure Regarding Forward-Looking Statements	115
	6.3	Financial Calendar	116

7.	Segment Result		117
	7.1	Full Year Segment Result - Reported Result	117
	7.2	Half Year Segment Result - Reported Result	119
	7.3	New Zealand Business Unit Performance (A$ Equivalents to Section 4.5)	121

8.	Group Reconciliations		122
	8.1	Group Full Year Earnings Reconciliation	122
	8.2	Group Half Year Earnings Reconciliation	124
	8.3	Full Year Segment Result - Cash Earnings Basis	126
	8.4	Half Year Segment Result - Cash Earnings Basis	127
	8.5	Group Business Unit - Full Year Earnings Reconciliation	128
	8.6	Group Business Unit - Half Year Earnings Reconciliation	130

9.	Economic Profit		133

10.	Glossary		135

In this announcement references to ‘Westpac’, ‘WBC’, ‘the Group’, ‘we’, ‘us’ and ‘our’ are to Westpac Banking Corporation and its controlled entities.

SUMMARY AND OUTLOOK	Year End Profit Announcement 2008

1                           PRESS RELEASE AND OUTLOOK

30 October 2008

WESTPAC DELIVERS ROBUST FULL YEAR RESULT

Highlights: (All comparisons are with 2007 full year result)

•	Cash earnings of $3,726 million, up 6%
•	Net profit of $3,859 million, up 12%
•	Cash earnings per share of 198.3 cents, up 5%
•	Economic profit of $2,779 million, up 3%
•	Revenue up 10% on a cash basis
•	Second half dividend of 72 cents fully franked, bringing total dividend to 142 cents, up 8%
•	Return on equity (cash basis) down 150 basis points to 22.3%
•	Expense to income ratio (cash basis), down 110 basis points to 43.9%

Full Year Profit Result

Westpac Banking Corporation today announced cash earnings of $3,726 million, up 6% for the 12 months ended 30 September 2008. After including significant items, net profit after tax was up 12% to $3,859 million for the 12 months.

Westpac announced a fully franked final dividend of 72 cents, bringing the total dividend for the year to 142 cents, an increase of 8%.

Westpac Chief Executive Officer, Gail Kelly said Westpac had delivered a robust result despite the unprecedented dislocation in global banking and more difficult economic environment.

“This result shows the strength and resilience of our franchise and our ability to support our customers as demonstrated through strong volume growth and increased market share. I am particularly pleased with the second half performance, with cash earnings up 3% compared to the first half, revenue up 5% and expenses held to a 2% increase.

“The strength of our AA rating and our prudent approach to managing the business over the long term has positioned Westpac well. Our conservative balance sheet, diversified funding base and strict risk disciplines, have not only helped deliver profitable growth, but put us in a strong position to meet the challenges ahead,” Mrs Kelly said.

“As a result, we have been able to focus on our customers and our next stage of growth. Central to this has been establishing a new customer-focused strategic agenda, designed to align our people, processes and products around the needs of our customers.

“The merger with St.George provides us with a unique opportunity to accelerate and enhance this important work,” Mrs Kelly said.

Result Highlights

Revenue rose 10% to $11.1 billion, comfortably above a 7% increase in expenses. This reduced our expense to income ratio by 110 basis points to 43.9%.

Strong loan and deposit growth from all Australian customer segments underpinned the profit result. Aggregate credit growth in our Australian businesses was 13% compared to system credit growth of 10%.

The quality of Westpac’s balance sheet remains sound despite the economic slowdown. However, reflecting our cautious approach to the domestic economic environment we have increased Westpac’s provisioning coverage. Our total provisions to risk weighted assets have increased to 111 basis points at 30 September 2008 compared to 100 basis points at March 2008.

There has been an increase in impairment charges to $931 million. Institutional impairment charges rose by $201 million from a small number of single name exposures, predominantly in the first half. Increased impaired loans in the small and medium-sized business sectors in Australia and New Zealand also contributed

iii

SUMMARY AND OUTLOOK	Year End Profit Announcement 2008

to the higher impairment charges. There was also a modest increase in consumer delinquencies, primarily in New Zealand.

Given the increase in earnings, Westpac ended the year strongly capitalised with a Tier 1 ratio of 7.8%, up from 7.4% in March. To further boost its capital position, Westpac will fully underwrite its dividend reinvestment plan for the final dividend, and introduce a discount of 2.5% on the shares issued under the plan. This initiative, considered prudent in the current environment, will enhance our ability to support our customers and provide flexibility in light of our proposed merger with St.George.

Significant items

As previously disclosed, Westpac has commenced an investment and restructuring programme aimed at redesigning product processes and operations to better support our customers and enhance efficiencies, at a cost of $323 million ($226 million after tax). These costs are non-recurring and have been treated as a cash earnings adjustment. Other significant items are the partial sale of BT Investment Management Limited which provided a post tax gain of $86 million and a $205 million post tax gain on the Visa Inc. Initial Public Offering.

Strategy and Merger

This year also saw Westpac redefine its strategy, adopting a more customer-centric approach. Areas of focus include driving a stronger customer culture with clear segment strategies, strengthening our distribution, improving the quality and efficiency of our operations and upgrading our technology capability. We are also focused on operating as ‘One Westpac’ in order to deliver integrated solutions from across the group to meet customers’ needs.

The merger with St.George complements this strategic agenda by enhancing our distribution capabilities, ensuring greater diversity and choice of products for both Westpac and St.George customers and by providing shareholders and customers with a stronger financial institution. The merger is expected to be completed on 1 December this year, pending St.George shareholder approval of the transaction and Federal Court approval. Joint integration planning is well underway.

Business Unit Performance

Cash earnings (A$ millions)	Full Year 2008	Full Year 2007	% Change
Consumer Financial Services	913	839	9
Business Financial Services	1,085	979	11
Westpac Institutional Bank	566	588	(4)
BT Financial Group	389	442	(12)
New Zealand (NZ$)	484	457	6
Pacific Banking	93	80	16

Mrs Kelly said the operational performance of all business units was sound with solid momentum throughout the year. “Overall this year the Group has benefited from the strength of our well diversified set of businesses.”

•                  Consumer Financial Services (CFS) solid cash earnings growth was driven by strong growth in mortgages and deposits.

•                  Business Financial Services (BFS) strong growth in cash earnings with lending growing 17%. The result benefited from the continued investment in front-line staff and the opening of 14 new business banking centres.

•                  Westpac Institutional Bank (WIB) delivered a very sound performance with revenue growth of 13%. This growth came despite the difficult operating environment across WIB’s businesses.

•                  BT Financial Group (BTFG) result was impacted by the steep falls in investment markets. Despite reporting solid inflows, overall Funds under Management and Funds under Administration were lower, investment markets delivered lower returns and general insurance claims were above expectations. In response to the more challenging environment, BTFG delivered flat cost growth in the second half.

•                  New Zealand achieved a solid result despite the significant deterioration in the economic environment. A highlight of the result was strong revenue growth of 10%, with business lending growth of 15%.

iv

SUMMARY AND OUTLOOK	Year End Profit Announcement 2008

Outlook

The global financial crisis has dominated events over the past financial year, significantly impacting banks globally through asset write downs, tighter funding and increased market volatility. Through the year the crisis also began to significantly affect the global economy.

More recently, the actions of governments and regulators around the world have begun to restore confidence in the financial system and improved access to funding, although it is likely to be some time before debt markets operate more normally.

However, these initiatives are unlikely to avert a more severe and prolonged slowdown in global growth. In Australia, growth is slowing although the fiscal stimulus announced earlier this month and the significant policy flexibility of the Australian regulators are expected to see GDP growth hold up at around 2% in calendar year 2009.

Given these conditions, lower loan growth in the year ahead is anticipated as consumers and businesses seek to strengthen their balance sheets in the tougher operating environment. Impairment charges are also expected to continue to rise as unemployment moves modestly higher. Market volatility is also likely to remain high as financial market uncertainty persists.

Mrs Kelly said: “Westpac has performed well through the global financial crisis with its proactive management of funding, conservative risk profile and healthy capital position.

“At the same time the implementation of our new strategy to significantly improve the customer experience and better support customers is underway.

“This strategy, and the strength of the franchise, have positioned the group well for the challenging year ahead,” Mrs Kelly concluded.

v

RESULTS AT A GLANCE	Year End Profit Announcement 2008

2.1                 REPORTED RESULTS

Reported net profit attributable to equity holders of Westpac Banking Corporation (WBC) is prepared in accordance with the requirements of A-IFRS and regulations applicable to Authorised Deposit-taking Institutions (ADI).

			% Mov’t			% Mov’t
	Half Year	Half Year	Mar 08-	Full Year	Full Year	Sept 07-
$ m	Sept 08	March 08	Sept 08	Sept 08	Sept 07	Sept 08
Net interest income	3,752	3,470	8	7,222	6,313	14
Non-interest income	1,874	2,324	(19)	4,198	3,860	9
Net operating income	5,626	5,794	(3)	11,420	10,173	12
Operating expenses	(2,818)	(2,452)	(15)	(5,270)	(4,543)	(16)
Core earnings	2,808	3,342	(16)	6,150	5,630	9
Impairment charges	(498)	(433)	(15)	(931)	(482)	(93)
Profit from ordinary activities before income tax	2,310	2,909	(21)	5,219	5,148	1
Income tax expense	(613)	(674)	9	(1,287)	(1,630)	21
Net profit	1,697	2,235	(24)	3,932	3,518	12
Net profit attributable to minority interests	(40)	(33)	(21)	(73)	(67)	(9)
Net profit attributable to equity holders of WBC	1,657	2,202	(25)	3,859	3,451	12
Treasury shares(1)	(6)	(19)	68	(25)	29	(186)
TPS revaluations(1)	(24)	(33)	27	(57)	38	large
Unrealised NZ Retail earnings hedges(1)	1	3	(67)	4	(11)	136
Ineffective hedges(1)	2	(3)	167	(1)	—	—
Gain from BTIM IPO(1)	20	(106)	119	(86)	—	—
Gain from Visa IPO(1)	—	(205)	100	(205)	—	—
St.George transaction and integration expenses(1)	11	—	—	11	—	—
One-off expenses(1)(2)	226	—	—	226	—	—
Cash earnings	1,887	1,839	3	3,726	3,507	6

2.1.1       Cash Earnings

Reported results are adjusted for material items to ensure they appropriately reflect profits normally available to ordinary shareholders.

The impact of these cash earnings adjustments(1) and some accounting classifications(2) are significant when analysing the composition of the reported financial results. Our approach is to adjust for these items when evaluating inter-period movements of the components of the results.

Throughout this profit announcement, reporting of financial performance will refer to “cash earnings” unless otherwise noted.

Analysis of cash earnings by key line item

			% Mov’t			% Mov’t
	Half Year	Half Year	Mar 08-	Full Year	Full Year	Sept 07-
$m	Sept 08	March 08	Sept 08	Sept 08	Sept 07	Sept 08
Net interest income	3,757	3,466	8	7,223	6,313	14
Non-interest income	1,930	1,964	(2)	3,894	3,773	3
Net operating income	5,687	5,430	5	11,117	10,086	10
Operating expenses	(2,467)	(2,409)	(2)	(4,876)	(4,543)	(7)
Core earnings	3,220	3,021	7	6,241	5,543	13
Impairment charges	(498)	(433)	(15)	(931)	(482)	(93)
Operating profit before tax	2,722	2,588	5	5,310	5,061	5
Income tax expense	(795)	(716)	(11)	(1,511)	(1,487)	(2)
Net profit	1,927	1,872	3	3,799	3,574	6
Net profit attributable to minority interests	(40)	(33)	(21)	(73)	(67)	(9)
Cash earnings	1,887	1,839	3	3,726	3,507	6
Effective tax rate	29.2%	27.7%	(150bps )	28.5%	29.4%	90bps

Notes explained on page 6.

RESULTS AT A GLANCE	Year End Profit Announcement 2008

2.1.2       Key Financial Data – Earnings

			% Mov’t				% Mov’t
	Half Year	Half Year	Mar 08-		Full Year	Full Year	Sept 07-
	Sept 08	March 08	Sept 08		Sept 08	Sept 07	Sept 08
Shareholder value
Cash earnings per ordinary share (cents)	100.1	98.2	2		198.3	189.4	5
Earnings per ordinary share (cents)	88.0	118.0	(25)		206.0	186.9	10
Economic profit ($m)	1,395	1,384	1		2,779	2,693	3
Weighted average ordinary shares (millions) - Statutory3	1,878	1,865	1		1,871	1,846	1
Weighted average ordinary shares (millions) - Cash earnings(3)	1,886	1,873	1		1,879	1,852	1
Fully franked dividends per ordinary share (cents)	72	70	3		142	131	8
Dividend payout ratio - cash earnings (%)	71.9	71.3	60bps		71.6	69.2	240bps
Net tangible assets per ordinary share ($)	7.87	7.53	5		7.87	6.96	13

Productivity and efficiency
Expense to income ratio (%) - reported	50.1	42.3	(780bps	)	46.1	44.7	(140bps	)
Expense to income ratio (%) - cash earnings	43.4	44.4	100bps		43.9	45.0	110bps
Total banking expense to income ratio (%) - reported	49.5	40.9	(860bps	)	45.1	43.9	(120bps	)
Total banking expense to income ratio (%) - cash earnings	42.0	43.1	110bps		42.5	44.4	190bps
Full-time equivalent employees (FTE)	28,302	28,761	(2)		28,302	28,018	1

Business performance
Interest spread (%) (4)	1.80	1.72	8bps		1.76	1.85	(9bps	)
Interest margin (%)(4)	2.10	2.05	5bps		2.07	2.19	(12bps	)
Average interest earning assets ($m)	360,701	342,613	5		351,657	292,417	20

Notes explained on page 6.

RESULTS AT A GLANCE	Year End Profit Announcement 2008

2.2                 SUMMARY BALANCE SHEET

	As at	As at	As at	% Mov’t	% Mov’t
	30 Sept	31 March	30 Sept	Mar 08-	Sept 07-
$m	2008	2008	2007	Sept 08	Sept 08
Assets
Cash	4,809	4,109	2,243	17	114
Due from other financial institutions	21,345	30,094	28,379	(29)	(25)
Trading assets, financial assets and available-for-sale securities	43,694	27,462	24,505	59	78
Derivative financial instruments	34,810	22,859	24,308	52	43
Loans	313,545	298,100	275,377	5	14
Life insurance assets	12,547	13,407	15,456	(6)	(19)
Other assets	8,798	9,110	7,385	(3)	19
Total assets	439,548	405,141	377,653	8	16
Liabilities
Due to other financial institutions	15,861	13,776	9,133	15	74
Deposits	233,730	223,477	202,054	5	16
Trading liabilities and other financial liabilities	16,689	10,481	8,223	59	103
Derivative financial instruments	24,970	19,627	25,192	27	(1)
Debt issues	100,369	92,397	87,126	9	15
Life insurance liabilities	11,953	12,738	14,392	(6)	(17)
Loan capital	8,718	6,692	7,704	30	13
Other liabilities	7,486	6,876	5,998	9	25
Total liabilities	419,776	386,064	359,822	9	17
Equity
Equity attributable to equity holders of WBC	17,848	17,157	15,919	4	12
Minority interests	1,924	1,920	1,912	—	1
Total equity	19,772	19,077	17,831	4	11

Notes explained on page 6.

RESULTS AT A GLANCE	Year End Profit Announcement 2008

2.2.1       Key Financial Data – Balance Sheet

			% Mov’t				% Mov’t
	Half Year	Half Year	Mar 08-		Full Year	Full Year	Sept 07-
	Sept 08	March 08	Sept 08		Sept 08	Sept 07	Sept 08
Profitability and capital adequacy
Return on average ordinary equity	19.3%	27.2%	(790bps	)	23.1%	23.5%	(40bps	)
Cash earnings to average ordinary equity	21.9%	22.7%	(80bps	)	22.3%	23.8%	(150bps	)
Average ordinary equity ($m)	17,202	16,196	6		16,699	14,708	14
Average total equity ($m)	19,123	18,111	6		18,617	16,619	12
Total committed exposures ($m)	495,389	462,109	7		495,389	425,490	16
Basel II(5)
Total capital ratio	10.8%	10.1%	70bps		10.8%	11.3%	(50bps	)
Tier 1 capital ratio	7.8%	7.4%	40bps		7.8%	8.0%	(20bps	)
Risk weighted assets ($m)	195,505	186,963	5		195,505	168,480	16
Asset quality
Net impaired assets to equity and collectively assessed provisions	3.0%	2.6%	(40bps	)	3.0%	1.4%	(160bps	)
Total impaired assets to gross loans	0.4%	0.3%	(10bps	)	0.4%	0.2%	(20bps	)
Total impaired assets to equity and total provisions	5.4%	4.6%	(80bps	)	5.4%	2.8%	(260bps	)
Total impairment provisions to total impaired assets	45.4%	44.2%	120bps		45.4%	49.2%	(380bps	)
Total stressed exposures as a % of total committed exposures	1.3%	1.0%	(30bps	)	1.3%	0.9%	(40bps	)
Impairment charges to average loans annualised	33bps	30bps	(3bps	)	31bps	19bps	(12bps	)
Annualised write-offs to average loans	17bps	13bps	(4bps	)	15bps	14bps	(1bp	)
Total provisions(6) to gross loans	69bps	62bps	7bps		69bps	61bps	8bps
Collectively assessed provisions(6) to performing non-housing loans(7)	113bps	104bps	9bps		113bps	112bps	1bp
Basel II(5)
Collectively assessed provisions to risk weighted assets	90bps	83bps	7bps		90bps	84bps	6bps
Total provisions to risk weighted assets	111bps	100bps	11bps		111bps	92bps	19bps

Notes explained on page 6.

RESULTS AT A GLANCE	Year End Profit Announcement 2008

2.3                 EXTENDED PERFORMANCE SCORECARD(8)

People

Strategic Objectives:

•                       Improve employee attraction;

•                       Improve retention and commitment; and

•                       Reduce workplace costs.

Indicator (%)	2008	2007	2006	2005	2004
Employee turnover (total)	19	17	17	16	17
Employee commitment(9)
(% employees reporting a positive score)	74	71	68	69	68
Lost Time Injury Frequency Rate
(Injuries per one million hours worked)	3	4	5	6	7

Customer

Strategic Objectives:

•                       Improve customer experience;

•                       Improve retention and loyalty; and

•                       Increase share of wallet.

Indicator (%)	2008		2007	2006	2005	2004
Customer satisfaction (Australia) – Consumer(10)
Source: Roy Morgan Research	73		74	70	72	69
Customer satisfaction (Australia) – Business(10)
Source: TNS	81		72	66	67	64
Complaints resolution rates (Australia) – Average (11)
(% complaints resolved within 5 days)	86		82	82	83	81
Customer satisfaction (NZ) – Consumer (12)
Source: ACNielsen	61	(12)	59	58	58	55

Social & Environment

Strategic Objectives:

•                       Improve social licence to operate;

•                       Reduce regulatory and operational costs;

•                       Improve operational efficiency; and

•                       Improve reputational capital.

Indicator	2008	2007	2006	2005	2004
Community contributions – Australia (A$m)(13)	56	52	47	44	42
Greenhouse gas emissions (Equivalent tonnes of CO2 emissions)(14)	112,000	108,300	111,000	124,500	136,400
Copying paper consumption (Sheets/person)	8,700	8,900	9,600	10,100	9,500

Notes explained on page 6.

RESULTS AT A GLANCE	Year End Profit Announcement 2008

Notes to sections 2.1, 2.2 and 2.3

1                      We consider cash earnings a more appropriate measure of financial performance than net profit after tax. It adjusts the reported results for material items to ensure they appropriately reflect profits normally available to ordinary shareholders. These include:

•                  Treasury Shares – Under A–IFRS, Westpac shares held by Westpac in the managed funds and life business are deemed to be Treasury shares and earnings from these shares are reversed as these are not permitted to be recognised as income. In deriving cash earnings, these earnings are included to ensure there is no asymmetrical impact on the Group’s profits because the Treasury shares support policyholder liabilities and equity derivative transactions which are revalued in deriving income;

•                  TPS Revaluations – Cash earnings adjusts for economic hedges, including associated tax effects impacting the Foreign Currency Translation Reserve, relating to hybrid instruments classified as minority interests. The hybrid instrument itself is not fair valued, however, the hedge is fair valued and therefore there is a mismatch in the timing of income recognition in the statutory results. The mismatch is added back in deriving cash earnings as it does not affect the Group’s profits over time;

•                  Unrealised New Zealand (NZ) Retail Earnings Hedges – The unrealised profit/loss on the revaluation of hedges on future New Zealand earnings impacting non-interest income is reversed in deriving cash earnings in the current period as they may potentially create a material timing difference on reported earnings but do not affect profits available to shareholders;

•                  Ineffective Hedges – The gain/loss on ineffective hedges is reversed in deriving cash earnings in the current period because the gain or loss arising from the fair value movement in these hedges reverses over time and does not affect profits available to shareholders. Cash earnings for the year ended 30 September 2007 has not been restated; and

•                  Significant Items – Cash earnings also adjusts for significant items. These items have been detailed in this announcement as individually significant due to their size and non-recurring nature. In the year ended 30 September 2008, this includes adjustments for the gain associated with the initial public offering (IPO) of BT Investment Management Limited (BTIM), the gain associated with the IPO of Visa Inc., transaction and integration costs relating to the proposed St.George Bank Limited (St.George) merger and one-off expenses. There were no adjustments to cash earnings for significant items in the year ended 30 September 2007.

Gain on BTIM IPO

On 10 December 2007, Westpac completed a partial sale of BTIM through an IPO but retained a majority shareholding (60%) in the legal entity. The gain on disposal from the transaction was $141 million and there were also associated costs of $58 million related to the IPO. The $58 million of costs were in addition to transaction costs netted against the sale proceeds and included additional disposal costs and amortisation of equity granted to BTIM employees ($40 million) and the impairment of BT New Zealand goodwill ($18 million).

The gain on disposal and $43 million of costs were recorded in the six months ended 31 March 2008. $15 million of amortisation of equity granted to BTIM employees were recorded in the six months ended 30 September 2008. The second half 2008 result also includes a $5 million loss on the write-down of goodwill attributed to BTIM as equity granted to employees has vested and the minority interest in BTIM has increased. This write-down of goodwill has also been treated as a cash earnings adjustment.

Gain on Visa Inc IPO

Westpac, as a consequence of its membership of Visa International, was granted shares in Visa Inc., which was listed in an IPO on the New York Stock Exchange in March 2008. Westpac realised a pre-tax gain of $172 million on the redemption of 56% of its interest in Visa Inc. as part of the IPO in the six months ended 31 March 2008.

In addition, an unrealised pre-tax gain of $123 million was recognised to reflect Westpac’s initial measurement of the residual investment in Visa Inc. in the six months ended 31 March 2008. The $123 million was determined using the IPO price of US$44 per share which was adjusted for the impact of the three year trading restriction on the shares. An income tax liability of $90 million was recognised by the Group as a consequence of this transaction in the six months ended 31 March 2008.

St.George transaction and integration expenses

On 12 May 2008, Westpac announced it was in merger negotiations with St.George and, on 13 May 2008, Westpac and St.George jointly announced a proposed merger.

Westpac expects to incur up to $700 million in merger expenses, should the merger proceed. These expenses include transaction expenses, restructuring expenses and technology expenses. Due to the size and non-recurring nature of this transaction, expenses that directly impact the profit and loss account are treated as a cash earnings adjustment. In the second half of 2008, $31 million of the $700 million of expected merger expenses has been incurred in respect of professional advisory fees, legal fees and salary expenses in relation to the proposed merger. Of these expenses, $18 million will be treated as part of the cost of acquisition and will be reflected in goodwill on completion of the transaction. The remaining $13 million has been expensed through the profit and loss account.

RESULTS AT A GLANCE	Year End Profit Announcement 2008

One-off expenses

Westpac incurred one-off expenses of $323 million in the six months ended 30 September 2008 in relation to efficiency initiatives and capitalised expense reviews.

This programme of work is being conducted independently of the proposed merger with St.George although the changes are highly complementary.

Due to the size and non-recurring nature of these expenses, they have been treated as a cash earnings adjustment.

Reconciliations between reported results and cash earnings by key line item for each period are provided in Section 8.1 Group Full Year Earnings Reconciliations and Section 8.2 Group Half Year Earnings Reconciliations.

2                           Policyholder Tax Recoveries – Income and tax amounts that are grossed up to comply with the A–IFRS accounting standard covering Life Insurance Business (Policyholder tax recoveries) are reversed in deriving income and taxation expense under the cash earnings basis.

3                           Weighted Average Ordinary Shares – Cash Earnings – The statutory weighted average ordinary shares are adjusted for the impact of Westpac shares held by Westpac (Treasury shares) to derive the “weighted average ordinary shares – cash earnings”, which is used to calculate cash earnings per share. This reverses the impact of Treasury shares, consistent with our basis for determining cash earnings.

4                           Net interest spreads and margins are calculated on net interest income on a cash earnings basis adjusted for the tax equivalent gross up of $72 million for the year ended 30 September 2008, $101 million for the year ended 30 September 2007, $34 million in the six months ended 30 September 2008 and $38 million in the six months ended 31 March 2008. We have entered into various tax effective financing transactions that derive income subject to a reduced rate of income tax. To provide comparability, this income is presented on a tax equivalent basis for margin calculations. The presentation of the average balance sheet, net interest spread and net interest margin are also presented on a tax equivalent basis. Refer to Section 5.5, Note 3 Average Balance Sheet and Interest Rates, for a reconciliation of net interest income used in the calculation of net interest spreads and net interest margins.

5                           30 September 2007 Basel II ratios and risk weighted assets are on a pro-forma basis.

6                           Includes the Australian Prudential Regulation Authority (APRA) required capital deduction of $128 million (pre-tax) at 30 September 2007, which forms part of the APRA termed General Reserve for Credit Losses (GRCL).

7                           Non-housing loans have been determined on a product basis rather than on a loan purpose basis.

8                           Year to 30 September, Australian indicator unless otherwise stated. Final year performance figures and commentary were published in Westpac’s annual Stakeholder Impact Report, which is subject to an external assurance review against the AA1000 Assurance Standard.

9                           Figures from annual internal Staff Perspectives Survey (SPS) conducted in June of each year.

10                    Latest available is at 30 September 2008. Customer satisfaction figures examine the proportion of Westpac’s customers (who consider the bank as their main financial institution) that are either ‘very satisfied’ or ‘fairly satisfied’ with their overall relationship. Customer satisfaction scores are reported on a 12 month rolling average basis. Data is collected by independent providers being Taylor Nelson Sofres (TNS) for business results and Roy Morgan Research (RMR) for consumer results in Australia.

11                    Latest available information based on six months ended 30 September 2008.

12                    Source: Latest available information from Nielsen Consumer Finance Monitor Toplines. 2008 figure based on September 2008 quarter report. Nielsen implemented new survey methodology in the December 2007 quarter. ACNielsen performed a parallel survey at 30 September 2007 under the new methodology to provide indicative comparatives. The result for this survey was 47%.

13                    Includes $36 million from foregone revenue for the fee-free accounts for non-profit organisations and low income earners in 2008 (2007: $31 million).

14                    The 2007 and 2008 figures only include Scope 1 and Scope 2 emissions as they are based on the requirements of National Greenhouse and Energy Reporting (NGER) requirements for the reporting year ended 30 June. Scope 3 emissions are excluded for these periods. The 2004, 2005 and 2006 comparatives include Scope 1, 2 and 3 emissions for the years ended 30 September because comparative data, excluding Scope 3 emissions, is not available. The 2008 figure is subject to final assurance and will be reported in the 2008 Stakeholder Impact Report along with comparable figures for the 2007 period.

REVIEW OF GROUP OPERATIONS	Year End Profit Announcement 2008

3.1                 CASH EARNINGS SUMMARY

Cash Earnings

$m	Half Year Sept 08	Half Year March 08	% Mov’t Mar 08- Sept 08	Full Year Sept 08	Full Year Sept 07	% Mov’t Sept 07-Sept 08
Net interest income	3,757	3,466	8	7,223	6,313	14
Non-interest income	1,930	1,964	(2)	3,894	3,773	3
Net operating income	5,687	5,430	5	11,117	10,086	10
Operating expenses	(2,467)	(2,409)	(2)	(4,876)	(4,543)	(7)
Core earnings	3,220	3,021	7	6,241	5,543	13
Impairment charges	(498)	(433)	(15)	(931)	(482)	(93)
Operating profit before tax	2,722	2,5885		5,310	5,061	5
Income tax expense	(795)	(716)	(11)	(1,511)	(1,487)	(2)
Net profit	1,927	1,872	3	3,799	3,574	6
Net profit attributable to minority interests	(40)	(33)	(21)	(73)	(67)	(9)
Cash earnings	1,887	1,839	3	3,726	3,507	6
Effective tax rate	29.2%	27.7%	(150bps )	28.5%	29.4%	90bps

Impact of Exchange Rate Movements(1)

	Half Year Sept 08 vs			Full Year Sept 08 vs
	Half Year March 08			Full Year Sept 07
	Cash			Cash
	earnings	FX impact	% growth	earnings	FX impact	% growth
	% growth	$m	ex-FX	% growth	$m	ex-FX

Net interest income	8	34	9	14	(56)	15
Non-interest income(2)	(2)	4	(2)	3	(35)	(2)
Net operating income	5	38	5	10	21	10
Operating expenses	(2)	(20)	(3)	(7)	(33)	(8)
Core earnings	7	18	7	13	(12)	12
Impairment charges	(15)	(6)	(16)	(93)	(8)	(95)
Operating profit before tax	5	12	6	5	(20)	5
Income tax expense	(11)	(4)	(12)	(2)	5	(1)
Net Profit	3	8	3	6	(15)	6
Net profit attributable to minority interests	(21)	—	(21)	(9)	—	(9)
Cash earnings	3	8	3	6	(15)	6

Movements in exchange rates impact both individual line items and reported cash earnings. Movements in exchange rates increased cash earnings by $15 million compared to the year ended 30 September 2007. The $15 million foreign exchange impact on the full year result was due to the hedge rate for translating New Zealand dollar (NZ$) retail earnings in the year ended 30 September 2008 being 4% favourable to the hedge rate for the previous year. The hedge rate for the six months ended 30 September 2008 was 1% adverse to the hedge rate for the six months ended 31 March 2008 and decreased cash earnings by $8 million.

The impact of the hedges is reflected in non-interest income and was based on hedge rates of 1.1449 for the year ended 30 September 2008 compared to 1.1951 for the year ended 30 September 2007 and 1.1548 for the six months ended 30 September 2008 compared to 1.1350 for the six months ended 31 March 2008.

Movements in average exchange rates impact individual line items as each line is translated at the actual average exchange rate. The average rate for the year ended 30 September 2008 was 1.1940 compared to 1.1 342 for the year ended 30 September 2007, and 1.2314 for the six months ended 30 September 2008 compared to 1.1566 for the six months ended 31 March 2008.

(1) We have removed the impact of exchange rate movements to provide readers with a better indication of the Group’s performance in local currency terms. Retranslation is net of realised earnings hedge gains/losses.

(2) Non-interest income includes the impact of realised earnings hedges, which increased non-interest income for the six months ended 30 September 2008 by $12 million on the six months ended 31 March 2008 and increased non-interest income for the year ended 30 September 2008 by $59 million on the year ended 30 September 2007.

REVIEW OF GROUP OPERATIONS	Year End Profit Announcement 2008

Financial Performance Summary

Westpac delivered a robust performance in 2008 with a 6% increase in cash earnings while also maintaining a strong capital position, reflecting our effective navigation of the ongoing global capital markets crisis. Growth in cash earnings was supported by solid loan and deposit growth across all businesses although margins were softer from the tighter funding conditions. While cash earnings were up 6%, average ordinary equity increased 14% in part due to additional capital raised by issuing new shares to satisfy the Dividend Reinvestment Plan (DRP) through the year, reflecting Westpac’s desire to remain strongly capitalised in the current environment. The cash return on equity remained a healthy 22%, down just 150 basis points over the year.

Events in global financial markets have created significant challenges for financial services companies and impacted all elements of our business. These impacts were particularly evident in:

•                  Higher wholesale funding costs which persisted throughout 2008, a direct result of the dislocation in global capital markets. Elevated short and long term funding costs have placed pressure on margins as the higher costs were only progressively passed on through the year and were insufficient to fully cover the increase in the wholesale funding cost;

•                  Weaker global investment markets have significantly impacted equity prices. For example, the ASX200 has declined 30% since 30 September 2007 with similar declines experienced in overseas equity markets. This has reduced income in our Wealth and Equities businesses. Lower market values impacted income in BT Financial Group by around $120 million over the year (10% on the prior year) with lower returns on invested capital and reduced Funds Under Management (FUM) and Funds Under Administration (FUA) balances on which fees are generated. The Equities business in the Institutional Bank was impacted by reduced margin lending balances and losses in the Structured Products business; and

•                  A deteriorating credit environment has been evident throughout the year as the dislocation in global capital markets, higher interest rates and higher oil prices continued. These factors have combined to reduce consumer and business confidence and reduce customer disposable incomes, leading to a rise in stressed exposures and delinquencies. While the impact was initially reflected in a small number of downgrades in corporate and institutional facilities, the deteriorating operating environment is now evident in increased stressed exposures in the small to mid-sized business segment in both Australia and New Zealand and a modest increase in consumer delinquencies.

This year also saw Westpac review its vision and strategic objectives. We aim to be the most recommended financial services company and meet all of our customers’ financial services needs. Our aspiration is to be the leading financial institution in Australia and New Zealand. The new strategy is reflected in a revised organisational structure, which has four key customer facing divisions with common support and corporate functions. The new structure is supported by a sequenced set of plans and initiatives which will re-orient Westpac’s people, processes and products around the needs of our customers.

The proposal in May this year to merge with St.George is directly in line with the revised strategy. The merger is expected to be completed on 1 December 2008, pending St.George shareholder and Federal Court approval of the transaction(2).

(1) Cash Earnings Return on Ordinary Equity (Cash ROE) is the return delivered to ordinary shareholders. This is calculated by dividing cash earnings by average ordinary equity.

(2) The proposed merger with St.George is also subject to the satisfaction or waiver of other conditions under the amended and restated merger implementation agreement between Westpac and St.George.

REVIEW OF GROUP OPERATIONS	Year End Profit Announcement 2008

Full Year 2008 – Full Year 2007

Cash earnings increased by 6% to $3,726 million, representing a 22% return on equity and cash earnings per ordinary share growth of 5%. Income growth of 10% was three percentage points higher than the 7% expense growth leading to a 110 basis point reduction in the expense to income ratio.

Net interest income increased 14% driven by good volume growth across the business, partially offset by margin compression of 12 basis points. Aggregate credit growth in our Australian businesses was 13%(1) compared to system credit growth of 10%(1) with Australian housing growth above system(2) and business lending below system. Lending growth in our New Zealand businesses was 11%(3) compared to system growth of 10%(4) with housing and business lending growth broadly in line with system(4). Market share was maintained or increased across most loan products, with the exception of Australian business lending and credit cards. Deposit growth increased through the year rising by 14% (excluding Treasury deposits). The rate of deposit growth was below banking system(5), in part due to an increase in competition for customer deposits as a source of funding.

Margins improved in the second half but were down overall from the prior year. In the first half of 2008, margins declined significantly with the increased cost of funds and higher liquidity holdings causing a sharp 9 basis points decline in reported margins. In the second half of the year, with an increased proportion of funding costs passed on to customers, margins increased by 5 basis points. The net impact was a margin decline of 12 basis points for the year as the timing and magnitude of re-pricing during the period was insufficient to fully cover increases in the cost of funds. The decline in underlying margins (removing Treasury and portfolio compositional impacts) was more modest at 4 basis points for the year.

Non-interest income increased 3%, with growth in fees and commissions supported by increased customer activity across the retail and Institutional Bank. A good contribution from our WIB Markets businesses was also achieved by leveraging the opportunities provided by increased volatility in global financial markets. Partially offsetting these increases was a decrease in wealth management income from the decline in global markets over the year.

Expenses increased 7%, driven by higher employee and property expenses reflecting a continuation of investment in front-line capabilities with additional employee numbers (primarily in our Australian banking franchise) and new branches and business centres. Software amortisation also increased with key IT projects reaching completion. The full year expense position also included an increase of $36 million in expenses from the operation of the RAMS franchise distribution business acquired in January 2008.

Impairment charges of $931 million increased by $449 million over the prior year due primarily to the larger loan portfolio and deteriorating credit environment which has seen higher interest rates and slowing economies in Australia and New Zealand. Institutional impairment charges were up $201 million from a small number of single name exposures. Increased impaired loans in the small and medium business sectors in Australia and New Zealand also contributed to higher impairment provisions. Higher provisions included a $76 million addition to the Group economic overlay provision in recognition of the deteriorating operating conditions for financial institutions.

The effective tax rate was 90 basis points lower at 28.5% primarily due to the release of $15 million from the Group tax provision. In the prior year, there was a charge to the provision of $39 million.

Second Half 2008 - First Half 2008

Cash earnings increased 3% in the second half with operating income up 5% and expenses rising 2%. The rise in operating income was driven by growth in net interest income of 8% while non-interest income was 2% lower. Net interest income benefited from 5% growth in loans and 5% growth in deposits combined with a 5 basis point margin improvement. Improved margins reflected the full period impact of loan re-pricing which occurred in the first half of the year and a positive impact from the change in the proportion of WIB Markets income recorded in net interest income in the second half.

Non-interest income was 2% lower than recorded in the first half. The Institutional Bank benefited from increased customer activity and from the Foreign Exchange business being well positioned to capture

(1) Aggregate Australian credit growth in Australia is based on total credit information provided to the Reserve Bank of Australia (RBA) for Westpac (12 months ended 31 August 2008). Financial system growth source: RBA (12 months ended 31 August 2008). System data is not yet available for the year ended 30 September 2008.

(2) WBC housing growth as a multiple of financial system (Source: RBA 12 months ended 31 August 2008).

(3) Lending growth in our New Zealand business comprises growth in New Zealand retail loans and New Zealand loans in WIB for the 12 months ended 31 August 2008.

(4) Source: Reserve Bank of New Zealand (RBNZ) – 12 months ended 31 August 2008.

(5) Source: Australian Prudential Regulation Authority (APRA) multiple of banking system – 12 months to 31 August 2008.

REVIEW OF GROUP OPERATIONS	Year End Profit Announcement 2008

Non-interest income was 2% lower than recorded in the first half. The Institutional Bank benefited from increased customer activity and from the Foreign Exchange business being well positioned to capture increased customer flows and to take advantage of volatility in global currency markets. This was offset by a decrease in income from equity derivative trading as a consequence of declining global markets. Wealth management and insurance income was relatively flat compared to the first half.

Expense growth of just 2% reflects active expense management in light of tighter economic conditions, containing the flow through of higher employee and property costs from the first half as well as the increase in software amortisation from several key IT projects that commenced amortisation in the second half.

Impairment charges were up 15% over the first half due primarily to higher stressed exposures increasing collectively assessed provisions (CAPs). Provisioning coverage levels increased from the 31 March 2008 levels and the Group financial institutions economic overlay provision was increased by a further $45 million, in recognition of the continued difficult conditions. This economic overlay contributed to the increase in CAPs.

The effective tax rate increased 150 basis points over the prior half to 29.2% primarily due to the majority of the Group tax provision release occurring in the first half.

Market conditions

The dislocation in global capital markets, first seen in August 2007, has continued throughout 2008. The cyclical and structural consequences have increasingly manifested through decelerating global growth and increased impairment and valuation risks combined with tight funding conditions. In particular, the impacts have included:

•                  Continued upward pressure on the cost of funding and availability of debt funding, notwithstanding actions by Central Banks around the world to increase system liquidity;

•                  Despite improvements emerging in short term markets from time to time, longer term markets remain challenging;

•                  Maintaining prudent gearing and capitalisation levels has become increasingly challenging for both large institutions and smaller to medium size enterprises;

•                  Companies are also coming under stress as some business models have been unable to adapt to the more challenging conditions, particularly small to mid-sized highly leveraged enterprises;

•                  Unusually high volatility in capital, foreign exchange and equity markets;

•                  Rising consumer delinquencies as high interest rates and high oil prices impacted consumer discretionary income. This has seen Australian households beginning to de-leverage; and

•                  Deteriorating business operating conditions for financial institutions combined with increasing stressed exposures across corporates and businesses in Australia and New Zealand.

The banking sector in Australia remains well capitalised and profitable, coping better with the global credit crisis than many other financial systems around the world.

While Westpac has been impacted by these events, our conservative risk profile and focus on the Australian and New Zealand markets means we have no direct holdings of US sub-prime or related assets. As a result we have not suffered from the significant write-downs in financial asset values that have affected some of our local and international peers.

The current market conditions have not only impacted the operating environment but also the composition of Westpac’s earnings, balance sheet and performance metrics. The major impacts include:

•                  Increased holdings of liquid assets to improve financial flexibility which have resulted in:

•                  Reduced reported margins as higher average interest earning assets are not matched with a commensurate rise in net interest income (12 basis point impact on margins for the full year); and

•                  Higher Value at Risk (VaR) measures for Treasury risk management positions given higher market volatility.

•                  Higher funding costs continue to impact interest spreads, although this has been partially offset in the second half as loans were progressively re-priced;

•                  The credit re-intermediation that dominated corporate and institutional lending in the first half of the year slowed in the second half, with corporate customers now more focused on reducing gearing levels. This has negatively impacted the level of transaction fee income;

•                  The increased volatility in financial markets has provided good trading opportunities and seen more customer activity from hedging activities. These trends have contributed to a good WIB Markets performance for the period; and

REVIEW OF GROUP OPERATIONS	Year End Profit Announcement 2008

•                  Deteriorating economic conditions and higher interest rates have led to delinquencies trending higher. This has been particularly true in New Zealand where the economic environment has deteriorated more rapidly. The impact of slower economic conditions on consumer discretionary expenditure has also resulted in lower credit card fee income.

Funding, Liquidity and Capital

Westpac has remained proactive and highly flexible in its funding and liquidity activities over the year. In particular, the Group formed the view in 2007 that the capital market dislocation was likely to have a more severe and prolonged impact than was initially anticipated by the market. In response, Westpac sought to enhance its resilience and flexibility by:

•                  Increasing liquid asset holdings to over $35 billion (excluding internal securitisation transactions) to improve its flexibility in accessing capital markets. To provide additional flexibility, Westpac executed a $10 billion internal securitisation in February 2008. Since September 2008, this internal securitisation has been increased by $9.7 billion, combined with a new $4.0 billion (NZ$4.75 billion) internal mortgage backed securitisation executed in New Zealand. Both these transactions qualify as eligible collateral for repurchase agreements with the applicable central bank. Additional liquidity enables the Group to be more selective in its funding activities;

•                  Continuing to access domestic and international longer term markets through the period. As a result, by September 2008 the Group had fully completed its 2008 term funding requirement and commenced funding into 2009 with an average duration of 2.6 years;

•                  Growing customer deposits by 11% with term deposits, in particular, growing strongly at 38%;

•                  Ensuring that its divisions were given the appropriate pricing signals by progressively passing on the higher funding costs to operating business units. As a result, higher funding costs were increasingly reflected in product pricing from October 2007; and

•                  Further developing the strength of Westpac’s funding franchise with more frequent and comprehensive market communications and by raising funds in capital markets that have not been accessed for some time, including Switzerland and Japan.

The active management of Westpac’s funding profile has ensured that there has been no material change in the duration or mix of the Group’s funding profile.

Westpac remains strongly capitalised, reporting a Tier 1 capital ratio of 7.8% at 30 September 2008 (8.0% at 30 September 2007 Basel II pro-forma). The small decline in the ratio reflects an additional capital deduction (interest rate risk in the banking book), applied from July 2008, of 17 basis points. The calculation of Tier 1 capital under Australian Prudential Regulatory Authority (APRA) rules is more conservative than other jurisdictions and accordingly, if measured under the UK Financial Services Authority (FSA) rules, Westpac’s Tier 1 ratio would be 10.1%(1). Westpac’s capital management strategy has not required a material change during the year, although given the deterioration in the operating environment the Group has felt that it is more appropriate to hold capital towards the upper end of its target range. Westpac’s Tier 1 capital target range is 6.75% to 7.75%.

During the year ended 30 September 2008, Westpac has continued to actively manage its capital base. In particular, we have:

•                  Redeemed a Tier 1 hybrid and issued a new, non-innovative Tier 1 hybrid instrument;

•                  Redeemed and issued subordinated debt;

•                  Raised additional core equity by issuing new shares for the DRP; and

•                  Retained our access to contingent capital.

Westpac was accredited by APRA and the Reserve Bank of New Zealand to use advanced Basel II models to measure its regulatory capital requirement during the year ended 30 September 2008. We have adjusted our target capital ranges to reflect the new regime and accommodate the increased movements in capital ratios associated with the increased risk sensitivity of the new regulatory regime.

Consistent with that prudent strategy, Westpac intends to underwrite the payment of the final 2008 dividend. The issue of these new shares will increase our Tier 1 capital ratio by approximately 51 basis points.

(1) The UK FSA’s implementation of the Basel II methodology differs from APRA’s approach in certain regards and results in a more favourable capital ratio assessment. Westpac’s calculation using an implied FSA approach uses a methodology provided by the Australian Bankers Association (ABA) and has been verified by PricewaterhouseCoopers. Under the FSA methodology Westpac’s Total Regulatory Capital ratio would be 13.8% at 30 September 2008.

REVIEW OF GROUP OPERATIONS	Year End Profit Announcement 2008

Strategic Priorities

Our aspiration is to earn all of our customer business by dedicating all of our efforts to put them at the centre of everything we do. This customer-centric strategy focuses on customers in our core markets of Australia, New Zealand, and the near Pacific region and is based on:

•                  Developing a deep understanding of our customers’ needs;

•                  Providing value-added solutions that meet these needs;

•                  Deepening and building long-term customer relationships; and

•                  Dramatically improving the experience they have with us.

To deliver on our vision, mission and aspiration, our leadership is defined by the achievement of five strategic goals:

•                  Be the most recommended financial service company;

•                  Meet the most customer needs;

•                  Have the most skilled and engaged people who are passionate about delighting customers;

•                  Be a global leader of sustainability; and

•                  Deliver the highest shareholder returns in the sector.

Proposed Merger of Westpac and St.George

Westpac announced a proposed merger with St.George on 13 May 2008, and on 8 September 2008 St.George entered into an amended and restated merger implementation agreement with Westpac. This transaction complements our customer- centric strategy and will move Westpac’s Australian market position in banking from fourth to second position as measured by both total branches and mortgages(1).

The consideration to be paid to St.George shareholders is 100% scrip based and as such the total price paid and goodwill recorded on the balance sheet will be a reflection of the value of the Westpac ordinary share price on completion. Assuming a Westpac ordinary share price of $22, the total consideration will be in the order of $16.5 billion. The transaction is expected to be earnings per share accretive from year 3 and integration costs of $700 million are expected to be incurred, with the majority spent in 2009 and 2010.

The Scheme Booklet for the proposed merger was released by St.George on 29 September 2008 outlining the following:

•                  The St.George Board has recommended that St.George shareholders vote in favour of the merger proposal;

•                  That the Independent Expert concluded that the merger proposal is “fair” and “reasonable”;

•                  St.George shareholders will receive a final dividend and a special dividend totaling up to $1.25 per St.George share;

•                  The proposed business operating model is expected to enhance value for shareholders in the merged entity;

•                  The Scheme Meeting (Vote) is scheduled to be held on 13 November 2008;

•                  The Federal Court hearing for approval of the share scheme is scheduled to be held on 17 November 2008; and

•                  The implementation date, whereby the issue of new Westpac ordinary shares and transfer of St.George shares to Westpac will occur, is expected to be 1 December 2008, subject to satisfaction of all relevant conditions.

Integration planning is ahead of schedule and there have been no changes to key assumptions regarding synergies and integration costs. Since 30 September 2008, the Federal Treasurer has approved the proposed merger, subject to certain conditions.

(1) Market position takes into account announced acquisition of BankWest by Commonwealth Bank of Australia.

REVIEW OF GROUP OPERATIONS	Year End Profit Announcement 2008

Business Unit Cash Earnings Summary

Compared to the year ended 30 September 2007; and first half 2008:

Consumer Financial Services (CFS)

•                                          Up $74 million (9%) – Good earnings growth while absorbing higher funding costs and expenses from the acquisition of RAMS distribution franchise business; Improved earnings growth in the second half.

Business Financial Services (BFS)

•                                          Up $106 million (11%) – Strong volumes and continued investment in front-line employees supporting growth; Second half earnings impacted by increased impairment charges.

Westpac Institutional Bank (WIB)

•                                          Down $22 million (4%) – Good revenue growth offset by higher impairment charges and weaker Equities performance; Improved second half earnings growth reflected strong Foreign Exchange performance and lower impairment charges.

BT Financial Group (BTFG)

•                                          Down $53 million (12%) — Declines in asset markets, particularly equities, impacted returns; Relatively flat second half earnings with improved insurance earnings.

New Zealand

•                                          Up NZ$27 million (6%) – Strong growth in core earnings partially offset by increased impairment charges; Second half earnings constrained by increased impairment charges and slower credit growth.

Pacific Banking

•                                          Up $13 million (16%) – Strong asset growth and foreign exchange income driving growth; Second half reflected continued strong asset growth.

Group Business Unit (GBU)

•                                          Up $99 million (56%) – Group items and strong Treasury performance offset by additional CAPs; Second half impacted by higher impairment charges reflecting current economic and credit conditions.

(1) The Group Business Unit segment includes results of Treasury, Structured Finance and the Corporate Centre.

REVIEW OF GROUP OPERATIONS	Year End Profit Announcement 2008

3.2                 REVIEW OF EARNINGS

3.2.1       Net Interest Income

Full Year 2008 – Full Year 2007 (up $910 million (14%))

Net interest income was up 14% compared to the year ended 30 September 2007. The key driver for this growth was the 20% growth in average interest earning assets partially offset by a 12 basis point decrease in interest margins. Of the 20% increase in average interest earning assets, 7% was due to the full period impact of increased liquid asset holdings. There was minimal impact on net interest income from holding additional liquid assets.

Second Half 2008 – First Half 2008 (up $291 million (8%))

Net interest income was up 8% compared to the six months ended 31 March 2008. Growth in average interest earnings assets was 5% and interest margins were 5 basis points higher.

Loans(1)

$m	As at 30 Sept 2008	As at 31 March 2008	As at 30 Sept 2007	% Mov’t Mar 08- Sept 08	% Mov’t Sept 07- Sept 08
Business Unit
Consumer Financial Services	155,019	145,982	137,253	6	13
Housing	145,507	136,553	127,960	7	14
Personal (loans and cards)	9,512	9,429	9,293	1	2
Business Financial Services	62,323	56,542	53,067	10	17
Westpac Institutional Bank	54,725	54,173	46,848	1	17
New Zealand(2) (NZ$)	46,546	45,090	42,714	3	9
BT Financial Group(3)	720	570	489	26	47
Pacific Banking	1,524	1,304	1,168	17	30

Group
Net loans	313,545	298,100	275,377	5	14

Full Year 2008 – Full Year 2007

Net loans increased 14% or $38.2 billion from 30 September 2007.

In aggregate, total Westpac credit growth in Australia(4) was 13% compared to total system credit growth of 10%(5). In New Zealand(4), loan growth was 11% compared to system credit growth of 10%(6).

The increase was largely a result of:

•                  Consumer lending in CFS up 13%, or $17.8 billion. The increase was predominantly in housing, with growth for the period at 1.5 times system(5).

•                  Business lending in BFS up 17%, or $9.3 billion, driven by relatively strong growth in Western Australia, Queensland and Victoria supported by continued investment in customer serving employees;

•                  Corporate lending in WIB up 17%, or $7.9 billion, with market developments driving strong demand for bank finance in the first half, while de-leveraging of corporates from May 2008 led to only marginal growth in the second half; and

•                  New Zealand lending up 9%, or NZ$3.8 billion, with particularly strong business lending growth.

(1) Spot loan balances.

(2) New Zealand comprises our New Zealand retail banking operations and wealth management business.

(3) BTFG loans includes Private Bank Asia only. Australian Private Bank assets are predominantly included in CFS, the product manufacturer.

(4) Westpac credit growth in Australia is based on total credit information provided to the RBA (12 months to 31 August 2008). New Zealand growth is a geographic view comprising New Zealand retail and New Zealand loans in WIB for the 12 months to 31 August 2008.

(5) Source: Reserve Bank of Australia (RBA) multiple of financial system, 12 months to August 2008.

(6) Source: Reserve Bank of New Zealand (RBNZ) system multiple, 12 months to August 2008.

REVIEW OF GROUP OPERATIONS	Year End Profit Announcement 2008

Second Half 2008 – First Half 2008

Net loans were up 5% or $15.4 billion since 31 March 2008. Key drivers included:

•                  Consumer lending in CFS up 6%, or $9.0 billion, with housing growth continuing ahead of system at 7%;

•                  Business lending in BFS up 10%, or $5.8 billion, driven by strong growth in all segments;

•                  Lending growth in WIB eased during the second half, following growth of 16% in the first half as corporates deleveraged their balance sheets; and

•                  New Zealand lending growth was 3%, or NZ$1.5 billion, reflecting a slowing in system credit growth.

Deposits(1)

$m	As at 30 Sept 2008	As at 31 March 2008	As at 30 Sept 2007	% Mov’t Mar 08- Sept 08	% Mov’t Sept 07- Sept 08
Business Unit
Consumer Financial Services	72,723	64,791	59,724	12	22
Business Financial Services	48,804	46,545	46,533	5	5
Business	30,224	28,453	28,184	6	7
Working Capital	18,580	18,092	18,349	3	1
Westpac Institutional Bank(2)	11,427	9,190	8,615	24	33
New Zealand(2),(3) (NZ$)	27,201	26,540	25,019	2	9
BT Financial Group(4)	1,352	1,255	1,327	8	2
Pacific Banking	2,171	1,799	1,592	21	36
Other(5)	74,476	76,934	62,847	(3)	19
Group
Total deposits	233,730	223,477	202,054	5	16

Full Year 2008 – Full Year 2007

Total deposits increased 16%, or $31.7 billion, since 30 September 2007. Excluding Treasury deposits, deposits increased 14% or $20.1 billion.

In aggregate, total Westpac retail deposit growth in Australia(6) was 16% compared to system growth of 11%(7). In New Zealand(6), growth was 11%, compared to system growth of 13%(8).

The increase in total deposits was largely a result of:

•                  Growth in CFS of 22%, or $13.0 billion, driven by growth in term deposits (up $11.9 billion) from both consumer and business customers;

•                  BFS deposits up 5%, or $2.3 billion, largely due to growth in online savings balances(9);

•                  Growth in WIB deposits of 33%, or $2.8 billion, mainly due to growth in domestic corporate deposits; and

•                  New Zealand deposits were up 9%, or NZ$2.2 billion driven by growth in term deposit balances.

Treasury deposits increased 19%, or $11.6 billion, supporting the strong customer loan growth and the increase in liquid assets in the first half.

(1) Spot deposit balances.

(2) $0.8 billion and NZ$0.5 billion in money market deposits was transferred from Treasury to WIB and New Zealand, respectively, during the twelve months ended 30 September 2007.

(3) New Zealand comprises our New Zealand retail banking operations and wealth management business.

(4) BTFG deposits includes Private Bank Asia only. Other Private Bank Deposits are predominantly included in CFS, the product manufacturer.

(5) Other deposits primarily comprises of Treasury deposits including Certificates of Deposit.

(6) Total Westpac retail deposit growth in Australia is based on Westpac’s total Australian deposits less Australian certificates of deposit provided to the RBA for Westpac (12 months to 31 August 2008). New Zealand growth is a geographic view comprising New Zealand retail deposits and New Zealand deposits in WIB for the 12 months to 31 August 2008.

(7) Source: RBA multiple of financial system, 12 months to 31 August 2008.

(8) Source: RBNZ system multiple, 12 months to 31 August 2008.

(9) Growth in term deposit balances held by business customers is included in CFS, the product manufacturer.

REVIEW OF GROUP OPERATIONS	Year End Profit Announcement 2008

Second Half 2008 – First Half 2008

Total deposits increased 5% or $10.3 billion since 31 March 2008. Excluding Treasury deposits, deposits increased 9% or $12.8 billion.

The increase was largely a result of:

•                  Growth in CFS of 12% or $7.9 billion driven by term deposits growth, which increased $7.3 billion in the second half;

•                  BFS deposits up by 5% or $2.3 billion, largely due to growth in online savings balances(1);

•                  Growth in WIB deposits of 24% or $2.2 billion; and

•                  New Zealand deposits up 2% or NZ$0.7 billion. In Australian dollar (A$) terms, New Zealand deposits declined $0.2 billion due to the weakening of the New Zealand dollar since 31 March 2008.

Treasury deposits decreased by 3% or $2.5 billion as the strong growth in customer deposits and debt issues reduced the need for wholesale funds to support growth. Additionally loan growth slowed in the second half, further reducing the reliance on wholesale funding.

(1) Growth in term deposit balances held by business customers is included in CFS, the product manufacturer.

REVIEW OF GROUP OPERATIONS	Year End Profit Announcement 2008

Margins

$m	Half Year Sept 08	Half Year March 08	% Mov’t Mar 08- Sept 08	Full Year Sept 08	Full Year Sept 07	% Mov’t Sept 07- Sept 08
Net interest income (cash earnings basis)	3,757	3,466	8	7,223	6,313	14
Tax equivalent gross-up	34	38	(11)	72	101	(29)
Adjusted net interest income	3,791	3,504	8	7,295	6,414	14
Average interest earning assets	360,701	342,613	5	351,657	292,417	20
Interest margin (%)	2.10%	2.05%	5bps	2.07%	2.19%	(12bps	)

Full Year 2008 – Full Year 2007

Average interest earning assets increased $59.2 billion (20%) to $351.7 billion. Growth was driven by:

•                  $39.1 billion (15%) increase in average loans and receivables consistent with growth in spot loan balances during the year; and

•                  $10.8 billion (67%) increase in loans to other financial institutions and $8.6 billion (51%) increase in trading securities relating to increased holdings of liquid assets.

Net interest margin for the year ended 30 September 2008 was 2.07%, 12 basis points lower than the equivalent margin for the year ended 30 September 2007. The major drivers of this decline include the difference between increases in wholesale funding costs net of any re-pricing of lending facilities and the full year impact of the increase in liquid assets.

The tax equivalent gross-up, relating to Structured Finance transactions, fell 29% to $72 million reflecting the run-down in those assets.

The components of the margin decline were:

•                                          A decrease in asset spread/mix of 6 basis points, driven by:

•                  4 basis point decrease in asset spreads as a result of higher wholesale funding costs. While loans were re-priced through the period, the magnitude of these increases were insufficient to fully cover the increase in the wholesale funding costs; and

•                  2 basis point decrease due to mix impacts from a higher proportion of relatively lower margin fixed rate mortgage loans in Australia and New Zealand and lower growth in the credit card portfolio.

•                  An increase in liability spread/mix of 2 basis points driven by:

•                  4 basis point increase in deposit spreads; and

•                  2 basis point decrease due to mix changes driven by the migration to higher interest term deposits in Australia and New Zealand.

REVIEW OF GROUP OPERATIONS	Year End Profit Announcement 2008

•                  Reduced margins in Treasury as the full period impact of increases in liquid asset holdings more than offset higher interest income from Treasury risk management activities. Holding more liquid assets increases average interest earning assets but has minimal impact on net interest income as the cost of funding the assets largely offsets the return on the liquid assets; and

•                  2 basis point positive impact from WIB, WIB Markets and Other consists of:

•                  1 basis point due to the higher proportion of WIB Markets income being recognised in net interest income; and

•                  1 basis point due to higher earnings on the Group’s capital from higher interest rates and other factors.

Second Half 2008 – First Half 2008

Average interest earning assets increased $18.1 billion (5%) to $360.7 billion. Growth was primarily driven by a $14.6 billion (5%) increase in average loans and receivables.

Net interest margin for the six months ended 30 September 2008 was 2.10%, 5 basis points higher than the equivalent margin for the six months ended 31 March 2008. The increase primarily relates to WIB, Markets and Other impacts. Margins in consumer and business products were 1 basis point lower over the half.

The tax equivalent gross-up, relating to Structured Finance transactions, fell 11% to $34 million reflecting the run-down in those assets.

The components of the 1 basis point decrease in asset and liability spread/mix were:

•                  An increase in asset spread/mix of 2 basis points, driven by:

•                  3 basis point increase in asset spreads from the full period impact of loan re-pricing throughout the year; and

•                  1 basis point decrease mainly due to mix impacts including a higher proportion of relatively lower margin fixed rate loans in Australia and slower credit card growth.

•                  A decrease in liability spread/mix of 3 basis points, driven by:

•                  4 basis point decrease in liability spread due to the strong competitive market for retail deposits, as wholesale funding markets remained challenging; and

•                  1 basis point increase due to mix changes.

The 1 basis point contribution from Treasury to net interest margin reflected the solid revenue contribution from Treasury, limited growth in liquidity holdings and a more moderate increase in Treasury average assets in the second half.

The 5 basis point impact from WIB, WIB Markets and Other include:

•                  2 basis points due to higher margins on WIB assets, following the progressive loan re-pricing and higher earnings on the Group’s capital; and

•                  3 basis points due to other factors including the positive impact from the change in the proportion of WIB Markets income recorded in net interest income.

REVIEW OF GROUP OPERATIONS	Year End Profit Announcement 2008

3.2.2       Non-Interest Income (1)

$m	Half Year Sept 08	Half Year March 08	% Mov’t Mar 08- Sept 08	Full Year Sept 08	Full Year Sept 07	% Mov’t Sept 07- Sept 08
Fees and commissions	973	966	1	1,939	1,832	6
Wealth management and insurance income	572	575	(1)	1,147	1,199	(4)
Trading income	344	388	(11)	732	660	11
Other income	41	35	17	76	82	(7)
Non-interest income (cash earnings basis)	1,930	1,964	(2)	3,894	3,773	3

Full Year 2008 – Full Year 2007

Non-interest income was up $121 million (3%) compared to the year ended 30 September 2007. The translation of the New Zealand dollar and associated hedge impacts improved non-interest income growth by 1 percentage point.

Fees and commissions

The increase in fees and commissions of $107 million (6%) was driven by:

•                  Banking and credit related fees increased $34 million to $553 million driven by origination volume growth in BFS and increased syndication fees in the Institutional Bank;

•                  Transaction fees and commissions were down $16 million, impacted by lower fees earned in the Institutional Bank from slower bond market activity. This was combined with the effect of customers continuing to switch to lower fee transactional products which reduced fees across our New Zealand, BFS and CFS businesses. Lower fees were partially offset by growth in card fee income driven by increased customer spending, particularly foreign currency spending, and the mix in spend shifting to products with stronger interchange margins; and

•                  Other non-risk fee income increased $87 million driven by increases in performance fees in the Specialised Capital Group (SCG) and strong origination fee growth in Debt Markets.

Wealth management and insurance income

Wealth management and insurance income declined by $52 million (4%). FUM decreased by 13% and FUA decreased by 10% as shown below:

FUM/FUA $bn	As at 30 Sept 2008	As at 31 March 2008	As at 30 Sept 2007	% Mov’t Mar 08- Sept 08	% Mov’t Sept 07- Sept 08
FUM
BT Financial Group	32.3	35.3	38.7	(8)	(17)
Westpac Institutional Bank	9.3	9.3	9.4	—	(1)
New Zealand	1.7	1.6	1.6	6	6
Group FUM	43.3	46.2	49.7	(6)	(13)
FUA - BT Financial Group	41.6	42.4	46.2	(2)	(10)
Total FUM/FUA	84.9	88.6	95.9	(4)	(11)

•                  BTFG FUM and FUA were impacted by adverse investment markets resulting in lower wealth management revenue for the year ended 30 September 2008. Negative market movements have impacted total FUM/FUA by 18% since 30 September 2007;

•                  Net flows(2) for BTFG FUM were marginally negative compared to 30 September 2007. This was due to net outflows in retail products being partially offset by higher institutional inflows. Net inflows for BTFG FUA were $3.6 billion representing an 8% increase in FUA predominantly in the Wrap business;

(1) Refer Note 5, page 88 for statutory accounts breakdown and Section 8, page 122 for reconciliation between statutory accounts and cash earnings. As discussed in Section 2.1.1, commentary is reflected on a cash earnings basis and does not directly align with Note 5.

(2) Net flows represent the net of sales and redemptions. The impact of market movements is excluded.

REVIEW OF GROUP OPERATIONS	Year End Profit Announcement 2008

•                  BTFG FUM margins were unchanged while BTFG FUA margins increased 5 basis points compared to the year ended 30 September 2007 due to migration to higher margin products in the Wrap business;

•                  Weaker investment markets adversely impacted returns on capital invested by $55 million compared to the prior year; and

•                  Insurance income decreased by $3 million largely due to higher General Insurance claims (up $16 million) partially offset by the impact of an 8% increase in Life Insurance and a 3% increase in General Insurance gross written premiums.

Trading

Trading income, incorporating Treasury foreign exchange activities, increased $72 million (11%) compared to the year ended 30 September 2007. This result was mainly driven by increases in foreign exchange income as Treasury and the Institutional Bank were both well positioned to take advantage of market volatility.

Other income

Other income decreased by $6 million on the year ended 30 September 2007 and primarily comprised of dividend income, research and development (R&D) rebates(1) and sundry income. The net impact of asset sales and the hedging of overseas operations capital and current year earnings was not significant.

Second Half 2008 - First Half 2008

Non-interest income was down $34 million (2%) compared to the six months ended 31 March 2008. The translation of the New Zealand dollar and associated hedges did not have a material impact on growth.

Fees and commissions

Fees and commissions were up $7 million. In particular:

•                  Banking and credit related fees decreased $11 million in the second half due to lower underwriting fees in the Institutional Bank, consistent with the more challenging conditions;

•                  Transaction fees and commissions were down $23 million primarily driven by reduced credit card fee income as higher interest rates and oil prices has impacted consumer discretionary expenditure and lower revolver rates. Customers also continued to switch to lower fee transactional deposit products, in conjunction with some downward re-pricing of exception fees; and

•                  Other non-risk fee income increased $36 million driven by strong origination fee growth in Debt Markets.

Wealth management and insurance income

Wealth management and insurance income decreased $3 million. Key factors included:

•                  BTFG FUM declined 8% and BTFG FUA declined 2%. FUA balances were impacted by adverse investment markets but partially offset by positive flows in the Wrap business;

•                  Net FUA inflows increased $1.5 billion, representing a 4% increase, and net inflows for FUM declined $1.5 billion, a 4% decrease since 31 March 2008;

•                  Returns on capital invested increased $21 million compared to 31 March 2008 due to active investment management offsetting the impact of weaker investment markets; and

•                  Insurance income increased $22 million due to solid premium growth and the impact of lower claims compared to the first half.

Trading income

Trading income decreased $44 million over the prior half. Strong gains in credit portfolio management in the first half were not repeated in the second half. This was partly offset by strong performance in foreign exchange markets from Treasury and the Institutional Bank.

Other income

Other income increased by $6 million compared to the six months ended 31 March 2008 due primarily to an increase in divided income. The net impact of asset sales and the hedging of overseas capital and current year earnings was not significant.

(1) R&D rebates recognised in non-interest income relating to qualifying development expenditure.

REVIEW OF GROUP OPERATIONS	Year End Profit Announcement 2008

WIB Markets

			% Mov’t			% Mov’t
	Half Year	Half Year	Mar 08-	Full Year	Full Year	Sept 07-
$m	Sept 08	March 08	Sept 08	Sept 08	Sept 07	Sept 08
Net interest income	31	(8)	large	23	(10)	large
Non-interest income	261	335	(22)	596	594	—
Trading income	264	352	(25)	616	581	6
Other non-interest income	(3)	(17)	82	(20)	13	large
Total WIB Markets income(1)	292	327	(11)	619	584	6

Full Year 2008 – Full Year 2007

WIB Markets income increased $35 million (6%) compared to the year ended 30 September 2007. The WIB Markets business benefited from increased customer flows and from being well positioned in volatile markets. However, while income was strong, the difficult market conditions impacted the composition of income. In particular:

•                  Strong sales and trading performance in Foreign Exchange, up $114 million (36%) as a result of increased customer flows and a well positioned trading book;

•                  Debt Markets sales performance up 22%;

•                  Reduced contribution from the Energy business; and

•                  An adverse result for Structured Products in Equities with income down $50 million due to the difficult equity market trading conditions.

Second Half 2008 – First Half 2008

WIB Markets income was $35 million (11%) lower in the second half predominantly because the strong half year of gains in credit portfolio management in the six months ended 31 March 2008 were not repeated. Trading income from Structured Products in Equities was also lower in the second half but was partially offset by an increase in trading income from Foreign Exchange.

WIB Markets Value at Risk (VaR) (2)

Significantly higher market volatility, partially offset by increased diversification in the WIB Markets portfolio, resulted in a modest increase in average daily WIB Markets VaR to $9.5 million for the six months ended 30 September 2008. This compares with an average VaR of $7.1 million from the six months ended 31 March 2008, and $5.3 million for the six months ended 30 September 2007.

There has been no material increase to underlying risk positions during the year.

(1)	Total WIB Markets income includes income from sales and trading operations in Foreign Exchange, Structured Products, Energy and Debt Markets within the Institutional Bank.

(2)

VaR measures the potential size of loss for a given confidence level. Volatility in the data series used for VaR measurement is key to the risk assessment. Higher market volatility increases VaR for the same given position.

REVIEW OF GROUP OPERATIONS	Year End Profit Announcement 2008

3.2.3                     Operating Expenses(1)

			% Mov’t			% Mov’t
	Half Year	Half Year	March 08	Full Year	Full Year	Sept 07-
$m	Sept 08	March 08-	Sept 08	Sept 08	Sept 07	Sept 08
Salaries & other staff expenses	(1,377)	(1,378)	—	(2,755)	(2,557)	(8)
Equipment & occupancy expenses	(368)	(336)	(10)	(704)	(628)	(12)
Other expenses	(722)	(695)	(4)	(1,417)	(1,358)	(4)
Total expenses (cash earnings basis)	(2,467)	(2,409)	(2)	(4,876)	(4,543)	(7)

Full Year 2008 – Full Year 2007

Operating expenses were up 7% or $333 million compared to the year ended 30 September 2007. The Group’s expense to income ratio on a cash earnings basis improved 110 basis points to 43.9%. The translation of New Zealand earnings reduced the expense growth rate by 1 percentage point.

Salaries and Other Staff Expenses

Salaries and other staff expenses increased $198 million, or 8% on the year ended 30 September 2007, due to:

•                  An increase of 284 FTE(2) across the Group, with growth driven by an increase of 353 customer serving employees, including additional branch employees in CFS, relationship bankers in BFS and corporate bankers in the Institutional Bank;

•                  An additional $11 million from the acquisition of the RAMS franchise distribution business in January 2008; and

•                  Fixed salary increases of 4% and other market related increases.

Equipment and Occupancy Expenses

Equipment and occupancy expenses were up $76 million (12%) compared to the year ended 30 September 2007 due to:

•                  An increase in operating lease rentals of $36 million, driven by market related rent increases from the renewal of existing leases, and rentals on 29 new retail branches and business banking centres;

(1)

Refer Section 5, Note 6, page 89 for statutory accounts breakdown and Section 8, page 122 for reconciliation between statutory accounts and cash earnings. As discussed in Section 2.1.1, commentary is reflected on a cash earnings basis and does not line up directly with Note 6.

(2)	Full Time Equivalent Employees

REVIEW OF GROUP OPERATIONS	Year End Profit Announcement 2008

•                  An additional $7 million of software amortisation expense due to the completion of a number of major projects in Australia and New Zealand during the year including Super for Life, internet based credit card origination and New Zealand loan origination; and

•                  An increase in other equipment and occupancy expenses largely due to higher property fit-out charges driven by refurbishments and relocation of existing retail and business banking sites.

Other Expenses

Other expenses increased $59 million, or 4%, compared to the year ended 30 September 2007. This increase was largely driven by:

•                  An uplift in outsourcing expenses combined with higher advertising costs associated with campaigns focused on the promotion of Super for Life and products of the recently acquired RAMS franchise distribution business;

•                  Increased technology costs from higher license and maintenance fees; and

•                  Increased professional services expenses associated with the strategic review of the business in the second half of 2008.

Compliance

Expenditure on major compliance programs increased $31 million on the year ended 30 September 2007 to $68 million. Major compliance expenses included Basel II and operational risk improvements ($18 million) and Anti-Money Laundering/Counter Terrorism Financing (AML/CTF) compliance ($36 million).

Second Half 2008 – First Half 2008

Operating expenses increased 2% or $58 million compared to the six months ended 31 March 2008. The Group’s expense to income ratio on a cash earnings basis improved 100 basis points to 43.4%. The translation of New Zealand earnings reduced the expense growth rate by 1 percentage point.

Salaries and Other Staff Expenses

Salaries and other staff expenses remained flat due to a reduction in FTEs of 459 primarily in CFS, BTFG and support functions through process rationalisation and in response to challenging operating conditions. This reduction was offset by:

•                  The full period impact of annual salary increases processed each year from 1 January; and

•                  The impact of six months of expenses relating to the acquisition of the RAMS franchise distribution business.

Equipment and Occupancy Costs

Equipment and occupancy expenses were up $32 million (10%) due to:

•                  An increase in software amortisation of $14 million due to the recent completion of a number of large projects in Australia and New Zealand; and

•                  An increase in operating lease rentals and other expenses.

Other Expenses

Other expenses increased 4% or $27 million on the six months ended 31 March 2008. The increase was largely driven by additional advertising expenditure, associated with the promotion of Super for Life and products of the recently acquired RAMS franchise distribution business and increased professional services expenses associated with the strategic review of the business in the second half.

Non-lending losses were also higher due to a one-off processing error in the second half which resulted in the duplication of some transactions.

Compliance

Expenditure on major compliance programs increased $16 million on six months ended 31 March 2008 to $42 million. Spend was focused towards AML/CTF compliance ($26 million).

REVIEW OF GROUP OPERATIONS	Year End Profit Announcement 2008

Capitalised Software

Full Year 2008 – Full Year 2007

Compared to twelve months ended 30 September 2007, capitalised software balances decreased $63 million to $464 million. A detailed review of capitalised costs was performed in the second half 2008. This included reviewing the carrying value of assets where the business strategy has changed and adopting a narrower interpretation of directly attributed costs qualifying for capitalisation. This resulted in a write-down of $157 million. Partially offsetting this decrease were further investments contributing $94 million, including investments in:

•                  The replacement of the global foreign exchange system which added $15 million to capitalised costs;

•                  The strengthening of customer security such as authentication enhancements, channel security, internet fraud management and the move to CHIP card security ($19 million);

•                  The upgrading and refreshing of various banking platforms and infrastructures ($31 million); and

•                  Ensuring compliance with statutory and regulatory requirements, including AML/CTF compliance, Basel II and ACCORD, the new operational risk and compliance system ($33 million).

Second Half 2008 – First Half 2008

Capitalised software balances decreased $84 million on the six months ended 31 March 2008, driven by software write downs of $157 million in the second half. The $73 million in key investments offsetting this reduction included Compliance ($28 million), Infrastructure and banking platform refresh ($27 million), Customer security ($10 million) and FX system replacement ($8 million).

REVIEW OF GROUP OPERATIONS	Year End Profit Announcement 2008

Full Time Equivalent Employees (FTE)

	As at	As at	Mov’t	As at	As at	Mov’t
	30-Sep	31 March	Mar 08-	30-Sep	30 Sept	Sept 07-
Analysis of movement in FTE	2008	2008	Sept 08	2008	2007	Sept 08
Permanent employees	26,717	26,955	(238)	26,717	25,903	814
Temporary employees	1,585	1,806	(221)	1,585	2,115	(530)
Total FTE employees	28,302	28,761	(459)	28,302	28,018	284

Full Year 2008 - Full Year 2007

Group FTE increased by 284 compared to 30 September 2007. This was driven by an increase of 353 customer serving employees in the Institutional Bank, CFS and BFS, offset by reductions in BTFG and various support functions across the Group. Specific changes included:

•                  An additional 262 FTE in CFS with increases of 38 across the branch network and 132 from the RAMS franchise distribution business acquisition;

•                  An additional 320 FTE in BFS including 219 customer serving employees, reflecting the increase in specialist relationship bankers;

•                  An additional 144 FTE in WIB, primarily customer serving employees. The opening of the Shanghai branch in the first half and the recruitment of a team of margin lending specialists also contributed to this increase;

•                  A reduction of 267 FTE in BTFG as the business responded to lower revenue growth due to the change in market conditions;

•                  An additional 136 FTE in New Zealand, including 57 customer serving employees in the consumer and business banking segments and call centres. The non-customer serving employee increases were associated with increased focus on credit management and the planning and coordination of the new Auckland head office; and

•                  FTE increases across the distribution network were partially offset by productivity initiatives in support functions. This led to a reduction of 351 FTE over the period, with 261 from the information technology and operations group.

Second Half 2008 – First Half 2008

Group FTE decreased by 459 compared to 31 March 2008, driven by employee reductions across both front and back office. This was achieved through conscious expense management and process rationalisation as the Group responded to the lower growth environment. Changes included:

•                  A reduction of 177 FTE in CFS, primarily in non-customer serving positions;

•                  A reduction of 36 FTE in BFS achieved through FTE management in the distribution network;

•                  An additional 125 FTE in WIB, mainly customer serving employees in Global Transaction Banking, Corporate Institutional Banking, Foreign Exchange, Commodities and Equities and the recruitment of a team of margin lending specialists in the second half;

•                  A reduction of 251 FTE in BTFG, responding to the depressed investment market conditions and the tapering off of processing volume generated from superannuation legislation changes in 2007;

•                  An additional 76 FTE in New Zealand, of which 27 were customer serving employees. The increase in 49 non-customer serving employees was predominantly in credit risk management; and

•                  FTE in support functions reduced by 230 in the second half.

REVIEW OF GROUP OPERATIONS	Year End Profit Announcement 2008

3.2.4                     Impairment Charges

			% Mov’t			% Mov’t
	Half Year	Half Year	Mar 08-	Full Year	Full Year	Sept 07-
$m	Sept 08	March 08	Sept 08	Sept 08	Sept 07	Sept 08
New IAPs	(221)	(226)	2	(447)	(130)	large
Write-backs	62	28	121	90	70	29
Recoveries	15	17	(12)	32	22	45
Total IAP, write-backs and recoveries	(144)	(181)	20	(325)	(38)	large
Write-offs	(203)	(175)	(16)	(378)	(302)	(25)
Other changes in CAPs	(151)	(77)	(96)	(228)	(142)	(61)
Total new CAPs	(354)	(252)	(40)	(606)	(444)	(36)
Total impairment charges	(498)	(433)	(15)	(931)	(482)	(93)

Impairment charges have increased sharply this year. The dislocation in capital markets initially impacted corporates and institutions that were highly leveraged, financially complex and had near term financing requirements. This dynamic drove up individually assessed provisions (IAPs) in the first half as a small number of Institutional Bank customers were impacted.

The second half reflected the impact of the market dislocation spreading into the broader economy with economic growth slowing. Stress levels in our BFS and New Zealand portfolios increased throughout the second half as economic conditions deteriorated. When compared to the first half, second half impairment charges reflect these trends with a significant reduction in impairment charges in the Institutional Bank being more than offset by increased impairment charges in New Zealand and BFS.

Full Year 2008 – Full Year 2007

Total impairment charges of $931 million were $449 million (93%) higher than the year ended 30 September 2007 representing 31 basis points of average gross loans, up 12 basis points.

Key movements were:

•                  IAPs were $317 million higher, due to:

•                  Institutional Bank ($160 million) from a small number of accounts;

•                  BFS ($92 million) predominantly driven by two large provisions. Impaired assets have generally increased over a wide range of industries; and

•                  New Zealand ($51 million) across both the business and housing sectors.

•                  New CAPs were up $162 million due to:

•                  Write-offs increasing $76 million predominantly in the cards portfolio;

•                  An increase of $48 million in the financial institutions economic overlay. An additional $76 million was added to this provision in the year ended 30 September 2008 compared with $28 million in the prior year. This brings the financial institutions economic overlay to $104 million; and

•                  Higher provisions of $38 million due to the increase in stressed exposures, predominantly in the Institutional Bank, BFS and New Zealand.

Second Half 2008 – First Half 2008

Impairment charges were $65 million (15%) higher compared to the six months ended 31 March 2008, representing 33 basis points of average gross loans, up 3 basis points.

Key movements were:

•                  New IAPs were similar to the first half ($5 million lower) although the composition was different. Lower new IAPs in the Institutional Bank were offset by higher provisions in BFS and New Zealand;

•                  Write-backs increased by $34 million primarily due to the resolution of one long standing exposure in the Institutional Bank;

•                  New CAPs were up $102 million due to:

•                  Write-offs were $28 million higher primarily in CFS and BFS, as higher interest rates and living costs impact customers’ ability to service their facilities;

•                  $45 million was added to the financial institutions economic overlay provision in the second half compared with $31 million raised in the first half of 2008; and

•                  Higher provisions of $60 million due to the increase in stressed exposures, predominantly in the Institutional Bank, BFS and New Zealand.

REVIEW OF GROUP OPERATIONS	Year End Profit Announcement 2008

3.2.5       Tax Expense

Full Year 2008 – Full Year 2007 (up $24 million)

The effective tax rate for the year ended 30 September 2008 decreased 90 basis points to 28.5% compared to the year ended 30 September 2007. This was due primarily to a $15 million release from the Group’s tax provision, as several matters were resolved. The year ended 30 September 2007 included a charge to this provision of $39 million. Adjusting for these movements in the provisions, the normalised tax rate was consistent with the prior period.

Second Half 2008 – First Half 2008 (up $79 million)

The effective tax rate for the six months ended 30 September 2008 increased 150 basis points compared to the six months ended 31 March 2008. This is largely due to the majority of the Group tax provision release referred to above, occurring in the first half.

NZIRD Review

The New Zealand Inland Revenue Department (NZIRD) has reviewed a number of structured finance transactions undertaken in New Zealand. Following the review, the NZIRD issued amended assessments for the 1999 to 2005 tax years in relation to nine transactions undertaken between 1999 and 2002. The overall primary tax in dispute is approximately NZ$588 million (A$493 million). With interest (net of tax) this increases to approximately NZ$882 million (A$739 million), (calculated to 30 September 2008).

Proceedings disputing all amended assessments have been commenced. Westpac is confident that the tax treatment applied in all cases is correct. A ruling was sought from the NZIRD on an early transaction in 1999. Following extensive review by the NZIRD, the ruling was issued in 2001. The principles underlying that ruling are applicable to, and have been followed in, all other transactions.

There are no further transactions or tax years subject to the review (other than the transaction in relation to which Westpac received the binding ruling).

REVIEW OF GROUP OPERATIONS	Year End Profit Announcement 2008

3.2.6       Minority Interests

The minority interests primarily represent distributions of our hybrid equity instruments TPS 2003(1) and TPS 2006(1), as well as other minority interests, including the portion of BTIM that Westpac does not own.

The expense for minority interests of $73 million for the year ended 30 September 2008 increased by $6 million on the year ended 30 September 2007 and increased by $7 million for the six months ended 30 September 2008 compared with the six months ended 31 March 2008.

The increase in the minority interests expense in the year ended 30 September 2008 is primarily due to profits in BTIM, which are now attributable to minority interests following the BTIM IPO in December 2007.

The strengthening of the US dollar (US$) against the A$ in the second half also contributed to the increase in the minority interests expense in the second half compared with the first half, resulting in higher A$ value of distributions made in US$.

(1) Minority interests includes distributions on TPS 2003 and TPS 2006.

•                  There were 750,000 TPS 2003 issued in the United States of America at US$1,000 each on 13 August 2003, with noncumulative semi-annual distributions (31 March and 30 September) in arrears at the annual rate of 5.819% up to but excluding 30 September 2013. From, and including, 30 September 2013 the 2003 TPS will pay non-cumulative quarterly distributions (31 December, 31 March, 30 June and 30 September) in arrears at a floating rate of LIBOR plus 2.05% per year.

•                  A Westpac controlled entity, Westpac TPS Trust, issued 7,627,375 2006 TPS in Australia at $100 each on 21 June 2006. The 2006 TPS are preferred units in the Westpac TPS Trust, with non-cumulative floating rate distributions which are expected to be fully franked. Westpac TPS Trust also issued one ordinary unit with an issue price of $100 to Westpac. Westpac, as holder of the ordinary unit, is entitled to any residual income or assets of the Westpac TPS Trust not distributed to holders of 2006 TPS. The 2006 TPS are scheduled to pay quarterly distributions (30 September, 31 December, 31 March and 30 June) in arrears, subject to certain conditions being satisfied. The distribution rate on 2006 TPS, until 30 June 2016 (the step-up date) is calculated as the Australian bank bill rate plus 1% per annum (the initial margin) multiplied by one minus the Australian corporate tax rate (30% during the year ended 30 September 2008). After the step-up date, the initial margin will increase by a one time step-up of 1% per annum.

REVIEW OF GROUP OPERATIONS	Year End Profit Announcement 2008

3.3          CREDIT QUALITY

In 2008 the credit cycle continued to deteriorate with the dislocation in capital markets, rising interest rates and living costs accelerating the trend. This created challenges for both corporates and institutions that are highly leveraged and financially complex, and smaller to medium size enterprises. More recently, in Australia and New Zealand, a combination of higher input prices, tight credit conditions and falling asset prices have shifted the economic balance and contributed to lower growth. This led to both the RBA and the RBNZ lowering official interest rates.

Although the Australian economy remains in sound shape, with solid growth and relatively low unemployment (although this is expected to increase), business and consumer confidence has fallen. New Zealand is in a recession and increased financial stress is being experienced by our New Zealand customers.

The net impact of the above trends has led to a rise in stressed exposures across Institutional Banking, BFS and both the business and housing sectors in New Zealand.

Westpac has been progressively responding to the deteriorating trends over recent years including boosting its collection resources and systems since 2006, tightening credit standards and maintaining healthy provision levels.

In response to the current conditions, Westpac commenced a number of initiatives to further strengthen the portfolio and ensure a better alignment between risk and reward. This has included conducting both specific and general portfolio reviews and additional stress testing of the consumer and business portfolios. Westpac’s economic overlay provision relating to financial institutions (included in our CAPs) has been increased by $76 million during the year to $104 million, in response to the above conditions.

Key trends by portfolio include:

•                  Stressed exposures as a percentage of total commitments increased by 42 basis points from 30 September 2007 to 1.30%, and up 30 basis points from 31 March 2008. The increases have been in the Institutional Bank, business customers in both Australia and New Zealand and the New Zealand housing sector. The Margin Lending portfolio has experienced one significant impairment over the year and through this period we have reduced our concentrations in this portfolio;

•                  Australian business delinquencies increased over the year due to the impact of deteriorating business conditions, higher interest rates and living costs including fuel;

•                  CFS delinquencies increased in the mortgage portfolio and were steady in the cards portfolio since 30 September 2007 driven by higher interest rates and living costs, partially mitigated by continued low levels of unemployment and targeted risk based collection strategies. Delinquencies are expected to trend upwards as the economy slows and unemployment increases. The decrease in other consumer delinquencies in the second half of 2008 is consistent with seasonal trend expectations;

•                  Delinquencies in the New Zealand mortgage and credit card portfolios and business stressed exposures have increased as the economy continues to deteriorate including a rapid slow down in the housing market with slowing national sales and declining property prices. While unemployment is low, rising energy and interest costs are leading to lower business and consumer confidence;

•                  Impaired assets to gross loans increased from recent lows; 0.37% at 30 September 2008 compared with 0.20% at 30 September 2007. The increase occurred mainly in the Institutional Bank, business customers in Australia and both business and consumer customers in New Zealand. Three impaired exposures were greater than $50 million, accounting for 28% of total impaired assets. A further 20 impaired exposures were between $5 million and $50 million; and

•                  Westpac lifted overall provisions and coverage during the year consistent with the challenging credit environment including adding to our economic overlay for financial institutions. Total provisions to risk weighted assets at 111 basis points at 30 September 2008 compared with 100 basis points at 31 March 2008. CAPs to risk weighted assets increased 7 basis points to 90 basis points at September 2008.

Impairment charges and stressed assets rose in the year ended 30 September 2008 after a prolonged period of benign credit conditions. Impairment charges are expected to rise further in 2009 as the global financial crisis flows through to the real economy. Consumer credit quality is expected to be impacted by rising unemployment. Actions are being taken by governments and monetary authorities globally to moderate the full impact of the global slowdown.

REVIEW OF GROUP OPERATIONS	Year End Profit Announcement 2008

3.3.1       Credit Quality Key Metrics

Stressed Exposures - Exposure by Credit Grade
as a % of Total Committed Exposures	2H08	1H08	2H07	1H07
Impaired	0.24%	0.21%	0.13%	0.15%
90 days past due, well secured	0.15%	0.13%	0.13%	0.15%
Watchlist and substandard	0.91%	0.66%	0.62%	0.53%
Total Stressed Exposures	1.30%	1.00%	0.88%	0.83%

Australian Business Banking Portfolio	2H08	1H08	2H07	1H07
90 days past due (3 month moving average)	0.65%	0.59%	0.62%	0.61%

5 year historic average = 0.62%

10 year historic average = 0.87%

Other consumer loans(1)	2H08	1H08	2H07	1H07
90 days past due	1.00%	1.08%	1.02%	1.02%

5 year historic average = 0.88%

10 year historic average = 0.89%

Mortgage Loans(2)	2H08	1H08	2H07	1H07
90 days past due	0.39%	0.35%	0.31%	0.29%

5 year historic average = 0.26%

10 year historic average = 0.23%

Other	2H08	1H08	2H07	1H07
Total impaired assets to gross loans	0.37%	0.32%	0.20%	0.22%
Total impairment provisions to total impaired assets	45.4%	44.2%	49.2%	49.2%
Impairment charges to average loans annualised	33bps	30bps	19bps	19bps
Annualised write-offs to average loans	17bps	13bps	16bps	11bps
Total provisions(3) to gross loans	69bps	62bps	61bps	63bps
Collectively assessed provisions(3) to performing non- housing loans(4)	113bps	104bps	112bps	114bps
Basel II(5)
Collectively assessed provisions(3) to risk weighted assets	90bps	83bps	84bps	—
Total provisions to risk weighted assets	111bps	100bps	92bps	—

(1)       Total other consumer loans for the Group.

(2)       Total mortgage loans for the Group.

(3)       Includes the APRA required capital deduction of $128 million (pre-tax) at 30 September 2007, which forms part of the APRA termed General Reserve for Credit Losses (GRCL).

(4)       Non-housing loans have been determined on a product basis rather than on a loan purpose basis.

(5)       30 September 2007 Basel II ratios and risk weighted assets are on a pro-forma basis. 31 March 2007 Basel II ratios and risk weighted assets are not available.

REVIEW OF GROUP OPERATIONS	Year End Profit Announcement 2008

3.4          BALANCE SHEET AND FUNDING

Balance Sheet

$m	As at 30 Sept 2008	As at 31 March 2008	As at 30 Sept 2007	% Mov’t Mar 08- Sept 08	% Mov’t Sept 07- Sept 08
Assets
Cash	4,809	4,109	2,243	17	114
Due from other financial institutions	21,345	30,094	28,379	(29)	(25)
Trading assets, financial assets and available-for-sale securities	43,694	27,462	24,505	59	78
Derivative financial instruments	34,810	22,859	24,308	52	43
Loans	313,545	298,100	275,377	5	14
Life insurance assets	12,547	13,407	15,456	(6)	(19)
Other assets	8,798	9,110	7,385	(3)	19
Total assets	439,548	405,141	377,653	8	16
Liabilities
Due to other financial institutions	15,861	13,776	9,133	15	74
Deposits	233,730	223,477	202,054	5	16
Trading liabilities and other financial liabilities	16,689	10,481	8,223	59	103
Derivative financial instruments	24,970	19,627	25,192	27	(1)
Debt issues	100,369	92,397	87,126	9	15
Life insurance liabilities	11,953	12,738	14,392	(6)	(17)
Loan capital	8,718	6,692	7,704	30	13
Other liabilities	7,486	6,876	5,998	9	25
Total liabilities	419,776	386,064	359,822	9	17
Equity
Equity attributable to equity holders of WBC	17,848	17,157	15,919	4	12
Minority interests	1,924	1,920	1,912	—	1
Total equity	19,772	19,077	17,831	4	11

Full Year 2008 - Full Year 2007

The dislocation in global capital markets has been a key driver of the growth and changes to the composition of the balance sheet over the year. The effective closure of securitisation markets and reduced demand by investors for corporate debt has resulted in a significant increase in demand for direct bank finance, although this demand slowed significantly in the second half of the financial year. In addition, we have taken a prudent approach to the dislocation in global capital markets by increasing our liquid asset holdings. The growth in these items has been funded by borrowings from the wholesale markets. Key movements in the balance sheet were as follows:

Due from other financial institutions (down $7.0 billion (25%))

While there has been an increase in the total amount of liquid assets held by Westpac, the amount of liquid assets classified as Due from other financials institutions reduced during the year as this category includes outright holdings of other bank Certificate of Deposits which reduced during 2008.

Trading assets, financial asset and available-for-sale securities (up $19.2 billion (78%))

The primary driver of the increase in this category was increases in liquid assets and the increased use of repurchase agreement for other bank Certificate of Deposits which resulted in the reclassification of assets from Due from other financial institutions to Trading assets.

Derivative financial instruments (asset) (up $10.5 billion (43%))

The growth in derivative financial instruments reflects two key drivers. Firstly, higher notional volumes from increased customer demand for risk management products and hedging of our foreign currency denominated wholesale funding and interest rate risk. Secondly, movements in interest and exchange rates have increased the fair value of these instruments.

REVIEW OF GROUP OPERATIONS	Year End Profit Announcement 2008

Loans (up $38.2 billion (14%))

Loans increased $38.2 billion or 14% driven by strong customer demand in Australia and New Zealand in the first half of the year and the additional impact of the re-intermediation of the banking system.

Due to other financial institutions (up $6.7 billion (74%))

Due to other financial institutions increased $6.7 billion, or 74%, due primarily to increased holdings of collateral against derivative positions.

Deposits (up $31.7 billion (16%))

Deposits increased $31.7 billion, or 16%, driven by an increase in customer deposits(1) of $20.1 billion as customers moved their investments into cash. Treasury deposits(2) increased by $11.6 billion.

Trading liabilities and other financial liabilities (up $8.5 billion (103%))

Trading liabilities and other financial liabilities increased by $8.5 billion due largely to a $7.4 billion increase in securities sold under repurchase agreements.

Derivative financial instruments (liability) (down $0.2 billion (1%))

The marginal decline in derivative financial instruments reflects the run-off of deals that contributed to the high value of derivative financial instruments at 30 September 2007, following the strength of the Australian dollar in the prior period.

Debt issues (up $13.2 billion (15%))

The growth in debt issues reflects our focus to maintain longer-term funding to fund growth in assets combined with the impact from the revaluation of foreign denominated debt issues as a result of currency movements ($6.4 billion).

Loan capital (up $1.0 billion (13%))

The increase in loan capital is due to additional hybrid capital (up $0.4 billion) and increased subordinated debt (up $0.6 billion).

Second Half 2008 - First Half 2008

The strong loan growth experienced in the first half of the year moderated in the second half, particularly in the Institutional Bank. Material movements in the balance sheet were as follows:

Due from other financial institutions (down $8.7 billion (29%))

The balance movement was driven by the same reasons as outlined for the full year.

Trading assets, financial asset and available-for-sale securities (up $16.2 billion (59%))

The balance movement was driven by the same reasons as outlined for the full year.

Loans (up $15.4 billion (5%))

Loans increased $15.4 billion, or 5%, in the second half. The growth in loans was mixed, with continued strong growth in consumer and business lending, while the Institutional Bank was relatively flat. New Zealand experienced modest growth in New Zealand dollar (NZ$) terms but decreased in A$ terms due to the weakening of the NZ$ against the A$ in the second half.

Deposits (up $10.3 billion (5%))

Deposits increased $10.3 billion, or 5%, with customer deposits(1) increasing by $12.8 billion. Treasury deposits(2) decreased by $2.5 billion over the period.

(1)       Customer deposits comprise deposits in CFS, BFS, WIB, New Zealand, BTFG and Pacific banking as shown in section 3.2.1.

(2)       Treasury deposits include Certificates of Deposit.

REVIEW OF GROUP OPERATIONS	Year End Profit Announcement 2008

Trading liabilities and other financial liabilities (up $6.2 billion (59%))

The movement reflects higher balances of securities sold under repurchase agreements.

Debt issues (up $8.0 billion (9%))

The primary driver of the increase in the debt issues was due to the revaluation of offshore debt issues as a result of currency movements in the second half.

REVIEW OF GROUP OPERATIONS	Year End Profit Announcement 2008

3.4.1       Funding

Westpac’s total funding supports the provision of lending and working capital to customers and its holdings of liquid assets. For the year ended 30 September 2008, total funding was $360.6 billion.

In funding the Group, Westpac takes a strategic approach, focusing on diversity and flexibility while seeking to minimise the volatility and cost of funding.

In looking at diversity, the Group seeks to maintain an appropriate balance of funding across retail and wholesale sources, across currencies and geographies, across investor and product types and by maturity.

Flexibility is also important and the Group is focused on ensuring it retains the infrastructure and capacity to source funds across a wide range of capital markets.

The table below reconciles Westpac’s balance sheet back to its funding requirement. Tables on the following pages outline the range and mix of Westpac’s funding.

Funding view of the balance sheet

	30 September 2008					30 September 2007
$m	Liquid Assets	Retail & Wholesale Funding	Customer Franchise	Market Inventory	Total	Liquid Assets	Retail & Wholesale Funding	Customer Franchise	Market Inventory	Total
Assets
Cash and balances with central banks	929	—	3,880	—	4,809	848	—	1,395	—	2,243
Due from other financial institutions	16,248	—	4,052	1,045	21,345	21,689	—	5,751	939	28,379
Trading assets	30,549	—	—	13,145	43,694	14,012	—	—	10,493	24,505
Derivative financial instruments	—	—	—	34,810	34,810	—	—	—	24,308	24,308
Net loans and acceptances	—	—	313,545	—	313,545	—	—	275,377	—	275,377
Life insurance assets	—	—	—	12,547	12,547	—	—	—	15,456	15,456
Goodwill and other intangibles	—	—	2,989	—	2,989	—	—	2,989	—	2,989
Fixed assets	—	—	505	—	505	—	—	489	—	489
Other assets	—	—	—	5,304	5,304	—	—	—	3,907	3,907
Total assets	47,726	—	324,971	66,851	439,548	36,549	—	286,001	55,103	377,653

Liabilities
Due to other financial institutions	—	15,861	—	—	15,861	—	9,133	—	—	9,133
Deposits and public borrowings	—	233,730	—	—	233,730	—	202,054	—	—	202,054
Derivative financial instruments	—	—	—	24,970	24,970	—	—	—	25,192	25,192
Other trading liabilities	10,808	—	—	5,881	16,689	3,454	—	—	4,769	8,223
Bill acceptances	—	3,971	—	—	3,971	—	5,622	—	—	5,622
Debt issues	—	96,398	—	—	96,398	—	81,504	—	—	81,504
Life insurance policy liabilities	—	—	—	11,953	11,953	—	—	—	14,392	14,392
Other liabilities	—	—	—	7,486	7,486	—	—	—	5,998	5,998
Loan capital	—	8,718	—	—	8,718	—	7,704	—	—	7,704
Total liabilities	10,808	358,678	—	50,290	419,776	3,454	306,017	—	50,351	359,822
Total equity	—	1,924	17,848	—	19,772	—	1,912	15,919	—	17,831
Total net	36,918	(360,602)	307,123	16,561	—	33,095	(307,929)	270,082	4,752	—

Movements in funding

	As at 30 Sept 2008	As at 30 Sept 2007	% Mov’t Sept 07- Sept 08
Retail and wholesale funding	360,602	307,929	17
Liquid assets	(36,918)	(33,095)	12
Total net funding	323,684	274,834	18

REVIEW OF GROUP OPERATIONS	Year End Profit Announcement 2008

Strong growth in lending, combined with increased liquid asset holdings, contributed to an 18% increase in Westpac’s net funding balances over the year ended 30 September 2008.

Reflecting investor demand for Westpac’s AA credit rating and strong financial position, the Group has maintained access to a broad range of capital markets, increasing its funding balances from both onshore and offshore investors. This was achieved despite the financial crisis that significantly disrupted global credit markets.

While increasing its funding balances, the Group maintained its strong profile with little change in the overall mix or duration of the portfolio.

The mix of onshore to offshore funding was relatively consistent throughout the year with offshore wholesale funding representing 29% of total funding, up 1% over 2007. Some changes in geographic sources of funding did occur, with less term funds sourced from the US market as Westpac was able to take advantage of investor demand in Japan and Europe.

Total retail sourced funding as a proportion of total net funding was 52% (down from 55%), with particularly strong growth in term deposits, up 38% over the year.

Wholesale funding balances increased 23% over the year to $194 billion, with 4% of the growth due to the depreciation in the Australian dollar late in the year. Wholesale certificates of deposit grew 27%, mainly from Australian money market investors seeking quality, liquid assets. The high level of certificate of deposit balances also reflects Westpac’s practice of issuing certificates of deposit in Australia to fund bank bill assets.

The proportion of wholesale term funding increased 3% over the year and now represents 16% of total funding (net of liquid assets). Westpac remained active in capital markets throughout the crisis, completing a number of significant term funding transactions during the year.

Funding by Contractual Maturity

	30 Sept 2008		30 Sept 2007
As at	$m	%	$m	%
Retail funding	166,936	52	150,227	55
Wholesale funding - residual maturity
Less than 6 months(1)	80,947	25	62,077	23
6 to 12 months	17,400	5	19,424	7
Greater than 12 months	53,480	16	36,355	13
Securitisation	4,921	2	6,751	2
Total wholesale funding	156,748	48	124,607	45
Total net funding(2)	323,684	100	274,834	100

(1) Less than six months includes total liquid assets.

(2) Retail and wholesale funds less liquid assets.

REVIEW OF GROUP OPERATIONS	Year End Profit Announcement 2008

Retail and Wholesale Funding

As at $m	30 Sept 2008	30 Sept 2007	% Mov’t Sept 07- Sept 08
Total
Due to other financial institutions	15,861	9,133	74
Deposits	233,730	202,054	16
Bill acceptances	3,971	5,622	(29)
Debt issues	96,398	81,504	18
Loan capital	8,718	7,704	13
Minority interests	1,924	1,912	1
Total retail and wholesale funding	360,602	307,929	17
Less liquid assets	(36,918)	(33,095)	12
Total net funding	323,684	274,834	18

Retail
Deposits
At call(1)	107,854	102,975	5
Term deposits	53,348	38,632	38
Certificates of deposit(2)	2,262	3,716	(39)
Bill acceptances(2)	3,472	4,904	(29)
Total retail	166,936	150,227	11
% of total net funding	52%	55%

Wholesale
Due to other financial institutions	15,861	9,133	74
Deposits
At call(1)	1,849	1,661	11
Term deposits	10,078	9,167	10
Certificates of deposit(2)	58,339	45,903	27
Bill acceptances(2)	499	718	(31)
Debt issues
Asset backed commercial paper(3)	4,151	6,022	(31)
Commercial paper and term debt	87,326	68,731	27
Securitisation	4,921	6,751	(27)
Loan capital	8,718	7,704	13
Minority interests	1,924	1,912	1
Total wholesale (liabilities)	193,666	157,702	23
Cash and balances with central banks(4)	929	848	10
Due from other financial institutions(4)	16,248	21,689	(25)
Trading assets(4)	30,549	14,012	118
Less: Trading liabilities(4)	(10,808)	(3,454)	213
Total liquid assets(4)	36,918	33,095	12
Net wholesale	156,748	124,607	26
% of total net funding	48%	45%

(1)       Deposits – At call includes non-interest bearing deposits at call.

(2)       Bill acceptances and certificates of deposit are classified according to the primary investors of these instruments. Consumer, business and corporate investors are classified as retail; banks, other financial corporations, and government investors are classified as wholesale.

(3)       Waratah, a subsidiary of Westpac, is an asset backed commercial paper conduit, consolidated in the Westpac group accounts.

(4)       Liquid assets are balances of Treasury only.

REVIEW OF GROUP OPERATIONS	Year End Profit Announcement 2008

3.5          CAPITAL AND DIVIDENDS

The Group achieved Basel II accreditation effective 1 January 2008 and is now reporting capital ratios on a Basel II basis. After considering all relevant inputs including shareholder, regulatory, rating agency and internal measurements of risk profile, the bank has now set target capital ratios on a Basel II basis. These are shown below with key capital ratios as follows:

			30 September 2007
Basel II	30 September 2008	31 March 2008	Pro–forma	Target Range
Tier 1 / RWA(1)	7.8%	7.4%	8.0%	6.75% - 7.75%
TRC(2) / RWA	10.8%	10.1%	11.3%	9.75% - 10.75%
RWA ($m)	195,505	186,963	168,480	n/a

These target ranges indicate the likely capital ratio that will be maintained in normal business circumstances. In the current highly volatile operating environment Westpac’s strategy is to maintain capital ratios towards the upper end of the target range.

Given the introduction of Basel II, the deductions used to calculate adjusted common equity (ACE) are now closely aligned with the deductions used to calculate Tier 1 capital. Accordingly, Westpac now only reports on its Tier 1 capital position.

Tier 1 movement

On transition to Basel II at 30 September 2007, the Tier 1 ratio increased by 147 basis points. On a Basel II basis, the Tier 1 ratio decreased by 24 basis points over the year ended 30 September 2008 to 7.78%.

The key drivers of the 24 basis point decrease in the Basel II Tier 1 ratio over the year were as follows:

•                Cash earnings of $3.7 billion less dividends paid of $2.7 billion increased the Tier 1 ratio by a net 54 basis points;

•                Business application reduced the Tier 1 ratio by 113 basis points due to increases in RWA from volume growth (down 71 basis points), an increase in RWA for equity risk, market risk and other assets (down 21 basis points), other factors including investments in non-consolidated subsidiaries (down 17 basis points), and a modest decline in credit quality (down 16 basis points) partially offset by enhanced classification of some credit exposures (up 12 basis points);

•                  A new capital charge following the introduction of interest rate risk in the banking book (IRRBB) from 1 July 2008 reduced the Tier 1 ratio by 17 basis points;

•                  Net capital issued increased the Tier 1 ratio by a net of 52 basis points. The DRP and employee share plans provided 34 basis points and the increase in hybrid Tier 1 capital provided 18 basis points following the issue of Westpac SPS and the redemption of Westpac FIRsTS; and

(1) Risk Weighted Assets (RWA)

(2) Total Regulatory Capital (TRC)

REVIEW OF GROUP OPERATIONS	Year End Profit Announcement 2008

•                The one-off capital impacts of the acquisition of the RAMS franchise distribution business, asset sales and one-off expenses were offset by the net movement in deferred tax assets, foreign currency translation reserves and pension fund obligations.

Risk weighted assets

	Loans (per Section 5)			Basel II RWA
			% Mov’t		As at 30	% Mov’t
	As at 30	As at 30	Sept 07 -	As at 30	Sep 2007	Sept 07 -
$ million	Sept 2008	Sept 2007	Sept 08	Sept 2008	Pro-forma	Sept 08

Business purposes
On-balance sheet	126,343	105,960	19	85,799	72,238	19
Off-balance sheet				38,836	39,774	(2)
Total business purposes				124,635	112,012	11
Consumer purposes
On-balance sheet	189,147	170,786	11	38,906	33,890	15
Off-balance sheet				3,457	3,306	5
Total consumer purposes				42,363	37,196	14
Provision for impairment	(1,945)	(1,369)	42
Total credit risk	313,545	275,377	14	166,998	149,208	12
(% of total RWA)				85%	89%

Total on-balance sheet credit risk				124,705	106,128	18
Total off-balance sheet credit risk				42,293	43,080	(2)

Equity risk				604	162	large
Market risk				6,559	1,782	large
Operational risk				13,641	14,388	(5)
IRRBB				4,135	n/a	—
Other assets				3,568	2,940	21
Total non-credit				28,507	19,272	48
(% of total RWA)				15%	11%
	313,545	275,377	14	195,505	168,480	16

Measured on a pro-forma basis, Westpac’s RWA increased 16% over the year to 30 September 2008. After allowing for the introduction of a new regulatory capital charge for IRRBB, which increased RWA by $4,135 million or 2.5%, the remainder of the growth is due to:

•                Total credit risk RWA increased by 12% which was consistent with the underlying total loan growth of 14%, after impairment provisions;

•                The 11% increase in RWA for business purpose lending was due to underlying RWA volume growth of 11% and a 3% increase due to a modest decline in credit quality, partially offset by a 3% decrease due to enhancements in the classification of some credit exposures;

•                The 14% increase in RWA for consumer purpose lending incorporates a 10% increase due to RWA volume growth, a 2% increase due to the impact of changing security mix in margin lending(1) and a 2% increase is due to a modest decline in credit quality;

•                The increase in equity risk RWA was due primarily to an increase in the equity positions held by Westpac; and

•                The increase in market risk RWA was due to increased market volatility and the extension of regulatory capital to Treasury’s risk management business.

Offsetting these increases was a modest reduction in operational risk RWA, resulting from improved business operational risk profiles.

(1)       There are two risk-weights applied to margin lending. A risk-weight of 20% applies when a loan is secured by listed investments and a risk-weight of 100% applies for all other securities.

REVIEW OF GROUP OPERATIONS	Year End Profit Announcement 2008

Dividends

	30 Sept 2008	31 March 2008	Full Year Sept 08	Full Year Sept 07
Ordinary dividend (cents per share)
Interim (fully franked)	—	70	70	63
Final (fully franked) - proposed dividend	72	—	72	68
	72	70	142	131

The Directors have declared a fully franked dividend of 72 cents per ordinary share, an increase of 4 cents, or 6%, over the 2007 final dividend. This final dividend represents a payout ratio of 72% on a cash earnings basis.

Our adjusted franking account balance is $112 million as at 30 September 2008 (30 September 2007: $274 million), after allowing for the impact of the final dividend. The decline in the adjusted franking account balance was due primarily to temporary differences attributable to the taxation treatment of financial instruments. These differences will reverse over time and we expect to continue to fully frank dividends.

Dividend Reinvestment Plan (DRP)

The Board has determined to satisfy the DRP for the final 2008 dividend by issuing shares and to have the DRP underwritten in full.

The Board has also determined that in relation to the 2008 final dividend only, the DRP will operate as follows:

•                  The Market Price will include a discount of 2.5%; and

•                  The pricing period for the setting of the Market Price will be extended from 10 trading days to 15 trading days.

The balance of the dividend not reinvested by shareholders in the DRP will be fully underwritten. The combined effect of introducing a 2.5% discount to the DRP and underwriting any shortfall in DRP participation will add approximately $1 billion or 51 basis points to the Tier 1 ratio, on a 30 September 2008 pro-forma basis.

Hybrid Tier 1 Capital

As at 30 September 2008, Westpac had $3.6 billion of residual Tier 1 capital instruments on issue having redeemed Westpac FIRsTS ($666 million) on 31 December 2007 and issued Westpac SPS ($1,036 million) on 30 July 2008. Total residual Tier 1 capital represents 24% of net Tier 1 capital at 30 September 2008 and Westpac retains capacity for additional residual Tier 1 instruments ($300 million). Westpac is considering a new issue of residual Tier 1 instruments in the near term, subject to market conditions.

Contingent Capital

In April 2007 Westpac issued $1 billion of convertible notes through a private placement. These notes may be converted into ordinary shares in certain circumstances, including at Westpac’s election, by giving holders 30 business days notice. Given Westpac’s option to convert these notes into ordinary shares, they are considered to be a contingent source of ordinary share capital. If the notes are not converted into ordinary shares, or redeemed earlier, they will mature in April 2012. The convertible notes do not currently contribute to our regulatory capital ratios and as they can be exchanged into ordinary shares, the notes are considered dilutive when calculating dilutive earnings per share.

Exchange Rate Risk on Future NZ$ Earnings

Westpac’s policy in relation to the hedging of the future earnings of our New Zealand retail business is to manage the economic risk where Westpac believes there is a strong likelihood of significant adverse movements in the A$/NZ$ exchange rate. Westpac manages these flows over a time horizon under which up to 100% of the expected earnings for the following twelve months and 50% of the expected earnings for the subsequent twelve months can be hedged. Hedges are executed on a pre-tax basis.

The average rate of realised hedges for the year ended 30 September 2008 was 1.14 compared to a hedge rate of 1.20 for the year ended 30 September 2007.

At 30 October 2008, approximately 15 months of forecast New Zealand earnings have been hedged. Outstanding hedges relating to 2009 earnings had an average rate of 1.21 (including forward points).

REVIEW OF GROUP OPERATIONS	Year End Profit Announcement 2008

3.6          OTHER REGULATORY DEVELOPMENTS

Anti-Money Laundering/Counter Terrorism Financing (AML/CTF)

Westpac has a company-wide programme of work which is on track in managing the changes required between now and March 2010 under the Anti-Money Laundering and Counter Terrorism Financing Act 2006. We continue to actively consult with the regulator, Australian Transactions Reports and Analysis Centre (AUSTRAC), on those implementation activities, which include changes in our identity checks for all new customers, and our monitoring and reporting of customer transactions. The majority of our employees have undertaken general AML/CTF awareness training as required under the Act.

Government guarantee schemes in Australia and New Zealand

The Australian Government announced on 12 October 2008 that it will guarantee the deposits in eligible Australian ADIs (including Westpac) for a period of three years from 12 October 2008. The deposit guarantee applies to deposits held in eligible ADIs (including foreign branches of eligible ADIs) by all types of legal entities, regardless of where the depositor resides. It will apply to deposits held in any currency.

For deposits of or under $1 million, the deposit guarantee will be free. From 28 November 2008, for deposits over $1 million, the first $1 million would be guaranteed for free and an eligible ADI will be able to obtain coverage under the deposit guarantee for amounts over $1 million, in return for a fee. The $1 million threshold applies to the total amount of funds held by a depositor in (separate) deposit accounts with an eligible ADI.

The Financial System Legislation Amendment (Financial Claims Scheme and other Measures) Act 2008 has been enacted to facilitate the deposit guarantee. The Financial Claims Scheme (ADIs) Levy Act 2008 provides for the imposition of a levy to fund the excess of APRA’s financial claims scheme costs. The levy is imposed on liabilities of ADIs to their depositors and cannot be more than 0.5% of the amount of those liabilities.

The Australian Government has also announced that it will guarantee the wholesale term funding of eligible ADIs. The wholesale funding guarantee facility will be extended, by application, on an issue by issue basis for senior unsecured debt instruments in all major currencies with a term of up to 60 months issued domestically or off-shore. The Australian Government has announced that it will withdraw the facility once market conditions have normalised.

Fees will apply to the wholesale term funding guarantee and the guarantee for deposits above the $1 million threshold. A different fee will apply to eligible ADIs based on their credit rating. The fee which will apply to Westpac, based on its current rating by Standard and Poor’s of AA, is 70 basis points (or 0.70%) per annum. The fees will be levied on a monthly or quarterly basis depending on the liability.

The Australian Government has announced that the deposit and wholesale funding guarantee scheme will be reviewed on an ongoing basis and revised if necessary.

The New Zealand Government announced on 12 October 2008 an opt-in deposit guarantee scheme under which it will guarantee deposits with participating New Zealand registered banks and non-bank deposit taking entities, with effect from 12 October 2008. The guarantee will be for a period of two years from the announcement date.

The guarantee extends to all debt securities issued by participating entities in any currency (which includes deposits and other amounts lent to participating entities), other than debt securities issued to related parties of a participating entity or to financial institutions. It also does not extend to subordinated debt obligations. Financial institutions include persons who carry on the business of borrowing and lending money, or providing financial services (and extends to registered banks). There is a limit on the amount of the debt securities covered by the guarantee of NZ$1 million per creditor per participating entity.

In addition, in relation to registered banks incorporated outside New Zealand (as is the case with Westpac) the guarantee extends to debt securities issued by the New Zealand branch of the registered bank only, and there is a separate overall limit on the amount guaranteed for creditors of the branch that are not New Zealand citizens or New Zealand tax residents.

Participating New Zealand registered banks with debt security amounts owing to qualifying creditors exceeding NZ$5 billion as of 12 October 2008 (which would include Westpac New Zealand Limited (WNZL) if it opts into the scheme) are required to pay a fee of 10 basis points (or 0.1%) on the amounts owing to qualifying creditors to the extent that the amount owing exceeds NZ$5 billion as of that date. A similar additional fee is payable in respect of the position as of 12 October 2009.

REVIEW OF GROUP OPERATIONS	Year End Profit Announcement 2008

For participating New Zealand registered banks with debt security amounts owing to qualifying creditors below NZ$5 billion (which would include Westpac if it opts into the scheme), there is a fee on the growth in the amounts owing to qualifying creditors after 12 October 2008 (with a 10% allowance per year on the amount of that growth). The fee depends on the credit rating of the relevant entity and would be 10 basis points (or 0.1%) for Westpac, based on its current credit rating. The fee is calculated and levied monthly.

The New Zealand Government has also announced that it is considering a guarantee arrangement in respect of the wholesale term funding of registered banks. Details of this are yet to be finalised.

Westpac is currently assessing the implications of both the Australian and New Zealand deposit guarantee schemes, along with the Australian wholesale funding guarantee scheme.

REVIEW OF GROUP OPERATIONS	Year End Profit Announcement 2008

3.7   CORPORATE RESPONSIBILITY AND SUSTAINABILITY

Enhancing Westpac’s Total Value

Westpac’s continuing focus is to embed sustainable practices throughout the business. This work was accelerated during the year with a revised sustainability strategy with more ambitious targets and clear accountability for this performance at Board, Executive Office and business unit level, all of which will be fully set out in the 2008 Stakeholder Impact Report. Key outcomes in the year included:

•          Employees:

•                            Lost Time Injury Frequency Rate reduced to 3% as at 30 September 2008 – a reduction of 12% since 2007;

•                            Employee turnover, at 19%, is 1 percentage point below the median for the financial sector(1);

•                            Accessibility Action Plan – further enhancement to include award winning support for deaf customers and employees; and

•                            Improved flexibility in paid parental leave, including removal of the six month qualifying period.

•          Customers:

•                            Over 100,000 additional (net) customers opted into e–statements increasing the total number of participants to 516,619 at 31 August 2008 with estimated cumulative savings of over $3.7 million since June 2005;

•                            Launch of BT ‘Super for Life’, which includes investment strategies that have sustainability as a core part of their process. BT Super for Life is fully integrated into Westpac Online banking;

•                            Launch of Westpac Assist to help customers and employees potentially facing financial difficulty. Westpac Assist received over 11,000 calls to 30 September 2008, directly supporting 4,946 customers with total lending assisted estimated at $1.27 billion; and

•                            Complaints resolution rates(2) at 86% remains above our target of 80%, having improved from 75% in 2002.

•          Environment:

•                            In May 2008, Westpac participated in the first carbon trade of permits to take place under the proposed Carbon Pollution Reduction Scheme (CPRS); a forward purchase of 10,000 units from AGL from delivery in February 2012 at a price of A$19 a tonne;

•                            Group emissions data has been recast in line with National Greenhouse and Energy Reporting (NGER) reporting requirements;

•                            Westpac’s Economical Living package, available to all home loan customers, was relaunched with improved tracking and the inclusion of energy and water saving discounts more suitable for apartment owners;

•                            Reviewed sourcing arrangements that impact our direct emissions to develop energy and fuel efficient purchasing policy responses for IT equipment, paper and our car fleet; and

•                            Active engagement and advocacy in the debate on emerging regulatory frameworks for emissions trading in Australia and New Zealand.

External Governance and Sustainability Ratings

Westpac’s governance and sustainability performance was again benchmarked through a range of external assessments. Key external ratings outcomes include:

•                             World Economic Forum: one of the ‘Global 100 Most Sustainable Corporations’ for the third year in a row;

•                             Recognised by Dow Jones Sustainability Index as a leader in the global banking sector from 2002-2009, including sector leadership from 2002-2006 inclusive;

•                             Maximum rating of 10.0 by GovernanceMetrics International for the thirteenth consecutive assessment;

•                             Australian Government Equal Opportunity for Women in the Workplace Agency’s (EOWA) Employer of Choice for Women citation for the twelfth consecutive year; and

•                             One of five companies comprising the Australian Corporate Responsibility Index Leaders Network, established by the St James Ethics Centre.

(1)                  Employee turnover benchmark for the financial sector for the year ended 31 December 2007 - InfoHRM

(2)                  % of complaints resolved within 5 days – average for the year ended 30 September 2008.

BUSINESS UNIT PERFORMANCE	Year End Profit Announcement 2008

4.0   BUSINESS UNIT RESULTS

Business unit results are presented on a management reporting basis. Internal charges and transfer pricing adjustments are included in the performance of each business reflecting the management rather than the legal structure (these results cannot be compared to results for individual legal entities). Where management reporting structures or accounting classifications have changed, comparatives have been restated and may differ from results previously reported. Results below are on a cash earnings basis.

Our internal transfer-pricing framework attributes value between business units. Its primary attributes are:

•                  Treasury funding: product balances are fully transfer-priced at inter-bank rates according to the tenor of the underlying transactions; and

•                  All overhead costs are allocated to revenue generating businesses, and capital is allocated to business groups using designated risk factors.

			% Mov’t			% Mov’t
Cash earnings	Half Year	Half Year	Mar 08-	Full Year	Full Year	Sept 07-
$m	Sept 08	March 08	Sept 08	Sept 08	Sept 07	Sept 08
Consumer Financial Services	472	441	7	913	839	9
Business Financial Services	547	538	2	1,085	979	11
Westpac Institutional Bank	306	260	18	566	588	(4)
BT Financial Group (Australia)	195	194	1	389	442	(12)
New Zealand (1)	195	210	(7)	405	403	—
Pacific Banking	48	45	7	93	80	16
Group Business Unit	124	151	(18)	275	176	56
Total Group cash earnings	1,887	1,839	3	3,726	3,507	6
Less Wealth Management	—
Australia (2)	154	167	(8)	321	417	(23)
New Zealand	17	14	21	31	31	—
Total Wealth Management	171	181	(6)	352	448	(21)
Total banking cash earnings	1,716	1,658	3	3,374	3,059	10

			Mov’t				Mov’t
Expense to income ratio	Half Year	Half Year	Mar 08-		Full Year	Full Year	Sept 07-
%	Sept 08	March 08	Sept 08		Sept 08	Sept 07	Sept 08
Consumer Financial Services	54.1%	55.2%	110bps		54.7%	55.8%	110bps
Business Financial Services	33.6%	35.1%	150bps		34.3%	35.8%	150bps
Westpac Institutional Bank	41.3%	39.7%	(160bps	)	40.5%	42.9%	240bps
BT Financial Group (Australia)	54.0%	55.7%	170bps		54.8%	49.8%	(500bps	)
New Zealand (1)	43.0%	45.2%	220bps		44.2%	47.5%	330bps
Pacific Banking	29.3%	30.8%	150bps		30.0%	32.0%	200bps
Total group ratio (reported)	50.1%	42.3%	(780bps	)	46.1%	44.7%	(140bps	)
Group ratio (cash earnings basis) (3)	43.4%	44.4%	100bps		43.9%	45.0%	110bps
Wealth Management (4)
Funds Management	63.6%	60.8%	(280bps	)	62.1%	59.3%	(280bps	)
Insurance	26.3%	28.8%	250bps		27.5%	26.8%	(70bps	)
Total Wealth Management ratio (5)	55.0%	54.6%	(40bps	)	54.8%	50.0%	(480bps	)
Total banking ratio (reported)	49.5%	40.9%	(860bps	)	45.1%	43.9%	(120bps	)
Banking ratio (cash earnings basis) (3)	42.0%	43.1%	110bps		42.5%	44.4%	190bps

(1)                  New Zealand comprises our New Zealand retail banking operations and wealth management businesses including our New Zealand Life business and BT New Zealand. New Zealand results for the year ended 30 September 2008, year ended 30 September 2007, six months ended 30 September 2008 and six months ended 31 March 2008 have been converted to Australian dollars at the actual average exchange rates of 1.1940, 1.1342, 1.2314 and 1.1566 for the respective periods. Refer Section 4.5 for New Zealand segment results in New Zealand dollars.

(2)                  The definition of Wealth Management Australia is consistent with prior periods and includes Margin Lending, Private Portfolio Management (PPM), Broking and BT Financial Group (Australia) excluding Private Bank.

(3)                  Reflects the impacts of cash earnings adjustments and certain accounting reclassifications. Details of these adjustments are included in Section 8 Group Earnings Reconciliations.

(4)                  The definition of Wealth Management is consistent with prior periods and includes Margin Lending, PPM, Broking, the New Zealand Wealth Management Business and BT Financial Group (Australia) excluding Private Bank.

(5)                  Cash earnings basis.

BUSINESS UNIT PERFORMANCE	Year End Profit Announcement 2008

4.1   CONSUMER FINANCIAL SERVICES

Consumer Financial Services (CFS) is responsible for sales, servicing and product development for our consumer customers in Australia. Activities are conducted via our nationwide network of branches, home finance managers (HFMs), specialised consumer relationship managers, call centres, automatic teller machines (ATMs) and internet banking services. CFS includes the management of our third party consumer product relationships and the operation of the RAMS franchise distribution network.

			% Mov’t			% Mov’t
	Half Year	Half Year	Mar 08-	Full Year	Full Year	Sept 07-
$m	Sept 08	March 08	Sept 08	Sept 08	Sept 07	Sept 08
Net interest income	1,498	1,378	9	2,876	2,663	8
Non-interest income	270	291	(7)	561	537	4
Net operating income	1,768	1,669	6	3,437	3,200	7
Operating expenses	(957)	(922)	(4)	(1,879)	(1,787)	(5)
Core earnings	811	747	9	1,558	1,413	10
Impairment charges	(137)	(114)	(20)	(251)	(220)	(14)
Operating profit before tax	674	633	6	1,307	1,193	10
Tax and minority interests	(202)	(192)	(5)	(394)	(354)	(11)
Net profit after tax/cash earnings	472	441	7	913	839	9

Economic profit	475	443	7	918	813	13
Expense to income ratio (%)	54.1%	55.2%	110bps	54.7%	55.8%	110bps

	$bn	$bn		$bn	$bn
Deposits	72.7	64.8	12	72.7	59.7	22
Net loans	155.0	146.0	6	155.0	137.3	13
Total assets	158.3	149.5	6	158.3	138.4	14

Financial Performance

Full Year 2008 – Full Year 2007

Features:

•	Cash earnings up 9%
•	Strong loan growth of 13% and deposit growth of 22%
•	11% of total mortgage growth contributed from the RAMS franchise distribution business
•	Expense growth of 5% including RAMS franchise distribution business
•	Impairment charges increased in line with asset growth at 14%

CFS delivered cash earnings of $913 million, up $74 million or 9% on the year ended 30 September 2007, despite challenging economic conditions.

Cash earnings were driven by strong balance sheet growth in mortgages and deposits partly offset by margin compression from higher wholesale funding costs and increased deposit competition.

Net interest income increased 8% on the year ended 30 September 2007 due to:

•                  Deposit net interest income growth of 19% with strong growth in term deposits and online savings accounts. Deposit spreads for the full year improved 6 basis points on the year ended 30 September 2007 notwithstanding spread compression in term deposits;

•                  Mortgage net interest income decreased 3% with strong balance sheet growth of 14% offset by full year mortgage spread compression of 13 basis points. Tighter spreads were the result of higher funding costs not fully passed on to customers. The restructuring of broker commissions in May 2008 had minimal impact on the contribution to income and the proportion of originations from the broker channel; and

•                  Credit card net interest income was flat, with below system growth, due primarily to increased repayments from customers within the interest free period and the tightening of credit scorecards in prior periods.

BUSINESS UNIT PERFORMANCE	Year End Profit Announcement 2008

Non-interest income comprises both fee income and internal payments.

•                  Fee income increased $22 million primarily due to card fee income growth driven by higher customer spend and the mix in spend shifting to products with stronger interchange margins and increased foreign currency spend; and

•                  Net internal receipts from other business units increased by $2 million.

Operating expenses increased 5% due to the incremental costs associated with RAMS franchise distribution business which was acquired on 4 January 2008. Excluding the RAMS franchise distribution business, operating expenses increased 3% driven by:

•                  An increase in branch, advisory centre and in-store operations with 15 new branches and 73 new customer serving employees; and

•                  A significant upgrade and refresh of the contact centre telephony systems and technology.

These expense increases were offset by other operational efficiencies.

Total impairment charges increased $31 million or 14% on the year ended 30 September 2007, which is a modest increase considering the challenging economic environment. Delinquencies greater than 90 days for mortgages increased 5 basis points and improved by 8 basis points for other personal lending driven by the strategic decision to limit growth in the proprietary cards channel. The major movements were:

•                  A $24 million increase in write-offs net of recoveries as higher interest rates and increased costs of living has impacted consumers; and

•                  A $7 million increase in provisions consistent with housing asset growth and observed changes in economic conditions.

Second Half 2008 – First Half 2008

Features:

•	Strong deposit growth of 12%
•	Mortgage growth slowing but remains ahead of system
•	Full period of RAMS franchise distribution business contributing $27 million to second half operating expenses
•	Impairment charges up 20%

CFS cash earnings increased $31 million or 7% compared to the six months ended 31 March 2008.

Cash earnings increased a strong 7% with solid balance sheet growth and margins partially restored from the decline in the first half. Strong deposit growth also reduced the impact of higher funding costs.

Net interest income increased 9% due to:

•                  Mortgage net interest income increased 12%. Mortgage balance sheet growth slowed to 6% (growing 1.8 times system) and mortgage spreads improved by 5 basis points compared to compression of 14 basis points for the six months ending 31 March 2008 reflecting the full period benefit of re-pricing initiatives;

•                  Deposit net interest income increased 3% with strong balance sheet growth of 12%. Positive growth was offset by deposit spread compression of 10 basis points on the first half due to competitive pricing and product mix shift to lower margin term deposits; and

•                  Credit card net interest income increased 5% largely driven by a 25 basis point improvement in spreads in the second half following re-pricing initiatives.

Non-interest income decreased 7% due to deposit fee pricing reductions and increased mortgage income payments to BFS.

CFS commenced sales of BT Super for Life through our consumer distribution network in the second half and by 30 September 2008 had sold over 47,000 accounts.

Operating expenses increased 4% due to full half impact of the RAMS franchise distribution business. Excluding the RAMS franchise distribution business, expense growth was 2%. FTE reduced by 2% on 31 March 2008 due to a review of non-customer serving employee levels.

Total impairment charges increased $23 million or 20% on the first half 2008. The major movements were:

BUSINESS UNIT PERFORMANCE	Year End Profit Announcement 2008

•                  $26 million increase in write-offs net of recoveries primarily across the cards portfolio driven by the impact on customers of interest rate increases, higher living costs, and the slowdown in the Australian economy; and

•                  $6 million increase in IAPs for mortgages; offset by

•                  $9 million decrease CAPs driven by seasonal delinquency reductions and the continued focus on improved risk based account management and collection strategies. The majority of these provision reductions have come from early cycle delinquencies (less than 30 days). Delinquencies greater than 30 days have also improved for mortgages by 8 basis points and for credit cards by 33 basis points from 31 March 2008.

BUSINESS UNIT PERFORMANCE	Year End Profit Announcement 2008

4.1.1 CFS Key Metrics

Lending and Deposit Growth (%)(1)	2H08	1H08	2H07	1H07
Consumer lending growth	12	13	13	11
Consumer deposit growth	24	17	13	10

Market Share (%)	2H08	1H08	2H07	1H07
Housing credit(2),(3)	14	13	13	13
Cards(2)	18	19	19	19
Household deposits(4)	13	14	14	14

System Multiples	2H08	1H08	2H07	1H07
Housing credit(2),(3)	1.8	1.3	1.1	1.0
Cards(2)	0.5	0.8	0.4	1.4
Household deposits(4)	0.5	0.8	0.9	0.9

Third Party Origination (%)	2H08	1H08	2H07	1H07
Consumer lending (mortgages)	38	38	37	39

Divisional Interest Margin (%)	2H08	1H08	2H07	1H07
Consumer Financial Services	1.90	1.86	1.94	1.96

Product Spreads (%)(5)	2H08	1H08	2H07	1H07
Mortgages	0.77	0.72	0.86	0.89
Cards	5.38	5.13	5.59	5.17
Consumer deposits	1.81	1.91	1.80	1.79

Credit Quality (%)	2H08	1H08	2H07	1H07
Mortgage delinquencies > 90 days	0.37	0.35	0.32	0.30
Other personal lending delinquencies > 90 days	0.92	1.06	1.00	1.06

Customer Satisfaction(6)	2H08	1H08	2H07	1H07
Westpac consumer	73	75	74	70
Peer group(7)	75	75	74	72

(1)                  Growth on prior period annualised.

(2)                  Source: RBA share/multiple of financial system for the five months ended 31 August 2008.

(3)                  Includes securitised loans.

(4)                  Source: APRA share/multiple of banking system for the five months ended 31 August 2008. Total household deposits for Westpac Australia.

(5)                  Includes broker commissions and wholesale term funding costs.

(6)                  Source: Roy Morgan Research (August 2008). 12 month rolling average. Satisfaction defined as ‘very’ or ‘fairly’ satisfied among those that regard each bank as their main financial institution.

(7)                  Peer group is calculated as simple average of the 12 month rolling scores for Commonwealth Bank of Australia (CBA), National Bank of Australia (NAB), Australia and New Zealand Banking Corporation (ANZ) and St.George.

BUSINESS UNIT PERFORMANCE	Year End Profit Announcement 2008

4.2 BUSINESS FINANCIAL SERVICES

Business Financial Services (BFS) is responsible for sales, servicing and product development for our Small to Medium Enterprise customers within Australia. Sales and servicing activities are conducted by specialised relationship managers with the support of Cash Flow, Financial Markets and Wealth specialists via the branch network, business banking centres, internet and telephone channels. BFS also develops and manages business lending and deposit products and working capital and trade solutions for all Westpac customers.

			% Mov’t			% Mov’t
	Half Year	Half Year	Mar 08-	Full Year	Full Year	Sept 07-
$m	Sept 08	March 08	Sept 08	Sept 08	Sept 07	Sept 08
Net interest income	1,086	1,018	7	2,104	1,796	17
Non-interest income	287	269	7	556	550	1
Net operating income	1,373	1,287	7	2,660	2,346	13
Operating expenses	(461)	(452)	(2)	(913)	(840)	(9)
Core earnings	912	835	9	1,747	1,506	16
Impairment charges	(130)	(68)	(91)	(198)	(106)	(87)
Operating profit before tax	782	767	2	1,549	1,400	11
Tax and minority interests	(235)	(229)	(3)	(464)	(421)	(10)
Net profit after tax/cash earnings	547	538	2	1,085	979	11

Economic profit	467	475	(2)	942	896	5
Expense to income ratio (%)	33.6%	35.1%	150bps	34.3%	35.8%	150bps

	$bn	$bn		$bn		$bn
Deposits	48.8	46.5	5	48.8	46.5	5
Net loans	62.3	56.5	10	62.3	53.1	17
Total assets	63.9	57.5	11	63.9	54.2	18

Financial Performance

Full Year 2008 – Full Year 2007

Features

•          Cash earnings up 11%

•          Investment in customer serving employees supported strong loan growth and delivered core earnings growth of 16%

•          Impairment charges increased $92 million reflecting the deteriorating operating environment

BFS delivered cash earnings of $1,085 million, up $106 million or 11% compared to the year ended 30 September 2007. Operating income growth of 13%, supported by the strength in net interest income, was partially offset by a $92 million increase in impairment charges as the deterioration in the operating environment led to a rise in stressed assets. Core earnings (before impairment charges) increased $241 million or 16% on the year ended 30 September 2007.

Net interest income increased 17%, driven by business lending growth of 17% and an increase in business deposits of 5%, offset by divisional margin compression of 6 basis points from higher funding costs.

Lending growth of 17% was driven primarily through the growth in Queensland, Western Australia and Victoria supported by continued investment in customer serving employees.

Deposit growth of 5% excludes higher growth in term deposit products which are recorded in CFS (deposits held by business customers grew by 13%).

Non-interest income comprises both fee income and internal payments.

•                  Fee income increased $29 million or 5% through an increase in lending account numbers and average balances, combined with an increase in working capital service fees from higher transaction volumes in payables/receivables products; and

•                  Internal net payments made by BFS to other business units for distribution of products manufactured by BFS increased by $23 million or 38% due primarily to an increase in deposit income paid to CFS and Private Bank.

BUSINESS UNIT PERFORMANCE	Year End Profit Announcement 2008

Operating expenses increased 9% on the year ended 30 September 2007 reflecting the investment in 219 additional customer serving employees. Other key factors contributing to the increase were:

•                  Property costs associated with the opening of 14 new and 2 refurbished Business Banking Centres; and

•                  Market driven salary increases.

Impairment charges increased by $92 million or 87% on the year ended 30 September 2007 consistent with the deterioration in the operating environment through the year. Business impaired assets to total committed exposures increased from 0.19% at 30 September 2007 to 0.48% at 30 September 2008 driven by an increase in impaired assets of $244 million. The increase in impaired assets is broad based with no specific industries showing excessive stress. Four names account for 65% of the increase in impaired balances. The major movements in the impairment charge included:

•                  $78 million increase in IAPs, net of write-backs with two large provisions accounting for $47 million of the increase; and

•                  $13 million increase CAPs due to increased stressed exposures in a deteriorating credit environment.

Second Half 2008 – First Half 2008

Features:

•                  Core earnings up 9%

•                  Loan growth of 10%

•                  Impairment charges increased $62 million

BFS cash earnings increased $9 million or 2% compared to the six months ended 31 March 2008. Core earnings (before impairment charges) increased $77 million or 9%.

Net interest income increased $68 million or 7% on the six months ended 31 March 2008 due to lending growth of 10% and deposit growth of 5%. This was partially offset by divisional margin compression of 14 basis points due to higher funding costs and a greater reliance on wholesale funding, reflecting the influence of seasonality with higher lending volumes generated in the second half.

Business lending spread compression was contained at 2 basis points despite balance sheet growth of 10% in the second half and higher funding costs by actively repricing for risk.

Non-interest income, excluding the impact of net internal payments, increased 2% driven by growth in international payment products. Net internal payments decreased by $12 million primarily due to higher mortgage income receipts from CFS.

Operating expenses increased 2% on the six months ended 31 March 2008. Expense containment was achieved through a number of efficiency initiatives partially absorbing the full period impact of the customer serving employees recruited in the first half of 2008.

Impairment charges increased by $62 million on the six months ended 31 March 2008 largely comprising higher IAPs due to two single name exposures. In the second half, the weaker operating environment, higher oil prices and higher interest rates have contributed to an increase in impaired assets and delinquencies.

BUSINESS UNIT PERFORMANCE	Year End Profit Announcement 2008

4.2.1 BFS Key Metrics

Lending and Deposit Growth (%)(1)	2H08	1H08	2H07	1H07
Business loans	21	13	21	11
Business deposits	10	—	17	16

Market Share (%)	2H08	1H08	2H07	1H07
WBC business credit(2)	13	13	13	13
Business deposits(3)	15	15	15	16

System Multiples	2H08	1H08	2H07	1H07
WBC business credit(2)	1.1	0.7	1.4	0.9
Business deposits(3)	1.1	0.8	0.6	0.7

Divisional Interest Margin (%)	2H08	1H08	2H07	1H07
Business Financial Services	3.13	3.27	3.25	3.26

Product Spreads (%)	2H08	1H08	2H07	1H07
Business lending	1.52	1.54	1.66	1.72
Business S&I deposits	2.82	2.72	2.48	2.51

Credit Quality (%)	2H08	1H08	2H07	1H07
Business impaired assets to total committed exposure	0.48	0.26	0.19	0.19
Business delinquencies > 90 days (3 month moving avg)	0.65	0.59	0.62	0.61

Customer Satisfaction(4)	2H08	1H08	2H07	1H07
Westpac business	81	77	72	69
Peer group(5)	81	78	73	72

(1)                  Growth on prior period annualised.

(2)                  Source: RBA share/multiple of financial system. Total Business credit for Westpac Australia. Second half 2008 multiple is for the five months ended 31 August 2008.

(3)                  Source: APRA share/multiple of banking system. Business deposits relate to Non–financial Corporation and Community Service Organisations. Second half 2008 multiple is for the five months ended 31 August 2008.

(4)                  TNS 12 month rolling average. Satisfaction defined as ‘very’ or ‘fairly’ satisfied among those that regard each bank as their main financial institution. Second half 2008 metric based on data to 31 August 2008.

(5)                  Peer group average includes CBA, NAB, ANZ and St.George.

BUSINESS UNIT PERFORMANCE	Year End Profit Announcement 2008

4.3 WESTPAC INSTITUTIONAL BANK

Westpac Institutional Bank (WIB) delivers a broad range of financial services to corporate, institutional and government customers either based in or with interests in Australia and New Zealand. WIB operates through dedicated industry teams, supported by specialist knowledge in financial and debt capital markets, transactional banking, specialised capital, margin lending, broking and alternative investment solutions. Customers are supported through branches and subsidiaries located in Australia, New Zealand, New York, London and Asia.

WIB’s result is presented under two separate businesses; the Institutional Bank (excluding Equities) and the Equities business. The Equities business combines the operations of Structured Products, along with Margin Lending, Broking and Private Portfolio Management (PPM) which were transferred from BTFG to WIB in the first half 2008.

The Equities business has been separately disclosed in this result to provide a clear picture of its impacts on the business unit and to allow a more meaningful comparison of Institutional Banking over prior periods.

			% Mov’t			% Mov’t
	Half Year	Half Year	Mar 08-	Full Year	Full Year	Sept 07-
$m	Sept 08	March 08	Sept 08	Sept 08	Sept 07	Sept 08
Net interest income	394	326	21	720	552	30
Non-interest income	476	537	(11)	1,013	978	4
Net operating income	870	863	1	1,733	1,530	13
Operating expenses	(359)	(343)	(5)	(702)	(656)	(7)
Core earnings	511	520	(2)	1,031	874	18
Impairment charges	(87)	(157)	45	(244)	(43)	large
Operating profit before tax	424	363	17	787	831	(5)
Tax and minority interests	(118)	(103)	(15)	(221)	(243)	9
Net profit after tax/cash earnings	306	260	18	566	588	(4)

Economic profit	139	93	49	232	326	(29)
Expense to income ratio (%)	41.3%	39.7%	(160bps )	40.5%	42.9%	240bps

	$bn	$bn		$bn	$bn
Deposits	11.4	9.2	24	11.4	8.6	33
Net loans	54.7	54.2	1	54.7	46.8	17
Total assets	96.5	87.3	11	96.5	79.4	22
Funds under management	9.3	9.3	—	9.3	9.4	(1)

BUSINESS UNIT PERFORMANCE	Year End Profit Announcement 2008

4.3.1 Institutional Bank (IB) (Excluding Equities)

			% Mov’t			% Mov’t
	Half Year	Half Year	Mar 08-	Full Year	Full Year	Sept 07-
$m	Sept 08	March 08	Sept 08	Sept 08	Sept 07	Sept 08
Net interest income	320	265	21	585	478	22
Non-interest income	503	528	(5)	1,031	898	15
Net operating income	823	793	4	1,616	1,376	17
Operating expenses	(306)	(301)	(2)	(607)	(578)	(5)
Core earnings	517	492	5	1,009	798	26
Impairment charges	(63)	(127)	50	(190)	(43)	large
Operating profit before tax	454	365	24	819	755	8
Tax and minority interests	(124)	(104)	(19)	(228)	(221)	(3)
Net profit after tax/cash earnings	330	261	26	591	534	11

Economic profit	178	106	68	284	271	5
Expense to income ratio (%)	37.2%	38.0%	80bps	37.6%	42.0%	440bps

	$bn	$bn		$bn	$bn
Deposits	11.4	9.2	24	11.4	8.6	33
Net loans	50.9	49.9	2	50.9	41.9	21
Total assets	91.2	81.6	12	91.2	73.0	25
Funds under management	7.5	7.1	6	7.5	6.8	10

Financial Performance

Full Year 2008 – Full Year 2007

Features:

•                             Operating income up 17% despite a very difficult operating environment

•                           Increased operating income driven by a 16% increase in customer revenue(1)

•                           Impairment charges of $190 million compared to $43 million for the year ended 30 September 2007

Cash earnings in the Institutional Bank increased 11% to $591 million in the year ended 30 September 2008 driven by strong customer revenue growth and a solid trading contribution. This has been achieved despite a difficult operating environment characterised by unprecedented volatility in global financial markets which has had various impacts across WIB’s businesses, including the virtual closure of some financial markets. Core earnings (before impairment charges) increased by 26% compared to the year ended 30 September 2007.

Customer revenue comprised 65% of total operating income and increased by 16% compared to the year ended 30 September 2008. Customer sales in the WIB Markets business increased 20% on the prior year across all customer segments.

Operating income of $1,616 million was up $240 million or 17% compared to the year ended 30 September 2007. Key factors driving revenue growth were:

•                             Debt Markets revenue increased $86 million (16%) to $615 million following strong origination fee growth, higher loan volumes and an increased contribution from credit portfolio management activities. Tighter pricing disciplines were employed early in the year as credit markets were disrupted, in order to maintain the quality and performance of the loan book;

•                             Foreign Exchange (FX) and Energy revenue increased $101 million (27%) against a strong performance in the year ended 30 September 2007. The strong performance was driven by a 17% increase in customer sales and a very strong trading performance. The FX business was well positioned to capture increased customer flows and to take advantage of volatility in global currency markets;

(1)  Customer revenue represents revenue from WIB products sold to Westpac customers and excludes revenue from trading activities, certain internal revenue and other sundry revenues.

BUSINESS UNIT PERFORMANCE	Year End Profit Announcement 2008

•                             Specialised Capital Group (SCG) revenue increased $9 million (16%) with growth in deal revenue, advisory and management fees, fees associated with the sale of the Moorebank Property Trust and the launch of the Westpac Essential Services Trust. This increase was partially offset by an asset valuation adjustment and lower net interest income; and

•                             Income growth in Global Transactional Banking was $9 million (5%), with non-recurring income from the sub-custody business of $8 million included in the prior year. Underlying growth of 9% was due to increased customer deposit balances and transactional sales.

Net loans increased 21% to $51 billion for the year ended 30 September 2008, with the growth occurring primarily during the first half of 2008. The net interest margin in the Financing Book was largely flat as changes to loan pricing progressively acted to offset increased funding costs over the course of the year.

Operating expenses increased 5% or $29 million to $607 million compared to the year ended 30 September 2007. Operating expenses increased due to:

•                             Increased personnel costs of $18 million which includes an increase in customer serving employees primarily across the Foreign Exchange and Global Transactional Banking businesses; and

•                             Increased professional and technology service costs relating to ongoing investment in the business to enhance efficiency and expansion initiatives.

These expense increases were partly offset by a decrease in non-lending losses which included $14 million in 2007 in relation to the settlement of a legal claim.

Impairment charges increased $147 million to $190 million for the year ended 30 September 2008. The higher impairment charge was due to a small number of individual name exposures which have been downgraded in the period. There was also one significant recovery against a long standing exposure. While loan growth was strong, the overall quality of WIB’s loan book has been maintained despite the deterioration in the credit environment.

Second Half 2008 – First Half 2008

Features:

•                           Cash earnings increased 26% to $330 million driven by a $64 million reduction in impairment charges

•                           Foreign Exchange customer sales revenue increased 18%

Cash earnings increased $69 million or 26% compared to the six months ended 31 March 2008 primarily due to lower impairment charges. This was complemented by an increase in revenue and moderate expense growth.

Customer revenue(1) comprised 67% of total operating income and increased by 11% on the six months ended 31 March 2008.

Operating income increased $30 million or 4% during the six months ended 30 September 2008 compared to the first half. This was due to:

•                             Foreign Exchange (FX) and Energy revenue increased $44 million or 21% benefiting from strong sales growth of 18% and the trading book being well-positioned in volatile markets; and

•                             Revenue from the Global Transactional Banking business increased $5 million or 5% in the six months ended 30 September 2008. This increase was attributable to increased deposits.

These favourable results were partially offset by:

•                             SCG revenue decreased $27 million to $19 million for the half. The first half of the year included the launch of the Westpac Essential Services Trust and fees associated with the sale of the Moorebank Property Trust. The SCG business has been particularly affected by the deterioration in the investment market, with results reflecting increased funding costs and lower asset prices; and

•                             Debt Markets operating income decreased $13 million due to a reduced contribution from credit portfolio management activity.

(1)  Customer revenue represents revenue from WIB products sold to Westpac customers and excludes revenue from trading activities, certain internal revenue and other sundry revenues.

BUSINESS UNIT PERFORMANCE	Year End Profit Announcement 2008

Net loan balances grew slowly over the second half to $51 billion, with loan growth easing as customers have reduced gearing in the face of increased borrowing costs.

Operating expenses increased $5 million or 2% compared to the six months ended 31 March 2008 primarily due to an increase in performance related remuneration reflecting the strong performance of the business in the second half of the year.

There was an impairment charge of $63 million during the second half compared to $127 million in the first half of 2008. This represents additional provisions raised against a small number of exposures partly offset by one significant recovery. No new major impaired assets emerged in the second half although a number of downgrades have occurred in the stressed categories.

BUSINESS UNIT PERFORMANCE	Year End Profit Announcement 2008

4.3.2 Equities

			% Mov’t			% Mov’t
	Half Year	Half Year	Mar 08-	Full Year	Full Year	Sept 07-
$m	Sept 08	March 08	Sept 08	Sept 08	Sept 07	Sept 08
Net interest income	74	61	21	135	74	82
Non-interest income	(27)	9	large	(18)	80	large
Net operating income	47	70	(33)	117	154	(24)
Operating expenses	(53)	(42)	(26)	(95)	(78)	(22)
Core earnings	(6)	28	large	22	76	(71)
Impairment charges	(24)	(30)	20	(54)	—	—
Operating profit before tax	(30)	(2)	large	(32)	76	large
Tax and minority interests	6	1	large	7	(22)	large
Net profit after tax/cash earnings	(24)	(1)	large	(25)	54	large
Economic profit	(39)	(13)	(200)	(52)	55	large
Expense to income ratio (%)	112.8%	60.0%	large	81.2%	50.6%	large

	$bn	$bn		$bn	$bn
Net loans	3.8	4.3	(12)	3.8	4.9	(22)
Total assets	5.3	5.7	(7)	5.3	6.4	(17)
Funds under management	1.8	2.2	(18)	1.8	2.6	(31)

Financial Performance

Full Year 2008 – Full Year 2007

Features:

•     Earnings impacted by declining volumes and difficult trading conditions

•     FUM declined 31%

It has been a difficult year in global equity markets, which has been compounded by an increase in credit risk, particularly in our Margin Lending business. The Equities business remains an important component of WIB’s long term strategy and we continue to focus on this business as a core component of our customer value proposition.

Equities cash earnings loss of $25 million represents a decrease of $79 million compared to the year ended 30 September 2007. This performance was primarily due to the impacts of unprecedented volatility in global equity financial markets. This has resulted in a loss in the Structured Products business and lower volumes across the Broking and Margin Lending businesses. FUM in our PPM business reduced primarily due to the fall in the equity market and the drop in asset valuations.

Expenses increased $17 million or 22% following higher investment in the business across sales, service and operations to develop a more integrated customer proposition.

Impairment charges of $54 million are mainly due to a single Margin Lending exposure ($42 million) which is now fully provided for. Impairment charges also include $11 million of CAPs against the portfolio and other sundry small losses incurred in the year. Our single name exposures in this portfolio were reduced during the first half of the year following a review which resulted in the tightening of our credit policy.

Second Half 2008 – First Half 2008

Cash earnings loss of $24 million represented a decrease of $23 million compared to the six months ended 31 March 2008 with lower revenue and higher expense growth offset by reduced impairment charges. Net operating income decreased by $23 million in the second half predominantly driven by a loss from the Structured Products business largely due to trading losses. PPM revenue was also impacted by the downturn in equity markets with FUM decreasing 18% in the second half. Margin loan balances decreased 12% or $0.5 billion since 31 March 2008 following margin calls and customers reducing their gearing.

BUSINESS UNIT PERFORMANCE	Year End Profit Announcement 2008

Expenses increased $11 million in the second half due to costs associated with expanding the capabilities across the Equities business, particularly in Margin Lending, and costs associated with project management and managing the difficult market conditions.

Impairment charges in the second half reflect the increase in provisioning on the single name exposure that was partially provided for in the first half and higher CAPs.

BUSINESS UNIT PERFORMANCE	Year End Profit Announcement 2008

4.3.3   WIB Key Metrics

Revenue Contribution by Business Segments

			Half Year	Half Year	Half Year
$m	2008	2007	Sept 08	March 08	Sept 07
Debt Markets	615	529	301	314	272
Specialised Capital Group	65	56	19	46	29
Foreign Exchange and Energy	470	369	257	213	230
Equities	103	147	39	64	82
Global Transactional Banking	207	198	106	101	101
Other(1)	273	231	148	125	118
Total	1,733	1,530	870	863	832

(1)  Other revenue includes certain internal revenues, fair value gains on investment securities and other sundry revenues.

BUSINESS UNIT PERFORMANCE	Year End Profit Announcement 2008

4.4                  BT FINANCIAL GROUP (AUSTRALIA)

BT Financial Group Australia (BTFG) is Westpac’s wealth management business. BTFG designs, manufactures and distributes financial products that enable our customers to achieve their financial goals by accumulating, managing and protecting their wealth. These products include retail investments, personal and business superannuation (pensions), life and general insurance, and client portfolio administration (Wrap platforms). BTFG also provides financial planning advice and private banking products and services.

BTIM, which is consolidated within the Funds Management business of BTFG, operates the Australian investment management business.

			% Mov’t			% Mov’t
	Half Year	Half Year	Mar 08-	Full Year	Full Year	Sept 07-
$m	Sept 08	March 08	Sept 08	Sept 08	Sept 07	Sept 08
Net interest income	(19)	(17)	(12)	(36)	(10)	large
Non-interest income	630	617	2	1,247	1,245	—
Net operating income	611	600	2	1,211	1,235	(2)
Operating expenses	(330)	(334)	1	(664)	(615)	(8)
Core earnings	281	266	6	547	620	(12)
Impairment charges	(2)	(2)	—	(4)	(3)	(33)
Operating profit before tax	279	264	6	543	617	(12)
Tax and minority interests	(84)	(70)	(20)	(154)	(175)	12
Net profit after tax/cash earnings	195	194	1	389	442	(12)

Economic profit	152	139	9	291	360	(19)
Expense to income ratio (%)	54.0%	55.7%	170bps	54.8%	49.8%	(500bps )

	$bn	$bn		$bn	$bn
Total assets	14.7	15.0	(2)	14.7	17.0	(14)
Funds under management	32.3	35.3	(8)	32.3	38.7	(17)
Funds under administration	41.6	42.4	(2)	41.6	46.2	(10)

Cash Earnings

			% Mov’t			% Mov’t
	Half Year	Half Year	Mar 08-	Full Year	Full Year	Sept 07-
$m	Sept 08	March 08	Sept 08	Sept 08	Sept 07	Sept 08
Funds management business	128	132	(3)	260	273	(5)
Insurance	79	68	16	147	139	6
Total funds management and insurance	207	200	4	407	412	(1)
Other	(12)	(6)	(100)	(18)	30	(160)
Total cash earnings	195	194	1	389	442	(12)

BTFG’s cash earnings decreased in the year ended 30 September 2008, negatively impacted by declines in investment markets and insurance claims above expectations.

The result was delivered in a challenging economic environment, with BTFG delivering sound operating performance and solid net flows in FUA.

The investment markets delivered lower returns with equity, property and fixed income all experiencing considerable declines. This impacts BTFG’s earnings through:

•                  Lower investment management fees due to a reduction in FUM;

•                  Lower administration fees given reduced FUA;

•                  Investment losses on capital invested, including statutory funds; and

•                  Higher volume based expenses incurred as market volatility led to a rise in customer queries and activity over the year.

In response to the unfavourable market conditions, BTFG has reduced its expense profile over the second half of the year. This was achieved while maintaining momentum in key strategic investments in superannuation and supporting the distribution network to deliver continued market share growth.

Our General Insurance business also experienced increased insurance claims through the impact of unexpected severe weather events throughout the year.

BUSINESS UNIT PERFORMANCE	Year End Profit Announcement 2008

Cash earnings from Other was lower compared to the year ended 30 September 2007. This business predominantly includes BTFG’s capital invested and the $18 million full year net loss is consistent with the adverse investment market returns.

Second Half 2008 – First Half 2008

Despite the adverse economic environment, BTFG generated growth in net operating income of 2% compared with the first half while holding expense growth relatively flat and improving the expense to income ratio by 170 basis points.

Cash earnings from Other was lower and the loss is consistent with the continuation of adverse investment market returns experienced over the second half.

BUSINESS UNIT PERFORMANCE	Year End Profit Announcement 2008

4.4.1        Funds Management Business

Funds management includes product management, product administration, product and platform intermediary distribution, client servicing, investment management, financial planning advice and private banking products and services.

The Funds Management results include the investment in BT Investment Management Ltd (BTIM).

			% Mov’t			% Mov’t
	Half Year	Half Year	Mar 08-	Full Year	Full Year	Sept 07-
$m	Sept 08	March 08	Sept 08	Sept 08	Sept 07	Sept 08
Net interest income	15	10	50	25	16	56
Non-interest income	505	526	(4)	1,031	1,015	2
Gross operating income	520	536	(3)	1,056	1,031	2
Commission expense	(46)	(48)	4	(94)	(93)	(1)
Net operating income	474	488	(3)	962	938	3
Operating expenses	(287)	(296)	3	(583)	(539)	(8)
Core earnings	187	192	(3)	379	399	(5)
Impairment charges	(2)	(2)	—	(4)	(3)	(33)
Operating profit before tax	185	190	(3)	375	396	(5)
Tax and minority interests	(57)	(58)	2	(115)	(123)	7
Net profit after tax/cash earnings	128	132	(3)	260	273	(5)
Expense to income ratio	60.5%	60.7%	20bps	60.6%	57.5%	(310bps )

Cash Earnings

			% Mov’t			% Mov’t
	Half Year	Half Year	Mar 08-	Full Year	Full Year	Sept 07-
$m	Sept 08	March 08	Sept 08	Sept 08	Sept 07	Sept 08
Other funds management business	125	124	1	249	273	(9)
BTIM(1)	3	8	(63)	11	—	—
Total cash earnings	128	132	(3)	260	273	(5)

Financial Performance

Full Year 2008 – Full Year 2007

Features:

•                  Net operating income growth of 3% was adversely impacted by weaker investment markets

•                  Underlying FUA growth(2) of 9% driven by the strong net flows on to the Wrap platform

•                  Aggregate FUA margins improved by 5 basis points

Funds Management delivered cash earnings of $260 million, a decrease of 5% on the year ended 30 September 2007. Investment market movements reduced cash earnings growth by 20% and the minority interest from the partial sale of BTIM reduced cash earnings by 1%.

(1)  BTIM was formed in October 2007. Westpac completed a partial sale of BTIM via an IPO on 10 December 2007 but retained a majority shareholding (60%) in the legal entity. The cash earnings of BTIM shown above represent earnings of the new entity since formation, net of the minority interest.

(2)  Underlying FUA growth represents FUA growth excluding market movements.

BUSINESS UNIT PERFORMANCE	Year End Profit Announcement 2008

FUM decreased 17% over the year reflecting the adverse market movements. Excluding market movements, FUM was higher than 30 September 2007 with institutional net inflows of $1.8 billion and positive other movements, including re-invested distributions of $1.1 billion, partially offset by net outflows of $2.3 billion in retail and wholesale. FUM margins were flat.

FUA was 10% lower over the year with positive net flows more than offset by negative market movements. Excluding market movements, FUA increased 9%.

The key factors underpinning the 3% growth in net operating income were:

•                  An increase in Wrap cash balances of $1 billion, or 33%, and increased Wrap margins;

•                  Private Bank income increased $19 million, up 11% due to a $12 million increase from savings and investment products and a $6 million increase in income from mortgages; and

•                  Income from the Advice distribution channel remained consistent with the prior year due to the impact of challenging market conditions which affected sales volumes and trail commissions.

Income growth was partially offset by the impact of adverse market movements on income from FUM/FUA.

Operating expenses increased 8%, or $44 million, driven by:

•                  $31 million increase in volume related expenses relating to:

•                             Lower expense recoveries from funds due to lower FUM balances;

•                             Increased advertising and volume growth in call centres, operations and processing expenses; and

•                             Increased customer activity related to the continued volatility in the investment markets; and

•                  Additional costs from fixed salary increases and increased depreciation following completion of projects including Super for Life during the year.

Expense growth was partially offset by reduced costs associated with a number of initiatives to reposition the business for the lower growth environment and weaker investment markets.

Second Half 2008 - First Half 2008

Features:

•                  Net operating income decline of 3%, materially impacted by the weaker investment markets

•                  FUA decreased 2%, impacted by adverse investment markets

•                  Aggregate FUA margins improved 5 basis points

•                  Expenses decreased 3% from efficiency initiatives

Cash earnings declined 3%, or $4 million, on the six months ended 31 March 2008. Investment market movements impacted earnings growth by 13% and the minority interest from BTIM reduced earnings growth by 2%.

FUA decreased 2% over the half. Excluding market movements, FUA was up 4% driven by an increase in flows on to the Wrap platform.

The key factor underpinning the 3% decline in net operating income was adverse investment market movements which impacted our FUM/FUA balances by $5 billion and reduced income by $25 million on the first half of 2008. The decline was partially offset by growth in Private Bank revenue of 6%, or $6 million, with higher balances in retail products.

BUSINESS UNIT PERFORMANCE	Year End Profit Announcement 2008

Operating expenses were $9 million lower due to initiatives aimed at repositioning the expense base. The reduction was driven by:

•                  $3 million decrease in volume related expenses relating to managing down call centre and operational costs;

•                  Reduction in spend on new projects; and

•                  A reduction of 251 FTE in response to the deteriorating economic environment.

Movement of FUM/FUA

								% Mov’t	% Mov’t
	Sept			Net	Other	Sept	March	Mar 08-	Sept 07-
$bn	2007	Sales	Redns	Flows	Mov’t(1)	2008	2008	Sept 08	Sept 08
Retail(2)	21.8	2.8	(4.5)	(1.7)	(3.4)	16.7	18.5	(10)	(23)
Institutional	10.2	8.3	(6.5)	1.8	(1.1)	10.9	11.1	(2)	7
Wholesale	6.7	2.0	(2.6)	(0.6)	(1.4)	4.7	5.7	(18)	(30)
Total FUM	38.7	13.1	(13.6)	(0.5)	(5.9)	32.3	35.3	(8)	(17)
Wrap	38.3	14.0	(10.9)	3.1	(7.0)	34.4	35.1	(2)	(10)
Corporate Super	6.1	1.4	(1.0)	0.4	(1.0)	5.5	5.6	(2)	(10)
Other(3)	1.8	0.1	—	0.1	(0.2)	1.7	1.7	—	(6)
Total FUA	46.2	15.5	(11.9)	3.6	(8.2)	41.6	42.4	(2)	(10)
Total FUM/FUA(4)	84.9	28.6	(25.5)	3.1	(14.1)	73.9	77.7	(5)	(13)

(1)  Other movement includes market movement and other client transactions including account fees and distributions.

(2)  Retail includes Annuities, Retail Investment, Retirement Products and Retail Superannuation.

(3)  Other includes Capital and Reserves.

(4)  Does not eliminate interfunding between FUM and FUA.

BUSINESS UNIT PERFORMANCE	Year End Profit Announcement 2008

Market share and share of new business in key Australian wealth products are displayed below.

Current Australian Market Share(1)			Share of New Business(2)
Product	Market Share (%)	Rank	Market Share (%)	Rank
Funds Management	5	8	n/a	n/a
Platforms (includes Wrap)	13	2	24	1
Corporate Super	7	6	23	3
Retail	11	4	55	1
Wholesale	3	10	(9)	41

Investment performance and ranking of flagship funds are displayed below.

	Performance and Quartile Ranking(3)
	1 Year		3 Year		5 Year
September 2008	% p.a.	Quartile	% p.a.	Quartile	% p.a.	Quartile
Core Australian Share Fund	(23)	Q1	7	Q2	15	Q1
Ethical Share Fund	(24)	Q2	8	Q1	17	Q1
Imputation Fund	(24)	Q2	8	Q1	17	Q1
Focus Fund	(27)	Q4	7	Q1	n/a	n/a
Smaller Companies Fund	(28)	Q2	6	Q2	19	Q1
Property	(36)	Q1	(1)	Q1	7	Q1
Domestic Fixed Interest	8	Q2	5	Q2	5	Q3
Managed Cash	8	Q2	7	Q1	6	Q1
International Fixed Interest	3	Q1	4	Q1	6	Q1
International Equities	(21)	Q3	(3)	Q4	2	Q4
Asian Share Fund	(27)	n/a	6	n/a	11	n/a
Global Return Fund	(9)	n/a	3	n/a	6	n/a
Balanced	(14)	Q2	3	Q3	8	Q1

(1)	Source: Funds Management, Platforms, Retail and Wholesale is Morningstar Market Share Report June 2008; Corporate Super – Plan For Life June 2008.
(2)	Share of new business on an annual basis based on flows to the end of June 2008.
(3)	Source: BTIM 2008 Full Year Results Presentation dated 28 October 2008.

BUSINESS UNIT PERFORMANCE	Year End Profit Announcement 2008

4.4.2   Insurance Business

The Insurance business result includes the Life Insurance and General Insurance businesses.

$m	Half Year Sept 08	Half Year March 08	% Mov’t Mar 08- Sept 08	Full Year Sept 08	Full Year Sept 07	% Mov’t Sept 07- Sept 08
Net interest income	—	1	(100)	1	10	(90)
Non-interest income	201	176	14	377	339	11
Gross operating income	201	177	14	378	349	8
Commission expense	(44)	(39)	(13)	(83)	(75)	(11)
Net operating income	157	138	14	295	274	8
Operating expenses	(43)	(42)	(2)	(85)	(76)	(12)
Operating profit before tax	114	96	19	210	198	6
Tax and minority interests	(35)	(28)	(25)	(63)	(59)	(7)
Net profit after tax/cash earnings	79	68	16	147	139	6
Expense to income ratio	27.4%	30.4%	300bps	28.8%	27.7%	(110bps )

Cash earnings $m	Half Year Sept 08	Half Year March 08	% Mov’t Mar 08- Sept 08	Full Year Sept 08	Full Year Sept 07	% Mov’t Sept 07- Sept 08
Life Insurance	40	35	14	75	66	14
General Insurance	39	33	18	72	73	(1)
Total	79	68	16	147	139	6

Full Year 2008-Full Year 2007

Features:

•                             Net operating income growth of 8% despite increased General Insurance claims associated with severe weather events

•                             Life Insurance in-force premium growth of 8%

•                             General Insurance gross written premium growth of 3%

The Insurance business delivered cash earnings of $147 million, an increase of 6% on the year ended 30 September 2007, driven by in-force premium growth of 8% in Life Insurance.

Net operating income increased by 8% to $295 million due to:

•                             Growth in Life Insurance net operating income of 14% to $164 million driven by in-force premium growth of 8% from increased sales including new sales made through the BT funds platform;

•                             Increased General Insurance net operating income of 1% to $131 million due to growth in Home and Contents Insurance partially offset by an increase in severe weather event claims of $13 million and an increase in Lenders Mortgage Insurance claims to $10 million, up from $7 million in the prior year reflecting the impact of the adverse economic environment; and

•                             An increase in investment income of $13 million in General Insurance through volume growth and a change to the investment strategy of invested capital which is predominantly invested in cash products.

Expenses increased 12%, or $9 million, with $4 million due to increased volumes, higher claims handling costs and an increase in customer serving employees to support cross-sell initiatives and distribution. Investment expenditure in 2008 was also directed into embedding Life Insurance on to the BT funds platform.

BUSINESS UNIT PERFORMANCE	Year End Profit Announcement 2008

Second Half 2008 – First Half 2008

Features:

•                             Cash earnings growth of 16% driven by strong net operating income growth of 14%

•                             Lower General Insurance claims

•                             Continued growth in cross-sell of General Insurance products

Cash earnings increased 16% or $11 million on the six months ended 31 March 2008 from lower General Insurance claims than in the first half and higher General Insurance income.

Net operating income of $157 million was up 14% or $19 million due to:

•                             A 18% increase in General Insurance net operating income to $71 million through volume growth, including improved cross-sell, in Home and Contents insurance and a reduction in severe weather event claims of $8 million; and

•                             Growth in Life Insurance net operating income of 9% from increased sales of 14% and increased in-force premiums of 4%.

Insurance expenses increased 2% with increased volumes partially offset by tighter expenditure controls in response to the downturn in economic conditions.

BUSINESS UNIT PERFORMANCE	Year End Profit Announcement 2008

Premiums for Risk Businesses

$m	In-force Sept 2007	Sales	Lapses	Net Inflows	Other mov’t	In-force Sept 2008	In-force March 2008	% Mov’t Mar 08- Sept 08	% Mov’t Sept 07- Sept 08
Life Insurance in-force premiums ($m)	288	57	(47)	10	14	312	299	4	8

Ratios for Insurance Business (%)	Half Year Sept 08	Half Year March 08	% Mov’t Mar 08- Sept 08		Full Year Sept 08	Full Year Sept 07	% Mov’t Sept 07- Sept 08
Life Insurance (loss ratio)(1)	26	33	large		30	33	(300bps	)
General Insurance (combined ratio)(2)	65	69	(400bps	)	67	60	large

			% Mov’t			% Mov’t
	Half Year	Half Year	Mar 08-	Full Year	Full Year	Sept 07-
$m	Sept 08	March 08	Sept 08	Sept 08	Sept 07	Sept 08
General Insurance gross written premium	141	143	(1)	284	277	3

Current Australian Market Share
Product(3)	Market Share (%)	Rank
Life Insurance – inflows	6	8
Life Insurance – new business	5	7

(1)	Life Insurance loss ratio is claims (including change of reserves) plus net cost of reinsurance over gross reinsurance premium income.
(2)	General Insurance combined ratio is operating expenses plus claims costs over premium revenue.
(3)	Source: Life Insurance – Plan for Life data June 2008.

BUSINESS UNIT PERFORMANCE	Year End Profit Announcement 2008

4.4.3   Wealth management income reconciliation

Non-interest income for BTFG can be reconciled to the total wealth management and insurance income as disclosed in Section 5, Note 5, Non-interest income as follows:

			% Mov’t			% Mov’t
	Half Year	Half Year	Mar 08-	Full Year	Full Year	Sept 07-
$m	Sept 08	March 08	Sept 08	Sept 08	Sept 07	Sept 08
BTFG non-interest income	630	617	2	1,247	1,245	—
Net commission, premium, fee and banking income	(115)	(91)	(26)	(206)	(167)	(23)
BT wealth management and insurance income	515	526	(2)	1,041	1,078	(3)
NZ wealth management & insurance	39	26	50	65	69	(6)
WIB wealth management	19	22	(14)	41	40	3
Other	(1)	1	(200)	—	12	(100)
Total wealth management & insurance income (cash earnings basis, section 3)	572	575	(1)	1,147	1,199	(4)
Cash earnings adjustments
Policyholder tax recoveries(1)	(44)	(154)	71	(198)	92	large
Treasury shares adjustment	7	22	(68)	29	(32)	191
Total wealth management & insurance income (reported basis, section 5)	535	443	21	978	1,259	(22)

(1)                  The negative reported income from policyholder tax recoveries in the year ended 30 September 2008 represents the impact of market declines on policyholder earnings during the year.

BUSINESS UNIT PERFORMANCE	Year End Profit Announcement 2008

4.5      NEW ZEALAND

New Zealand operations provide banking and wealth management products and services to New Zealand consumer and business customers. The New Zealand wealth business includes Westpac Life New Zealand and BT New Zealand. The results do not include the earnings of the New Zealand Institutional Bank. All figures are in New Zealand dollars (NZ$).

			% Mov’t			% Mov’t
	Half Year	Half Year	Mar 08-	Full Year	Full Year	Sept 07-
NZ$m	Sept 08	March 08	Sept 08	Sept 08	Sept 07	Sept 08
Net interest income	590	568	4	1,158	1,024	13
Non-interest income	220	204	8	424	412	3
Net operating income	810	772	5	1,582	1,436	10
Operating expenses	(350)	(349)	—	(699)	(682)	(2)
Core earnings	460	423	9	883	754	17
Impairment charges	(109)	(61)	(79)	(170)	(81)	(110)
Operating profit before tax	351	362	(3)	713	673	6
Tax and minority interests	(111)	(118)	6	(229)	(216)	(6)
Net profit after tax/cash earnings	240	244	(2)	484	457	6
Economic profit	108	116	(7)	224	227	(1)
Expense to income ratio (%)	43.2%	45.2%	200bps	44.2%	47.5%	330bps

	$bn	$bn		$bn	$bn
Deposits	27.2	26.5	2	27.2	25.0	9
Net loans	46.5	45.1	3	46.5	42.7	9
Total assets	47.7	46.3	3	47.7	43.9	9
Funds under management	2.0	1.9	5	2.0	1.9	5

Financial Performance (NZ$)

Full Year 2008 - Full Year 2007

Features:

•          Cash earnings growth of 6%, driven by operating income growth of 10%

•          Disciplined expense management, with expense to income ratio down 330 basis points to 44.2%

•          Impairment charges increased by $89 million due to a deterioration in the New Zealand economy and downturn in the housing market

New Zealand delivered cash earnings of $484 million for the year ended 30 September 2008, up 6% on the year ended 30 September 2007. Operating income growth of 10%, supported by continued strength in net interest income, was partially offset by an increase in impairment charges of $89 million as a result of the downturn in the economy and housing market.

Net interest income increased 13% due to:

•          Consumer lending growth of 7%, reflecting slower mortgage growth as easing property prices and high interest rates dampened demand. Consumer lending spreads improved 16 basis points, predominantly due to an improvement in the mix of new business;

•          Business lending growth of 15% driven by an increase in term loans particularly in the Agri sector. Spread improvement was 6 basis points reflecting increased risk premium and higher funding costs being passed on to customers; and

•          Deposit growth of 9%, driven by a 16% increase in term deposits reflecting changing customer preferences. Deposit spreads declined 25 basis points due to the migration to lower margin term deposits and online products.

BUSINESS UNIT PERFORMANCE	Year End Profit Announcement 2008

Divisional net interest margin of 2.17% was down 1 basis point on the year ended 30 September 2007.

Non-interest income increased $12 million or 3% compared to the year ended 30 September 2007. Higher fee income received from mortgage funds, the restructure of the Hotpoints credit card loyalty scheme and increased insurance commissions were partially offset by lower transaction fees.

The expense to income ratio improved to 44.2%, down 330 basis points compared to the year ended 30 September 2007. Expenses increased by 2% as wage increases were offset by benefits from supplier renegotiations in technology, printing cost savings and call centre process improvements.

The general deterioration in the New Zealand economy and the specific weakness in the Auckland housing market has contributed to an increase in impairment charges of $89 million compared to the year ended 30 September 2007. The increase in impairment charges comprised:

•          $29 million increase in business IAPs largely a result of two individual name exposures which have been downgraded in the period and represents $22 million of the increase;

•          $28 million increase in housing IAPs;

•          $21 million of additional write-offs; and

•          $11 million increase in CAPs driven by slower economic conditions.

The deterioration in housing delinquencies has continued with greater than 90 day delinquencies increasing from 20 basis points to 47 basis points. The increase was associated with the rapid slow down in the housing market with slowing national sales (down 24%) and declining property prices. Greater than 90 day credit card delinquencies increased to 1.22% from 0.88% in September 2007, however, trends for shorter period delinquencies were stable. Impaired assets represent 0.52% of total committed exposures, up 27 basis points on the year ended 30 September 2007.

Second Half 2008 - First Half 2008

Features:

•         Cash earnings down 2%, impacted by a significant increase in impairment charges, up 79% as the economy headed towards recession

•         Core earnings up 9% driven by income growth of 5% and flat expenses

New Zealand delivered cash earnings of $240 million for the six months ended 30 September 2008, a decrease of 2% compared to the six months ended 31 March 2008.

Operating income growth of 5% was driven by 4% net interest income growth and an 8% increase in non-interest income compared to the first half.

Net interest income growth of 4% was due to:

•          Consumer lending increased 2%, reflecting an easing in unsecured lending and housing volumes. Spreads were 16 basis points higher than the previous six months;

•          Business lending increased 7%; and

•          Deposit growth of 2% driven by increased demand for term deposits. Spread compression was 21 basis points due to the shift in portfolio mix towards term deposits and competitive pricing pressure.

Non-interest income of $220 million was 8% higher than the first half driven by higher insurance commissions and higher fee income from mortgage funds.

Expenses were flat against the first half reflecting tight control over operating costs and the benefit of prior period productivity initiatives.

BUSINESS UNIT PERFORMANCE	Year End Profit Announcement 2008

Impairment charges were up $48 million, 79% higher than the six months ending 31 March 2008, as the economy and housing conditions continued to tighten. Significant factors included:

•          $18 million increase in housing IAPs and $16 million increase in business IAPs;

•          $13 million increase in CAPs reflecting an increase in watchlist assets; and

•          $1 million increase in write-offs.

There has been a general increase in delinquencies across all products, reflecting the economic deterioration and housing market slowdown. Impaired assets to total committed exposures at 30 September 2008 increased 24 basis points compared to 31 March 2008.

BUSINESS UNIT PERFORMANCE	Year End Profit Announcement 2008

4.5.1   New Zealand Key Metrics

Lending Growth (%)(1)	2H08	1H08	2H07	1H07
Mortgages	3	10	13	23
Unsecured personal lending	2	9	7	16
Consumer lending	3	10	13	23
Business lending	14	15	13	11
Total lending	6	11	13	19

Deposit Growth (%)(1)	2H08	1H08	2H07	1H07
Consumer deposits	11	10	12	10
Business deposits(2)	(9)	18	28	17
Total deposits	5	12	17	12

Market Share Metrics	2H08	1H08	2H07	1H07
Consumer lending:
Market share(3)	19%	19%	19%	19%
System multiple(3),(4)	1.0	1.0	1.1	1.5
Deposits:
Market share(2),(3)	21%	21%	21%	20%
System multiple(2),(3),(4)	0.5	1.2	1.5	1.0

Divisional Interest Margin (%)	2H08	1H08	2H07	1H07
New Zealand	2.16	2.17	2.16	2.20

Product Spreads (%)	2H08	1H08	2H07	1H07
Consumer lending spread	1.27	1.11	1.11	1.18
Business lending spread	1.56	1.50	1.50	1.53
Total lending spreads	1.39	1.27	1.28	1.34
Deposits spreads(2)	1.60	1.81	1.85	1.80

Credit Quality (%)	2H08	1H08	2H07	1H07
% of Portfolio > 90 Days
Housing delinquency	0.47	0.34	0.20	0.20
Unsecured consumer delinquency	1.27	1.01	0.84	0.75

Impaired Assets
Impaired Assets/Total TCE	0.52	0.28	0.25	0.16

Customer Satisfaction	2H08	1H08	2H07	1H07
Consumer satisfaction(5)	61%	61%	47%	n/a
Consumer satisfaction - position in market(5)	4	4	5	n/a

(1)	Annualised
(2)	2H07 business deposits include the transfer of NZ$0.5 billion of money market deposits from Treasury in April 2007. This is reflected in deposit growth, market share and product spreads key metrics.
(3)	Source: RBNZ. Second Half 2008 is a six month average to August 2008 for consumer lending and a six month average to August 2008 for deposits.
(4)	System multiple calculated as a six month rolling average. Second half 2008 reflects the six months to August 2008.
(5)

Source: Latest available information from Nielsen Consumer Finance Monitor Toplines. 2H08 based on September 2008 quarter report. Nielsen implemented new survey methodology in the December 2007 quarter and comparatives for first half 2007 are unable to be revised. Nielsen performed a parallel survey at 30 September 2007 under the new methodology to provide indicative comparatives.

BUSINESS UNIT PERFORMANCE	Year End Profit Announcement 2008

4.6      PACIFIC BANKING

Pacific Banking provides banking services for retail and business customers throughout the South Pacific island nations. Branches, ATMs, telephone banking and internet banking channels are used to deliver our core business activities in Fiji, Papua New Guinea (PNG), Vanuatu, Cook Islands, Tonga, Solomon Islands and Samoa. Pacific Banking’s financial products include home, personal and business lending and savings and investment accounts.

$m	Half Year Sept 08	Half Year March 08	% Mov’t Mar 08- Sept 08	Full Year Sept 08	Full Year Sept 07	% Mov’t Sept 07- Sept 08
Net interest income	63	54	17	117	99	18
Non-interest income	53	53	—	106	95	12
Net operating income	116	107	8	223	194	15
Operating expenses	(34)	(33)	(3)	(67)	(62)	(8)
Core earnings	82	74	11	156	132	18
Impairment charges	(9)	(7)	(29)	(16)	(11)	(45)
Operating profit before tax	73	67	9	140	121	16
Tax and minority interests	(25)	(22)	(14)	(47)	(41)	(15)
Net profit after tax/cash earnings	48	45	7	93	80	16
Economic profit	37	36	3	73	69	6
Expense to income ratio (%)	29.3%	30.8%	150 bps	30.0%	32.0%	200 bps

	$bn	$bn		$bn	$bn
Deposits	2.2	1.8	21	2.2	1.6	36
Total assets	2.4	2.0	20	2.4	1.8	33

Financial Performance

Full Year 2008 - Full Year 2007

Features:

•     Cash earnings up 16% driven by strong asset growth and foreign exchange income

•     Increased impairment charges

Cash earnings for Pacific Banking increased by 16% for the year ended 30 September 2008, driven by net operating income growth of 15% primarily reflecting the commodity-led economic boom in PNG and relatively strong growth in Vanuatu, Samoa and the Solomon Islands.

Net interest income increased 18% for the year ended 30 September 2008 driven by 33% asset growth. The majority of this increase was attributable to growth in Papua New Guinea (PNG) from resource sector driven increases in market liquidity and infrastructure projects.

Non-interest income increased $11 million (12%) for the year ended 30 September 2008. This result is predominantly driven by growth in foreign exchange income in PNG.

Expenses increased by $5 million (8%) from increased investment in technology and people, primarily risk and compliance initiatives. A project to roll out co-branded cards across the Pacific finished in September 2007 and the associated amortisation expense contributed to expense growth in the year.

Impairment charges of $16 million were incurred for the year ended 30 September 2008, up 45% on the prior year due primarily to portfolio growth and credit downgrades.

BUSINESS UNIT PERFORMANCE	Year End Profit Announcement 2008

Second Half 2008 - First Half 2008

Features:

•       Cash earnings up 7% due to increased revenue

Cash earnings for Pacific Banking increased $3 million or 7% compared with the six months ended 31 March 2008, primarily driven by net operating income growth of 8%.

Net interest income increased by $9 million, up 17%, compared to the six months ended 31 March 2008, driven by asset growth of 20%. Non-interest income and expenses were in line with the first half.

BUSINESS UNIT PERFORMANCE	Year End Profit Announcement 2008

4.7      GROUP BUSINESS UNIT

This segment comprises:

•      Group items, including earnings on surplus capital, accounting entries for certain intra-group transactions that facilitate the presentation of the performance of our operating segments, (such as hedge results associated with hedging our New Zealand earnings), earnings from property sales and certain other head office items such as centrally raised provisions;

•      Treasury, which is primarily focused on the management of the Group’s interest rate risk and funding requirements by managing the mismatch between Group assets and liabilities. Treasury’s earnings are primarily impacted by the hedging decisions taken on behalf of the Group to manage net interest income outcomes and assist net interest income growth; and

•      Structured Finance which originates and executes large principal transactions on behalf of Westpac that are typically multi-jurisdictional. Structured Finance transactions can be high yielding asset transactions or liability transactions which raise low cost funds on Westpac’s behalf.

$m	Half Year Sept 08	Half Year March 08	% Mov’t March 08- Sept 08	Full Year Sept 08	Full Year Sept 07	% Mov’t Sept 07- Sept 08
Net interest income	256	216	19	472	310	52
Non-interest income	35	21	67	56	4	large
Net operating income	291	237	23	528	314	68
Operating expenses	(43)	(23)	(87)	(66)	18	large
Core earnings	248	214	16	462	332	39
Impairment charges	(43)	(32)	(34)	(75)	(28)	(168)
Operating profit before tax	205	182	13	387	304	27
Tax and minority interests	(81)	(31)	(161)	(112)	(128)	13
Cash Earnings	124	151	(18)	275	176	56

Treasury

$m	Half Year Sept 08	Half Year March 08	% Mov’t March 08- Sept 08	Full Year Sept 08	Full Year Sept 07	% Mov’t Sept 07- Sept 08
Net interest income	183	142	29	325	219	48
Non-interest income	46	—	—	46	7	large
Cash Earnings	138	88	57	226	135	67

Structured Finance

$m	Half Year Sept 08	Half Year March 08	% Mov’t March 08- Sept 08	Full Year Sept 08	Full Year Sept 07	% Mov’t Sept 07- Sept 08
Cash Earnings	25	25	—	50	76	(34)

	$bn	$bn		$bn	$bn
Deposits	0.0	—	—	0.0	0.1	(100)
Net loans	1.0	1.0	—	1.0	0.7	43
Total assets	3.0	2.8	7	3.0	2.3	30

BUSINESS UNIT PERFORMANCE	Year End Profit Announcement 2008

Full Year 2008 - Full Year 2007

Features:

•         Increased Treasury contribution

•         Increased contribution from Group items offset by continued run off in Structured Finance transactions

Cash earnings were up $99 million compared to the year ended 30 September 2007. This was mainly driven by an uplift of $91 million in Treasury cash earnings as a result of improved risk management of interest rate and foreign exchange positions. Additional cash earnings from Group items were offset by lower Structured Finance cash earnings as the portfolio continued to run-off.

Total income growth was primarily driven by increased Treasury contribution of $145 million and gains on hedging of our New Zealand operations.

Expenses increased due to additional employee expenses in Treasury as well as incremental spend on projects and technology.

Impairment charges increased due to an additional $76 million of CAPs which reflects the assessed impact of continuing market dislocation.

The decrease in tax expense is largely due to a reduction of $15 million in 2008 from the Group tax provisions. 2007 included an increase of $39 million to the Group’s tax provision.

Second Half 2008 - First Half 2008

Features:

•         Increased CAPs offset by higher Treasury contribution

Cash earnings were down $27 million compared to the six months ended 31 March 2008, with a higher Treasury contribution more than offset by higher expenses, impairment charges and tax expense.

Expenses were higher for the reasons outlined above. Additional CAPs of $45 million were raised in the second half of 2008 relating to the economic overlay from the capital market dislocation. Tax expense was higher because the first half of 2008 benefited from a reduction of $20 million to the Group tax provision, with the second half reporting a $5 million increase to the provision.

Treasury VaR(1)

In the year ended 30 September 2008 Treasury reported an increase in its measured VaR. The increase in the average daily VaR from $7.2 million for the six months ended 30 September 2007 to $22.9 million for the six months ended 30 September 2008 reflects higher market volatility in markets in which Treasury holds long-term strategic positions. In particular, Treasury’s increased holdings of liquid assets and positions to manage the risk of foreign currency borrowings were the primary drivers of higher VaR. The average Treasury VaR usage for the six months ended 31 March 2008 was $9.9 million.

(1)

VaR measures the potential size of loss for a given confidence level. Volatility in the data series used for VaR measurement is key to risk assessment. Higher market volatility increases VaR for the same given position.

2008 FINANCIAL INFORMATION	Year End Profit Announcement 2008

Notes to the statements shown in sections 5.1, 5.2, 5.3, and 5.4 as required by Appendix 4E are referenced in the margin of the relevant tables

2008 FINANCIAL INFORMATION	Year End Profit Announcement 2008

5.1 CONSOLIDATED INCOME STATEMENT

$m	Note	Half Year Sept 08	Half Year March 08	% Mov’t Mar 08- Sept 08	Full Year Sept 08	Full Year Sept 07	% Mov’t Sept 07- Sept 08
Interest income	4	15,382	13,699	12	29,081	22,075	32
Interest expense	4	(11,630)	(10,229)	(14)	(21,859)	(15,762)	(39)
Net interest income		3,752	3,470	8	7,222	6,313	14
Non-interest income	5	1,874	2,324	(19)	4,198	3,860	9
Net operating income before operating expenses and impairment charges		5,626	5,794	(3)	11,420	10,173	12
Operating expenses	6	(2,818)	(2,452)	(15)	(5,270)	(4,543)	(16)
Impairment charges	12	(498)	(433)	(15)	(931)	(482)	(93)
Profit before income tax		2,310	2,909	(21)	5,219	5,148	1
Income tax expense	8	(613)	(674)	9	(1,287)	(1,630)	21
Net profit for the period		1,697	2,235	(24)	3,932	3,518	12
Net profit attributable to minority interests		(40)	(33)	(21)	(73)	(67)	(9)
Net profit attributable to equity holders of WBC		1,657	2,202	(25)	3,859	3,451	12

2008 FINANCIAL INFORMATION	Year End Profit Announcement 2008

5.2 CONSOLIDATED BALANCE SHEET

As at $m	Note	30 Sept 2008	31 March 2008	30 Sept 2007	% Mov’t Mar 08-Sept 08	% Mov’t Sept 07- Sept 08
Assets
Cash and balances with central banks		4,809	4,109	2,243	17	114
Due from other financial institutions		21,345	30,094	28,379	(29)	(25)
Derivative financial instruments	20	34,810	22,859	24,308	52	43
Trading securities(1)		39,534	24,688	22,237	60	78
Other financial assets designated at fair value		2,547	1,637	1,179	56	116
Available-for-sale securities(1)		1,613	1,137	1,089	42	48
Loans for consumer purposes	11	187,245	173,755	169,130	8	11
Loans for business purposes	11	126,300	124,345	106,247	2	19
Life insurance assets		12,547	13,407	15,456	(6)	(19)
Regulatory deposits with central banks overseas		927	1,053	753	(12)	23
Goodwill and other intangible assets(2)		2,989	3,071	2,989	(3)	—
Property, plant and equipment		505	492	489	3	3
Current tax assets		77	—	—	—	—
Net deferred tax assets		628	799	516	(21)	22
Other assets		3,672	3,695	2,638	(1)	39
Total assets		439,548	405,141	377,653	8	16

Liabilities
Due to other financial institutions		15,861	13,776	9,133	15	74
Deposits at fair value	18	60,011	63,758	48,603	(6)	23
Deposits at amortised cost	18	173,719	159,719	153,451	9	13
Derivative financial instruments	20	24,970	19,627	25,192	27	(1)
Trading liabilities and other financial liabilities designated at fair value		16,689	10,481	8,223	59	103
Debt issues		96,398	86,594	81,504	11	18
Acceptances		3,971	5,803	5,622	(32)	(29)
Current tax liabilities		—	469	233	100	100
Life insurance liabilities		11,953	12,738	14,392	(6)	(17)
Provisions		1,106	816	980	36	13
Other liabilities		6,380	5,591	4,785	14	33
Total liabilities excluding loan capital		411,058	379,372	352,118	8	17

Loan capital
Subordinated bonds, notes and debentures		6,545	5,672	6,042	15	8
Subordinated perpetual notes		486	425	429	14	13
Trust preferrred securities 2004 (TPS 2004)		666	595	567	12	17
Fixed interest resettable trust securities (FIRsTS)		—	—	666	—	100
Stapled Preferred Securities		1,021	—	—	—	—
Total loan capital		8,718	6,692	7,704	30	13
Total liabilities		419,776	386,064	359,822	9	17

Net assets		19,772	19,077	17,831	4	11

Shareholders’ equity
Share capital:
Ordinary share capital		6,744	6,428	6,125	5	10
Treasury and RSP Treasury shares		(151)	(170)	(114)	11	(32)
Reserves		256	245	192	4	33
Retained profits		10,999	10,654	9,716	3	13
Total equity attributable to equity holders of WBC		17,848	17,157	15,919	4	12

Minority Interests
Trust preferred securities 2003 (TPS 2003)		1,137	1,137	1,137	—	—
Trust preferred securities 2006 (TPS 2006)		755	755	755	—	—
Other		32	28	20	14	60
Total minority interests		1,924	1,920	1,912	—	1
Total shareholders equity and minority interests		19,772	19,077	17,831	4	11

(1)

Trading securities and Available-for-sale securities on the balance sheet as at 31 March 2008 and 30 September 2007 have been revised to align with their intended classification. Trading securities was revised from $23,391 million to $24,688 million at 31 March 2008, and from $20,815 million to $22,237 million at 30 September 2007. Available-for-sale securities was revised from $2,434 million to $1,137 million at 31 March 2008, and from $2,511 million to $1,089 million at 30 September 2007.

(2)

Goodwill and other intangible assets include $464 million in capitalised software costs ($548 million at 31 March 2008 and $527 million at 30 September 2007) with an average amortisation period of approximately three years.

2008 FINANCIAL INFORMATION	Year End Profit Announcement 2008

5.3 CONSOLIDATED CASH FLOW STATEMENT

				% Mov’t			% Mov’t
		Half Year	Half Year	Mar 08-	Full Year	Full Year	Sept 07-
$m	Note	Sept 08	March 08	Sept 08	Sept 08	Sept 07	Sept 08
Cash flows from operating activities
Interest received		15,421	13,344	16	28,765	21,862	32
Interest paid		(11,325)	(10,064)	(13)	(21,389)	(15,493)	(38)
Dividends received excluding life business		12	3	large	15	14	7
Other non-interest income received		1,570	1,384	13	2,954	2,739	8
Operating expenses paid		(2,120)	(1,939)	(9)	(4,059)	(3,528)	(15)
Net (increase)/decrease in trading and fair value assets		(15,266)	(2,731)	large	(17,997)	(5,735)	large
Net increase/(decrease) in trading and fair value liabilities		6,165	2,305	167	8,470	5,562	52
Net (increase)/decrease in derivative financial		(1,349)	(4,865)	72	(6,214)	(5,591)	(11)
Income tax paid excluding life business		(859)	(715)	(20)	(1,574)	(1,485)	(6)
Life business:
Receipts from policyholders and customers		1,324	1,322	—	2,646	3,236	(18)
Interest and other items of similar nature		15	21	(29)	36	39	(8)
Dividends received		609	239	155	848	1,104	(23)
Payments to policyholders and suppliers		(1,674)	(1,474)	(14)	(3,148)	(3,914)	20
Income tax paid		(23)	(57)	60	(80)	(85)	6
Net cash (used in)/provided by operating activities	21	(7,500)	(3,227)	(132)	(10,727)	(1,275)	large
Cash flows from investing activities
Proceeds from available-for-sale securities		2,379	2,135	11	4,514	2,431	86
Purchase of available-for-sale securities		(2,929)	(1,946)	(51)	(4,875)	(4,009)	(22)
Net (increase)/decrease in:
Due from other financial institutions		9,115	(1,739)	large	7,376	(16,603)	144
Loans		(16,329)	(22,869)	29	(39,198)	(41,284)	5
Life insurance assets		71	396	(82)	467	(261)	large
Regulatory deposits with central banks overseas		240	(321)	175	(81)	(358)	77
Other assets		4,187	(879)	large	3,308	(528)	large
Purchase of intangible assets		(200)	(113)	(77)	(313)	(251)	(25)
Purchase of property, plant and equipment		(114)	(81)	(41)	(195)	(147)	(33)
Proceeds from disposal of property, plant and equipment		44	20	120	64	6	large
Controlled entities and businesses disposed, net of cash held		—	70	(100)	70	—	—
Partial disposal of controlled entities		—	229	(100)	229	—	—
Payments for acquisition of controlled entities, net of cash acquired		(1)	(136)	99	(137)	—	—
Net cash used in investing activities		(3,537)	(25,234)	86	(28,771)	(61,004)	53
Cash flows from financing activities
Issue of loan capital		476	—	—	476	2,223	(79)
Redemption of loan capital		1,064	(1,064)	200	—	—	—
Proceeds from exercise of employee options		14	15	(7)	29	37	(22)
Purchase of share on exercise of employee options and rights		(59)	(73)	19	(132)	(73)	(81)
Net increase/(decrease) in:
Due to other financial institutions		1,055	4,707	(78)	5,762	(2,493)	large
Deposits		8,755	21,589	(59)	30,344	35,278	(14)
Debt issues		1,015	5,802	(83)	6,817	28,943	(76)
Other liabilities		410	300	37	710	(673)	large
Purchase of treasury shares		16	(73)	122	(57)	(91)	37
Sale of treasury shares		3	17	(82)	20	28	(29)
Payment of dividends		(952)	(920)	(3)	(1,872)	(1,630)	(15)
Payment of dividends to minority interests		(48)	(25)	(92)	(73)	(67)	(9)
Net cash provided by financing activities		11,749	30,275	(61)	42,024	61,482	(32)
Net increase/(decrease) in cash and cash equivalents		712	1,814	(61)	2,526	(797)	large
Effect of exchange rate changes on cash and cash equivalents		(12)	52	(123)	40	(92)	143
Cash and cash equivalents at beginning of the period		4,109	2,243	83	2,243	3,132	(28)
Cash and cash equivalents at period end		4,809	4,109	17	4,809	2,243	114

2008 FINANCIAL INFORMATION	Year End Profit Announcement 2008

5.4 CONSOLIDATED STATEMENT OF RECOGNISED INCOME AND EXPENSE

			% Mov’t			% Mov’t
	Half Year	Half Year	Mar 08-	Full Year	Full Year	Sept 07-
$m	Sept 08	March 08	Sept 08	Sept 08	Sept 07	Sept 08
Gains/(losses) on available-for-sale securities:
Recognised in equity	(7)	40	(118)	33	(6)	large
Transferred to income statement	1	2	(50)	3	(20)	115
Gains/(losses) on cash flow hedging instruments:
Recognised in equity	(186)	(34)	large	(220)	124	large
Transferred to income statement	(10)	5	large	(5)	12	(142)
Exchange differences on translation of foreign operations	99	(13)	large	86	(179)	148
Income tax on items taken directly to or transferred directly from equity:
Available-for-sale securities reserve	(8)	(13)	38	(21)	9	large
Cash flow hedging reserve	62	5	large	67	(37)	large
Foreign currency translation reserve	8	9	(11)	17	48	(65)
Net income recognised directly in equity	(41)	1	large	(40)	(49)	18
Profit for the period	1,697	2,235	(24)	3,932	3,518	12
Total recognised income and expense for the period	1,656	2,236	(26)	3,892	3,469	12
Attributable to:
Members of the parent	1,616	2,203	(27)	3,819	3,402	12
Minority interests	40	33	21	73	67	9
Total recognised income and expense for the period	1,656	2,236	(26)	3,892	3,469	12

2008 FINANCIAL INFORMATION	Year End Profit Announcement 2008

5.5    NOTES TO 2008 FINANCIAL INFORMATION

Note 1.           Basis of preparation of financial information

(i) General

The accounting policies and methods of computation adopted in the financial year were in accordance with the requirements for an Authorised Deposit-taking Institution under the Banking Act 1959 (as amended), Australian equivalents to International Financial Reporting Standards, other authoritative pronouncements of the Australian Accounting Standards Board, Urgent Issues Group Interpretations and the Corporations Act 2001 (Cth). Westpac’s financial statements also comply with International Financial Reporting Standards and interpretations as issued by the International Accounting Standards Board.

Where necessary, comparative figures have been adjusted to conform to changes in presentation in the current period.

All amounts have been rounded to the nearest million dollars unless otherwise stated.

(ii) Changes in accounting policies

In the current financial year the Group adopted AASB 7 Financial Instruments Disclosures for the first time. AASB 7 impacts the disclosure of financial instruments and has not had a material impact on the Group.

The following new standards and interpretations have been issued, but are not yet effective and have not been early adopted by the Group:

Interpretation 13 Customer Loyalty Programmes (Interpretation 13) is effective for the 30 September 2009 financial year end. Interpretation 13 addresses how companies that grant their customers loyalty award credits when buying goods and services should account for their obligation to provide free or discounted goods and services, if and when the customers redeem the points. Interpretation 13 requires the entity to allocate some of the proceeds of the initial sale to award credits and recognise these proceeds as revenue when the provision of free goods or services is fulfilled. The guidance will result in the remeasurement and reclassification of the existing credit card loyalty provision to deferred income. Deferred income will be recognised as revenue when the expense of providing rewards is incurred. It is expected that there will be some delay in the timing of the recognition of revenue attributed to the credit card loyalty programme going forward. This guidance is not expected to have a material impact to the Group.

A revised AASB 3 Business Combinations and amended AASB 127 Consolidated and Separate Financial Statements were issued by the Australian Accounting Standards Board in March 2008. The revisions to the standards apply prospectively to business combinations and will be effective for the 30 September 2010 financial year end. The main changes under the standards are that:

•	acquisition related costs are recognised as an expense in the income statement in the period they are incurred;
•	earn-outs and contingent considerations will be measured at fair value at the acquisition date, however remeasurement in the future may be recognised in the income statement;
•

step acquisitions, impacting equity interests held prior to control being obtained, are remeasured to fair value, with gains and losses being recognised in the income statement. Similarly where control is lost, any difference between the fair value of the residual holding and its carrying value is recognised in the income statement; and

•	while control is retained, transactions with minority interests would be treated as an equity transaction.

AASB 101 Presentation of Financial Statements is a revised standard applicable to the Group in the 2010 financial year. The amendments affect the presentation of owner changes in equity and of comprehensive income. They do not change the recognition, measurement or disclosure of specific transactions and events required by other standards.

Amendments to AASB 132 Financial Instruments: Presentation was issued in February 2008 and will require some puttable financial instruments and certain financial instruments, which impose on the entity an obligation to deliver to another party a pro rata share of the net assets only on liquidation, to be classified as equity. The amendment is applicable to the Group in the 2010 financial year and is not expected to have a material impact.

AASB 8 Operating Segments was issued in February 2007. The standard applies to the Group for the 2010 financial year ended. The standard replaces AASB 114 Segment Reporting and will further align operating segment reporting with internal reporting to key management personnel.

2008 FINANCIAL INFORMATION	Year End Profit Announcement 2008

Note 2.           Interest spread and margin analysis

	Half Year	Half Year	Full Year	Full Year
	Sept 08	March 08	Sept 08	Sept 07
Group
Average external interest earning assets ($m)	360,701	342,613	351,657	292,417
Net interest income ($m)	3,786	3,508	7,294	6,414
Interest spread (%)	1.80	1.72	1.76	1.85
Benefit of net non-interest bearing liabilities and equity (%)	0.30	0.33	0.31	0.34
Interest margin (%)	2.10	2.05	2.07	2.19

Analysis by business unit

Average external interest earning assets ($m)
Consumer Financial Services	148,199	139,517	143,858	128,321
Business Financial Services	59,448	54,194	56,821	48,587
Westpac Institutional Bank	67,647	65,867	66,757	53,501
New Zealand (A$)	37,101	37,825	37,463	35,119
BT Financial Group	1,002	922	962	574
Pacific Banking	1,820	1,798	1,809	1,548
Group Business Unit	45,484	42,490	43,987	24,767
Group total	360,701	342,613	351,657	292,417
New Zealand (NZ$)	45,714	43,748	44,731	39,831

Net interest income ($m) (excluding capital benefit)(1)
Consumer Financial Services	1,408	1,297	2,705	2,502
Business Financial Services	931	885	1,816	1,583
Westpac Institutional Bank	254	196	450	327
New Zealand (A$)	401	411	812	766
BT Financial Group	(89)	(84)	(173)	(136)
Pacific Banking	55	50	105	93
Group Business Unit	826	753	1,579	1,279
Group total	3,786	3,508	7,294	6,414
Tax equivalent gross up(2)	(34)	(38)	(72)	(101)
Reported net interest income	3,752	3,470	7,222	6,313
New Zealand (NZ$)	493	476	969	869

Interest margin (%)
Consumer Financial Services	1.90%	1.86%	1.88%	1.95%
Business Financial Services	3.13%	3.27%	3.20%	3.26%
Westpac Institutional Bank	0.75%	0.60%	0.67%	0.61%
New Zealand	2.16%	2.17%	2.17%	2.18%
BT Financial Group	(17.76)%	(18.26)%	(17.98)%	(23.69)%
Pacific Banking	6.04%	5.58%	5.80%	6.01%
Group Business Unit	3.63%	3.54%	3.59%	5.16%
New Zealand (NZ$)	2.16%	2.17%	2.17%	2.18%

(1)                  Capital benefit represents the notional revenue earned on capital allocated to business units under Westpac’s economic capital framework.

(2)                  Westpac has entered into various tax effective financing transactions that derive income that is subject to a reduced rate of income tax. The impact of this is reflected in lower income tax expense and interest income. In order to provide improved comparability, this income is presented on a tax equivalent basis.

2008 FINANCIAL INFORMATION	Year End Profit Announcement 2008

Note 3.           Average balance sheet and interest rates

	Full Year 30 September 2008			Full Year 30 September 2007
	Average	Interest	Average	Average	Interest	Average
	Balance	Income	Rate	Balance	Income	Rate
	$m	$m	%	$m	$m	%
Assets
Interest earning assets
Due from other financial institutions	26,976	1,804	6.7%	16,145	969	6.0%
Trading securities	25,344	1,755	6.9%	16,788	1,017	6.1%
Available-for-sale securities	2,372	138	5.8%	1,093	101	9.2%
Other financial assets designated at fair value	1,217	92	7.6%	2,464	149	6.0%
Regulatory deposits	1,076	31	2.9%	323	17	5.3%
Loans and other receivables	294,672	25,333	8.6%	255,604	19,870	7.8%
Total interest earning assets and interest income(1)	351,657	29,153	8.3%	292,417	22,123	7.6%
Non-interest earning assets
Cash, due from other financial institutions
and regulatory deposits	734			1,188
Life insurance assets	14,060			15,277
All other assets(2)	35,017			23,630
Total non-interest earning assets	49,811			40,095
Total assets	401,468			332,512

	Full Year 30 September 2008			Full Year 30 September 2007
	Average	Interest	Average	Average	Interest	Average
	Balance	Expense	Rate	Balance	Expense	Rate
	$m	$m	%	$m	$m	%
Liabilities
Interest bearing liabilities
Deposits	213,873	13,361	6.2%	175,160	9,546	5.4%
Due to other financial institutions	9,882	449	4.5%	10,461	540	5.2%
Loan capital	7,530	484	6.4%	7,107	409	5.8%
Other interest bearing liabilities(3)	103,580	7,565	7.3%	82,227	5,214	6.3%
Total interest bearing liabilities and interest expense(1)	334,865	21,859	6.5%	274,955	15,709	5.7%
Non-interest bearing liabilities
Deposits and due to other financial institutions	9,317			9,215
Life insurance policy liabilities	13,173			14,072
All other liabilities(4)	25,496			17,651
Total non-interest bearing liabilities	47,986			40,938
Total liabilities	382,851			315,893
Shareholders’ equity	16,699			14,708
Minority interests	1,918			1,911
Total equity	18,617			16,619
Total liabilities and equity	401,468			332,512

(1)

Total net interest income presented in the average balance sheet includes a tax equivalent gross up of $72 million for the year ended 30 September 2008 ($72 million benefit in interest income). 30 September 2007 full year comparatives include a tax equivalent gross up of $101 million ($48 million benefit in interest income and $53 million in interest expense).

(2)	Includes property, plant and equipment, goodwill and other intangibles, derivative financial instruments, other assets and deferred tax asset.
(3)	Includes net impact of Treasury balance sheet management activities.
(4)	Includes provisions for current and deferred income tax and derivative financial instruments.

2008 FINANCIAL INFORMATION	Year End Profit Announcement 2008

Note 3.           Average balance sheet and interest rates (continued)

	Half Year 30 September 2008			Half Year 31 March 2008
	Average	Interest	Average	Average	Interest	Average
	Balance	Income	Rate	Balance	Income	Rate
	$m	$m	%	$m	$m	%
Assets
Interest earning assets
Due from other financial institutions	23,743	797	6.7%	30,209	1,007	6.7%
Trading securities	29,886	1,049	7.0%	20,802	706	6.8%
Available-for-sale securities	2,557	70	5.5%	2,187	68	6.2%
Other financial assets designated at fair value	1,230	56	9.1%	1,204	36	6.0%
Regulatory deposits	1,314	3	0.5%	838	28	6.7%
Loans and other receivables	301,971	13,441	8.9%	287,373	11,892	8.3%
Total interest earning assets and interest income(1)	360,701	15,416	8.5%	342,613	13,737	8.0%
Non-interest earning assets
Cash, due from other financial institutions
and regulatory deposits	17			1,451
Life insurance assets	13,257			14,863
All other assets(2)	35,060			34,974
Total non-interest earning assets	48,334			51,288
Total assets	409,035			393,901

	Half Year 30 September 2008			Half Year 31 March 2008
	Average	Interest	Average	Average	Interest	Average
	Balance	Expense	Rate	Balance	Expense	Rate
	$m	$m	%	$m	$m	%
Liabilities
Interest bearing liabilities
Deposits	215,701	6,956	6.4%	212,045	6,405	6.0%
Due to other financial institutions	10,848	227	4.2%	8,916	222	5.0%
Loan capital	7,635	260	6.8%	7,425	224	6.0%
Other interest bearing liabilities(3)	110,556	4,187	7.6%	96,604	3,378	7.0%
Total interest bearing liabilities and interest expense	344,740	11,630	6.7%	324,990	10,229	6.3%
Non-interest bearing liabilities
Deposits and due to other financial institutions	9,731			8,903
Life insurance policy liabilities	12,570			13,776
All other liabilities(4)	22,871			28,121
Total non-interest bearing liabilities	45,172			50,800
Total liabilities	389,912			375,790
Shareholders’ equity	17,202			16,196
Minority interests	1,921			1,915
Total equity	19,123			18,111
Total liabilities and equity	409,035			393,901

(1)                  Total net interest income presented in the average balance sheet includes a tax equivalent gross up of $34 million for the six months ended 30 September 2008 ($34 million benefit in interest income). 31 March 2008 half year comparatives include a tax equivalent gross up of $38 million ($38 million benefit in interest income).

(2)                  Includes property, plant and equipment, goodwill and intangibles, derivative financial instruments, other assets and future income tax benefit.

(3)                  Includes net impact of Treasury balance sheet management activities.

(4)                  Includes provisions for current and deferred income tax and derivative financial instruments.

2008 FINANCIAL INFORMATION	Year End Profit Announcement 2008

Note 3.           Average balance sheet and interest rates (continued)

	Full Year			Full Year
	30 September 2008			30 September 2007
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
	$m	$m	%	$m	$m	%
Loans and other receivables:
Australia	244,446	20,784	8.5%	210,176	15,986	7.6%
New Zealand	45,014	4,220	9.4%	41,327	3,674	8.9%
Other overseas	5,212	329	6.3%	4,101	210	5.1%

Deposits:
Australia	165,524	10,456	6.3%	133,991	7,097	5.3%
New Zealand	27,888	2,096	7.5%	26,595	1,783	6.7%
Other overseas	20,461	809	4.0%	14,574	666	4.6%

	Half Year			Half Year
	30 September 2008			31 March 2008
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
	$m	$m	%	$m	$m	%
Loans and other receivables:
Australia	251,695	11,125	8.8%	237,198	9,659	8.1%
New Zealand	44,935	2,108	9.4%	45,093	2,112	9.4%
Other overseas	5,341	208	7.8%	5,082	121	4.8%

Deposits:
Australia	168,215	5,562	6.6%	162,833	4,894	6.0%
New Zealand	27,471	1,038	7.6%	28,305	1,058	7.5%
Other overseas	20,015	356	3.6%	20,907	453	4.3%

2008 FINANCIAL INFORMATION	Year End Profit Announcement 2008

Note 4.           Net interest income

			% Mov’t			% Mov’t
	Half Year	Half Year	Mar 08-	Full Year	Full Year	Sept 07-
$m	Sept 08	March 08	Sept 08	Sept 08	Sept 07	Sept 08
Interest income
Loans	13,250	11,748	13	24,998	19,483	28
Due from other financial institutions	784	998	(21)	1,782	969	84
Available-for-sale securities	61	53	15	114	101	13
Regulatory deposits with central banks overseas	3	28	(89)	31	17	82
Trading securities	1,052	702	50	1,754	1,003	75
Net gain/(loss) on ineffective hedges	(3)	4	(175)	1	14	(93)
Other financial assets designated at fair value	56	36	56	92	119	(23)
Other	179	130	38	309	369	(16)
Total interest income	15,382	13,699	12	29,081	22,075	32

Interest expense
Current and term deposits	(4,825)	(4,250)	(14)	(9,075)	(7,046)	(29)
Due to other financial institutions	(227)	(222)	(2)	(449)	(593)	24
Debt issues	(2,334)	(2,146)	(9)	(4,480)	(3,440)	(30)
Loan capital	(260)	(224)	(16)	(484)	(409)	(18)
Trading liabilities	(994)	(917)	(8)	(1,911)	(964)	(98)
Deposits at fair value	(2,131)	(2,155)	1	(4,286)	(2,500)	(71)
Other	(859)	(315)	(173)	(1,174)	(810)	(45)
Total interest expense	(11,630)	(10,229)	(14)	(21,859)	(15,762)	(39)
Net interest income	3,752	3,470	8	7,222	6,313	14

2008 FINANCIAL INFORMATION	Year End Profit Announcement 2008

Note 5.           Non-interest income

	Half Year	Half Year	% Mov’t Mar 08-	Full Year	Full Year	% Mov’t Sept 07-
$m	Sept 08	March 08	Sept 08	Sept 08	Sept 07	Sept 08
Fees and commissions
Banking and credit related fees	271	282	(4)	553	519	7
Transaction fees and commissions received	555	578	(4)	1,133	1,149	(1)
Service and management fees	26	21	24	47	45	4
Other non-risk fee income	121	85	42	206	119	73
	973	966	1	1,939	1,832	6
Wealth management and insurance income(1)
Life insurance and funds management net
operating income	469	399	18	868	1,146	(24)
General insurance commissions and premiums (net of claims paid)	66	44	50	110	113	(3)
	535	443	21	978	1,259	(22)
Trading income(2)
Foreign exchange	286	228	25	514	409	26
Other trading securities	58	160	(64)	218	251	(13)
	344	388	(11)	732	660	11
Other income
Dividends received	12	3	large	15	14	7
Rental income	1	—	—	1	2	(50)
Net gain/(loss) on ineffective hedges	3	—	—	3	(2)	large
Hedging overseas operations	(30)	(27)	(11)	(57)	(16)	large
Net gain/(loss) on derivatives held for risk
management purposes(3)	22	64	(66)	86	(11)	large
Gain/(loss) on disposal of assets	(6)	463	(101)	457	22	large
Net gain/(loss) on financial assets at fair value(4)	9	(10)	190	(1)	3	(133)
Other	11	34	(68)	45	97	(54)
	22	527	(96)	549	109	large
Non-interest income	1,874	2,324	(19)	4,198	3,860	9

(1)                  Wealth management and insurance income includes policyholder tax recoveries. A reconciliation between wealth management and insurance income in Note 5 and non-interest income for BTFG is provided in Section 4.4.3.

(2)                  Trading income includes earnings from our WIB Markets and Pacific Banking businesses as well as our Treasury foreign exchange operations in Australia and New Zealand.

(3)                  Income from derivatives held for risk management purposes primarily comprises net gains/losses on realised and unrealised hedges on New Zealand future retail earnings and net gains/losses on the hedge of our 2003 Trust Preferred Security.

(4)                  Movements in the net gain/(loss) on financial assets at fair value primarily relates to a reduction in income from the portfolio of investment grade securities in WIB.

2008 FINANCIAL INFORMATION	Year End Profit Announcement 2008

Note 6.           Expense analysis

			% Mov’t			% Mov’t
	Half Year	Half Year	Mar 08-	Full Year	Full Year	Sept 07-
$m	Sept 08	March 08	Sept 08	Sept 08	Sept 07	Sept 08
Salaries and other staff expenses
Salaries and wages	1,105	1,102	—	2,207	2,030	9
Other staff expenses	292	292	—	584	508	15
Restructuring costs	115	9	large	124	19	large
Total salaries and other staff expenses	1,512	1,403	8	2,915	2,557	14

Equipment and occupancy expenses
Operating lease rentals	152	146	4	298	262	14
Depreciation, amortisation and impairment:
Premises	—	1	(100)	1	2	(50)
Leasehold improvements	25	18	39	43	32	34
Furniture and equipment	17	20	(15)	37	38	(3)
Technology	60	30	100	90	59	53
Software	261	90	190	351	187	88
Equipment repairs and maintenance	19	20	(5)	39	38	3
Electricity, water and rates	2	5	(60)	7	9	(22)
Land tax	—	2	(100)	2	—	—
Other	23	4	large	27	1	large
Total equipment and occupancy expenses	559	336	66	895	628	43

Other expenses
Amortisation of deferred expenditure	2	2	—	4	3	33
Impairment of goodwill(1)	—	18	(100)	18	—	—
Non-lending losses	31	22	41	53	48	10
Purchased services:
Technology and information services	81	77	5	158	144	10
Legal	11	16	(31)	27	25	8
Other professional services	162	136	19	298	271	10
Stationery	26	25	4	51	54	(6)
Postage and freight	53	50	6	103	96	7
Outsourcing costs	241	245	(2)	486	467	4
Insurance	5	6	(17)	11	10	10
Advertising	64	35	83	99	90	10
Transaction taxes	2	2	—	4	2	100
Training	8	9	(11)	17	19	(11)
Travel	28	31	(10)	59	60	(2)
Other expenses	33	39	(15)	72	69	4
Total other expenses	747	713	5	1,460	1,358	8
Total	2,818	2,452	15	5,270	4,543	16

(1)                  Impairment of goodwill relates to the impairment of BT New Zealand goodwill.

2008 FINANCIAL INFORMATION	Year End Profit Announcement 2008

Note 7.           Deferred expenses and capitalised software

				% Mov’t	% Mov’t
	30 Sept	31 March	30 Sept	Mar 08-	Sept 07-
$m	2008	2008	2007	Sept 08	Sept 08
Capitalised software	464	548	527	(15)	(12)
Deferred acquisition costs	142	139	136	2	4
Other	28	28	36	—	(22)

Note 8.           Income tax

			% Mov’t			% Mov’t
	Half Year	Half Year	Mar 08-	Full Year	Full Year	Sept 07-
$m	Sept 08	March 08	Sept 08	Sept 08	Sept 07	Sept 08
The income tax expense for the period is reconciled to the profit per the income statement as follows:
Profit before income tax expense	2,310	2,909	(21)	5,219	5,148	1
Prima facie income tax based on the Australian company tax rate of 30% (2007: 30%)	693	873	(21)	1,566	1,544	1
The effect of amounts which are not deductible (assessable) in calculating taxable income
Change in tax rate(1)	1	3	(67)	4	5	(20)
Rebateable and exempt dividends	(17)	(16)	(6)	(33)	(43)	23
Tax losses not previously recognised now
brought to account	(2)	(3)	33	(5)	3	large
Life insurance:
Tax adjustment on policyholders’ earnings(2)	(30)	(108)	72	(138)	64	large
Adjustment for life business tax rates	(2)	(10)	80	(12)	(5)	(140)
Other non-assessable items	(19)	(60)	68	(79)	(30)	(163)
Other non-deductible items	57	(3)	large	54	94	(43)
Adjustment for overseas tax rates	(3)	9	(133)	6	21	(71)
Income tax (over)/under provided in prior years	(17)	(9)	(89)	(26)	(11)	(136)
Other items	(48)	(2)	large	(50)	(12)	large
Total income tax expense in the income statement	613	674	(9)	1,287	1,630	(21)
Average effective income tax rate (%)	26.5	23.2	(330bps )	24.7	31.7	(22bps )
Tax equivalent gross up(3)	34	38	(11)	72	101	(29)
Effective tax rate (%) (excluding life company)	28.0	27.0	(100bps )	27.6	30.0	240bps
Effective tax rate (%) (including gross up)	27.6	24.2	(340bps )	25.7	33.0	730bps
Effective tax rate (%) (including gross up and excluding life company accounting)	29.0	27.9	(110bps )	28.6	31.2	260bps

(1)                  The company tax rate in New Zealand is reducing from 33% to 30% effective for the Group from 1 October 2008, and the company tax rate in the United Kingdom decreased from 30% to 28% effective for the Group during 2008. The impact of the change in the income tax rates has been taken into account in the measurement of deferred taxes at the end of the reporting period.

(2)                  In accordance with the requirements of Australian Accounting Standard AASB 1038 Life Insurance Contracts, our tax expense for the year ended 30 September 2008 includes a $198 million tax credit on policyholders’ investment earnings ($44 million tax credit in the six months to 30 September 2008, $154 million credit in the six months to 31 March 2008 and $92 million tax charge in the year ended 30 September 2007) of which $60 million is in the prima facie tax benefit ($14 million prima facie tax benefit in the six months to 30 September 2008, $46 million prima facie tax benefit in the six months to 31 March 2008 and $28 million prima facie tax charge in the year ended 30 September 2007) and the balance of $138 million ($30 million in the six months to 30 September 2008, $108 million in the six months to 31 March 2008 and $64 million in the year ended 30 September 2007) is shown here.

(3)                  The tax equivalent gross up represents the benefit in respect of certain financing transactions entered into by the Institutional Bank.

2008 FINANCIAL INFORMATION	Year End Profit Announcement 2008

Note 9.           Dividends

	Half Year	Half Year	Full Year	Full Year
	Sept 08	March 08	Sept 08	Sept 07
Ordinary dividend (cents per share)
Interim (fully franked)	—	70	70	63
Final (fully franked) - proposed dividend	72	—	72	68
	72	70	142	131
Total dividends paid
Ordinary dividends paid ($m)	1,311	1,265	2,576	2,265
	1,311	1,265	2,576	2,265
Ordinary dividend payout ratio(1)	81.8%	59.3%	68.9%	70.1%
Ordinary dividend payout ratio - cash earnings	71.9%	71.3%	71.6%	69.2%

The Group operates a DRP that is available to holders of fully paid ordinary shares who are resident in, or whose address on the register of shareholders is in, Australia or New Zealand. As noted on page 40, the Directors have made certain determinations in relation to the calculation of the Market Price which will apply to the DRP for the 2008 final dividend only, including to introduce a 2.5% discount. Shareholders who wish to commence participation in the DRP, or to vary their current participation election, must complete and return a DRP election form to Westpac’s share registry by 5.00pm (Sydney time) on 11 November 2008.

(1)                  Ordinary dividend per share divided by basic earnings per ordinary share.

2008 FINANCIAL INFORMATION	Year End Profit Announcement 2008

Note 10.        Earnings per ordinary share

			% Mov’t			% Mov’t
	Half Year	Half Year	Mar 08-	Full Year	Full Year	Sept 07-
	Sept 08	March 08	Sept 08	Sept 08	Sept 07	Sept 08
Earnings per ordinary share (cents):
Basic	88.0	118.0	(25)	206.0	186.9	10
Fully diluted	85.5	115.2	(26)	200.1	185.3	8
Cash earnings per ordinary share (cents)	100.1	98.2	2	198.3	189.4	5
Weighted average number of fully paid ordinary shares (millions) - Basic	1,878	1,865	1	1,871	1,846	1
Weighted average number of fully paid ordinary shares (millions) - Fully diluted	1,971	1,956	1	1,967	1,915	3
Weighted average number of fully paid ordinary shares (millions) - Basic (Cash earnings)	1,886	1,873	1	1,879	1,852	1

Reconciliation of ordinary shares on issue before the effect of own shares held

	Half Year	Half Year	Full Year	Full Year
(millions)	Sept 08	March 08	Sept 08	Sept 07
Opening balance	1,879	1,865	1,865	1,840
Number of shares issued under the Dividend
Reinvestment Plan (DRP)	16	13	29	24
Number of shares issued under the Employee
Share Plan (ESP)	—	1	1	1
Closing balance	1,895	1,879	1,895	1,865

	Half Year 30 Sept 2008		Half Year 31 March 2008		Full Year 30 Sept 2008		Full Year 30 Sept 2007
	Basic	Diluted	Basic	Diluted	Basic	Diluted	Basic	Diluted
Reconciliation of earnings used in the
calculation of earnings per ordinary
share ($millions)
Net profit	1,697	1,697	2,235	2,235	3,932	3,932	3,518	3,518
Net profit attributable to minority interests	(40)	(40)	(33)	(33)	(73)	(73)	(67)	(67)
Distribution on RSP treasury shares(1)	(3)	—	(1)	—	(4)	—	(1)	—
FIRsTS distributions	—	—	—	11	—	7	—	44
2004 TPS distributions	—	8	—	15	—	23	—	31
2008 stapled preferred securities	—	8	—	—	—	8	—	—
2007 convertible notes	—	13	—	26	—	39	—	22
Earnings	1,654	1,686	2,201	2,254	3,855	3,936	3,450	3,548
Weighted average number of ordinary
shares (millions)
Weighted average number of ordinary shares	1,886	1,886	1,873	1,873	1,879	1,879	1,852	1,852
Effect of own shares held	(8)	(8)	(8)	(8)	(8)	(8)	(6)	(6)
Potential dilutive adjustment:
Exercise of options	—	6	—	8	—	9	—	7
Conversion of FIRsTS	—	—	—	14	—	7	—	24
Conversion of 2004 TPS	—	28	—	25	—	28	—	22
Restricted share plan	—	1	—	—	—	1	—	—
2008 stapled preferred securities	—	15	—	—	—	8	—	—
2007 convertible notes	—	43	—	44	—	43	—	16
Total weighted average number of
ordinary shares	1,878	1,971	1,865	1,956	1,871	1,967	1,846	1,915
Earnings per ordinary share (cents)	88.0	85.5	118.0	115.2	206.0	200.1	186.9	185.3

(1)

Restricted Share Plan (RSP) treasury shares are deducted from ordinary shares on issue in arriving at the weighted average number of ordinary shares outstanding, while the equity granted to employees remains unvested. Despite the share being unvested, employees are entitled to dividends and voting rights on the shares. Consequently, a portion of the profit for the period is allocated to RSP treasury shares to arrive at earnings attributed to ordinary shareholders.

2008 FINANCIAL INFORMATION	Year End Profit Announcement 2008

Note 11.        Loans

				% Mov’t	% Mov’t
As at	30 Sept	31 March	30 Sept	Mar 08-	Sept 07-
$m	2008	2008	2007	Sept 08	Sept 08
Loans are classified based on the location of the
lending office
Australia
Overdrafts	2,973	3,010	3,045	(1)	(2)
Credit card outstandings	7,536	7,446	7,310	1	3
Overnight and at call money market loans	297	410	280	(28)	6
Acceptance finance	24,499	22,865	21,847	7	12
Term loans:
Housing	132,039	122,600	113,396	8	16
Housing - Line of credit	13,217	13,664	14,280	(3)	(7)
Total housing	145,256	136,264	127,676	7	14
Non-housing	69,285	65,483	56,484	6	23
Finance leases	4,900	4,628	4,345	6	13
Margin lending	3,833	4,342	4,939	(12)	(22)
Other	4,293	3,451	3,105	24	38
Total Australia	262,872	247,899	229,031	6	15

New Zealand
Overdrafts	1,254	1,262	1,200	(1)	5
Credit card outstandings	937	943	885	(1)	6
Overnight and at call money market loans	1,341	1,968	1,787	(32)	(25)
Term loans:
Housing	26,134	26,375	24,820	(1)	5
Non-housing	16,437	14,884	13,738	10	20
Other	735	906	897	(19)	(18)
Total New Zealand	46,838	46,338	43,327	1	8

Other Overseas
Overdrafts	269	216	209	25	29
Term loans:
Housing	955	777	702	23	36
Non-housing	4,495	4,469	3,432	1	31
Finance leases	17	16	16	6	6
Other	44	45	29	(2)	52
Total Overseas	5,780	5,523	4,388	5	32

Total loans	315,490	299,760	276,746	5	14
Provision for impairment of loans	(1,945)	(1,660)	(1,369)	(17)	(42)
Total net loans(1)	313,545	298,100	275,377	5	14

(1)

Total net loans include securitised loans of $4,709 million at 30 September 2008 ($5,570 million at 31 March 2008 and $8,386 million at 30 September 2007). These securitised loans exclude loans securitised to the Series 2008-1M WST Trust, as Westpac is the sole holder of all of the notes issued by that trust, and loans held by a warehouse trust that is funded by Westpac.

2008 FINANCIAL INFORMATION	Year End Profit Announcement 2008

Note 12.        Provisions for impairment charges

	Half Year	Half Year	Full Year	Full Year
$m	Sept 08	March 08	Sept 08	Sept 07
Collectively assessed provisions
Balance at beginning of the period	1,550	1,410	1,410	1,194
New provisions raised	354	252	606	444
Write-offs	(203)	(175)	(378)	(302)
Discount unwind	69	61	130	115
Exchange rate and other adjustments	(9)	2	(7)	(41)
Closing balance	1,761	1,550	1,761	1,410

Individually assessed provisions
Balance at beginning of the period	317	148	148	164
New individually assessed provisions	221	226	447	130
Write-backs	(62)	(28)	(90)	(70)
Write-offs	(66)	(27)	(93)	(69)
Discount unwind	(4)	(2)	(6)	—
Exchange rate and other adjustments	7	—	7	(7)
Closing balance	413	317	413	148
Total provisions for impairment charges on loans and credit commitments	2,174	1,867	2,174	1,558
Less provisions for credit commitments	(229)	(207)	(229)	(189)
Total provisions for impairment charges on loans	1,945	1,660	1,945	1,369

	Half Year	Half Year	Full Year	Full Year
$m	Sept 08	March 08	Sept 08	Sept 07
Reconciliation of impairment charges
New individually assessed provisions	221	226	447	130
Write-backs	(62)	(28)	(90)	(70)
Recoveries	(15)	(17)	(32)	(22)
New collectively assessed provisions	354	252	606	444
Impairment charges	498	433	931	482

2008 FINANCIAL INFORMATION	Year End Profit Announcement 2008

Note 13.        Non-performing loans

	Australia			New Zealand			Overseas			Total
As at	30 Sept	31 March	30 Sept	30 Sept	31 March	30 Sept	30 Sept	31 March	30 Sept	30 Sept	31 March	30 Sept
$m	2008	2008	2007	2008	2008	2007	2008	2008	2007	2008	2008	2007
Non-accrual assets(1):
Gross amount	758	631	251	234	118	99	67	79	73	1,059	828	423
Impairment provision	(338)	(261)	(95)	(67)	(31)	(25)	(33)	(40)	(39)	(438)	(332)	(159)
Net	420	370	156	167	87	74	34	39	34	621	496	264

Restructured loans:
Gross amount	—	1	1	—	2	2	6	4	1	6	7	4
Impairment provision	—	—	—	—	—	—	—	—	—	—	—	—
Net	—	1	1	—	2	2	6	4	1	6	7	4

Overdrafts and revolving credit greater than 90 days:
Gross amount	90	103	98	21	17	13	1	1	2	112	121	113
Impairment provision	(85)	(81)	(98)	(11)	(9)	(7)	(1)	(1)	(2)	(97)	(91)	(107)
Net	5	22	—	10	8	6	—	—	—	15	30	6

Total non-performing loans:
Gross amount	848	735	350	255	137	114	74	84	76	1,177	956	540
Impairment provision	(423)	(342)	(193)	(78)	(40)	(32)	(34)	(41)	(41)	(535)	(423)	(266)
Net	425	393	157	177	97	82	40	43	35	642	533	274

(1) Represents assets (excluding restructured loans) that are individually assessed for impairment, with the exception of loans that are fully backed by acceptable security.

2008 FINANCIAL INFORMATION	Year End Profit Announcement 2008

Note 14.         Movement in gross impaired assets

				% Mov’t	% Mov’t
	30 Sept	31 March	30 Sept	Mar 08-	Sept 07-
$m	2008	2008	2007	Sept 08	Sept 08
Balance as at beginning of period	956	540	572	77	67
New and increased	529	568	193	(7)	174
Write-offs	(269)	(202)	(221)	(33)	(22)
Returned to performing or repaid	(213)	(131)	(155)	(63)	(37)
Portfolio managed - new/increased/returned/repaid	161	165	142	(2)	13
Exchange rate and other adjustments	13	16	9	(19)	44
Balance as at period end	1,177	956	540	23	118

Note 15.         Items past 90 days but well secured

				% Mov’t	% Mov’t
As at	30 Sept	31 March	30 Sept	Mar 08-	Sept 07-
$m	2008	2008	2007	Sept 08	Sept 08
Australia:
Housing products	219	192	139	14	58
Other products	445	333	352	34	26
Total Australia	664	525	491	26	35
New Zealand:
Housing products	58	53	37	9	57
Other products	16	7	5	129	large
Other Overseas	25	19	29	32	(14)
Total Overseas	99	79	71	25	39
Total	763	604	562	26	36

Note 16.         Impaired assets and provisioning ratios

				% Mov’t		% Mov’t
	30 Sept	31 March	30 Sept	Mar 08-		Sept 07-
As at	2008	2008	2007	Sept 08		Sept 08
Net impaired assets to equity and collectively assessed provisions	3.0%	2.6%	1.4%	(40bps	)	(160bps	)
Total impaired assets to gross loans	0.37%	0.32%	0.20%	(5bps	)	(17bps	)
Total impaired assets to equity and total provisions	5.4%	4.6%	2.8%	(80bps	)	(260bps	)
Total impairment provisions to total impaired assets	45.4%	44.2%	49.2%	120bps		(380bps	)
Total provisions(1) to gross loans	69bps	62bps	61bps	7bps		8bps

Collectively assessed provisions(1) to performing non-housing loans(2)	113bps	104bps	112bps	9bps		1bp
Collectively assessed provisions to risk weighted assets(3) - Basel II	90bps	83bps	84bps	7bps		6bps

Note 17.         Delinquencies (90 days past due loans)

				% Mov’t		% Mov’t
	30 Sept	31 March	30 Sept	Mar 08-		Sept 07-
As at	2008	2008	2007	Sept 08		Sept 08
Mortgages	0.39%	0.35%	0.31%	(4bps	)	(8bps	)
Other Personal Lending	1.00%	1.08%	1.02%	8bps		2bps
Total Personal Lending	0.43%	0.40%	0.36%	(3bps	)	(7bps	)
Australian Business Banking Portfolio(4)	0.65%	0.59%	0.62%	(6bps	)	(3bps	)

(1)	Includes the APRA required capital deduction of $128 million (pre-tax) at 30 September 2007 which forms part of the APRA termed General Reserve for Credit Losses (GRCL).
(2)	Non-housing loans have been determined on a product basis rather than on a loan purpose basis.
(3)	30 September 2007 Basel II ratios and risk weighted assets are on a pro-forma basis.
(4)	Three month moving average.

2008 FINANCIAL INFORMATION	Year End Profit Announcement 2008

Note 18.        Deposits

				% Mov’t	% Mov’t
As at	30 Sept	31 March	30 Sept	Mar 08-	Sept 07-
$m	2008	2008	2007	Sept 08	Sept 08
Australia
Deposits at fair value
Certificates of deposit	47,016	50,242	37,526	(6)	25
Total deposits at fair value	47,016	50,242	37,526	(6)	25
Deposits at amortised cost
Non-interest bearing, repayable at call	6,978	6,625	6,326	5	10
Certificates of deposit	57	45	44	27	30
Other interest bearing:
At call	87,676	83,488	84,038	5	4
Term	40,345	31,610	25,995	28	55
Total deposits at amortised cost	135,056	121,768	116,403	11	16
Total Australia	182,072	172,010	153,929	6	18

New Zealand
Deposits at fair value
Certificates of deposit	3,488	3,710	3,045	(6)	15
Total deposits at fair value	3,488	3,710	3,045	(6)	15
Deposits at amortised cost
Non-interest bearing, repayable at call	1,816	2,029	1,952	(10)	(7)
Other interest bearing:
At call	11,688	11,529	11,226	1	4
Term	13,345	13,671	12,533	(2)	6
Total deposits at amortised cost	26,849	27,229	25,711	(1)	4
Total New Zealand	30,337	30,939	28,756	(2)	5

Other Overseas
Deposits at fair value
Certificates of deposit	9,507	9,806	8,032	(3)	18
Total deposits at fair value	9,507	9,806	8,032	(3)	18
Deposits at amortised cost
Non-interest bearing, repayable at call	589	475	334	24	76
Certificates of deposit	533	658	972	(19)	(45)
Other interest bearing:
At call	956	835	760	14	26
Term	9,736	8,754	9,271	11	5
Total deposits at amortised cost	11,814	10,722	11,337	10	4
Total Other Overseas	21,321	20,528	19,369	4	10

Total deposits	233,730	223,477	202,054	5	16

2008 FINANCIAL INFORMATION	Year End Profit Announcement 2008

Note 19a.      Capital adequacy – Basel II

As at			30 Sept 2007
$m	30 Sept 2008	31 March 2008	Pro-forma
Tier 1 capital
Fundamental Tier 1 capital
Paid up ordinary capital	6,744	6,428	6,125
Treasury shares	(98)	(97)	(42)
Equity based remuneration	346	310	257
Foreign currency translation reserves	(57)	(165)	(160)
Minority interests - other	32	28	20
Retained earnings	10,999	10,654	9,716
Less retained earnings in life and general insurance, funds management and securitisation entities	(697)	(443)	(381)
Dividends provided for capital adequacy purposes	(1,364)	(1,315)	(1,268)
Estimated reinvestment under dividend reinvestment plan	372	358	419
Deferred fees	88	70	72
Total Fundamental Tier 1 capital	16,365	15,828	14,758
Deductions from Tier 1 capital:
Goodwill (excluding funds management entities)	(1,380)	(1,370)	(1,220)
Deferred tax assets	(85)	(350)	(246)
Goodwill in life and general insurance, funds management and securitisation entities	(1,144)	(1,150)	(1,242)
Capitalised expenditure	(259)	(248)	(229)
Capitalised software	(424)	(541)	(526)
Pension fund surpluses and deficits:
Recorded in accounts	95	316	274
Actual pension fund deficits	(473)	(148)	(116)
Tangible investments in non-consolidated subsidiaries	(602)	(628)	(548)
Regulatory Expected Loss	(390)	(347)	(385)
Securitisation	(30)	(57)	(55)
Other Tier 1 deductions as advised by APRA	(37)	(1)	(70)
Total deductions from Tier 1 capital	(4,729)	(4,523)	(4,364)
Total Fundamental Tier 1 capital after deductions	11,636	11,305	10,394

Residual Tier 1 capital
Stapled Preferred Securities (2008 SPS)	1,021	—	—
Trust preferred securities (2003 TPS)	1,137	1,137	1,137
Trust preferred securities (2004 TPS)	666	595	567
Trust preferred securities (2006 TPS)	755	755	755
Fixed interest resettable trust securities (FIRsTS)	—	—	666
Total Residual Tier 1 capital	3,579	2,487	3,125
Net Tier 1 capital	15,215	13,792	13,519

2008 FINANCIAL INFORMATION	Year End Profit Announcement 2008

Note 19a.      Capital adequacy – Basel II (continued)

As at			30 Sept 2007
$m	30 Sept 2008	31 March 2008	Pro-forma
Tier 2 capital
Upper Tier 2 capital
Subordinated undated capital notes	486	425	429
Provisioning	13	29	24
Revaluation reserve - available-for-sale securities	22	18	(1)
Net Upper Tier 2 capital	521	472	452
Lower Tier 2 capital
Eligible subordinated bonds, notes and debentures	6,477	5,604	6,022
Net Lower Tier 2 capital	6,477	5,604	6,022
Deductions from Tier 2 capital:
Tangible investments in non-consolidated subsidiaries	(602)	(628)	(548)
Regulatory Expected Loss	(380)	(293)	(296)
Securitisation	(30)	(57)	(54)
Total deductions from Tier 2 capital	(1,012)	(978)	(898)
Net Tier 2 capital	5,986	5,098	5,576
Total Regulatory Capital (Level 2 capital base)	21,201	18,890	19,095
Risk Weighted Assets	195,505	186,963	168,480
Tier 1 capital ratio	7.8%	7.4%	8.0%
Tier 2 capital ratio	3.0%	2.7%	3.3%
Total capital ratio	10.8%	10.1%	11.3%

2008 FINANCIAL INFORMATION	Year End Profit Announcement 2008

Note 19a.      Capital adequacy – Basel II (continued)

As at			30 Sept 2007
$m	30 Sept 2008	31 March 2008	Pro-forma
Credit risk - on-balance sheet
Sovereign(1)	89	123
Bank(2)	2,512	6,008
Residential mortgages	27,892	26,961
Corporate(3)	27,556	30,389
Business lending(4)	23,637	22,357
Other retail	3,827	3,912
Small business(5)	3,043	2,706
Australian credit cards	2,944	2,988
Standardised	4,243	3,000
Specialised Lending: Property and project finance(6)	24,296	21,009
Securitisation(7)	4,666	3,065
Total on - balance sheet assets - credit risk	124,705	122,518	106,128

Credit risk - off-balance sheet
Sovereign(1)	178	216
Bank(2)	3,313	2,918
Residential mortgages	1,464	1,434
Corporate(3)	20,926	21,403
Business lending(4)	5,430	6,314
Other retail	632	689
Small business(5)	294	347
Australian credit cards	1,256	1,252
Standardised	105	75
Specialised Lending: Property and project finance(6)	5,677	5,196
Securitisation(7)	3,018	2,196
Total off-balance sheet assets - credit risk	42,293	42,040	43,080

Equity risk	604	237	162
Market risk	6,559	5,108	1,782
Operational risk(8)	13,641	13,499	14,388
Interest rate risk in the banking book	4,135	n/a	n/a
Other assets	3,568	3,561	2,940
Total risk weighted assets	195,505	186,963	168,480

(1)	Sovereign - Includes exposures to governments themselves and other non-commercial enterprises that are owned orcontrolled by them.
(2)	Banks - Includes exposures to licensed banks and their owned or controlled subsidiaries, and overseas central banks.
(3)

Corporate - Typically includes exposure where the borrower has annual revenues greater than $50 million, and other business exposures not captured under the definitions of either Business Lending or Small Business.

(4)	Business Lending - Includes exposures where the borrower has annual revenues less than or equal to $50 million and exposure greater than $1 million.
(5)	Small Business - Includes exposures less than or equal to $1 million.
(6)

Specialised Lending: Property and Project Finance - Includes exposures to entities created to finance and/or operate specific assets where, apart from the income received from the assets being financed, the borrower has little or no independent capacity to repay from other activities or assets.

(7)

Securitisation - Exposures reflect Westpac’s involvement in activities ranging from originator to investor and include the provision of securitisation services for clients wishing to access capital markets.

(8)

Operational Risk - The risk of loss resulting from inadequate or failed internal processes, people and systems or from external events, including legal risk but excluding strategic or reputational risk.

2008 FINANCIAL INFORMATION	Year End Profit Announcement 2008

Note 19b.      Capital adequacy – Basel I

As at	30 Sept
$m	2007
Tier 1 capital
Total equity	17,831
Treasury shares	72
Equity reserves	(95)
Trust preferred securities (2004 TPS)	567
Fixed interest resettable trust securities (FIRsTS)	666
Dividends provided for capital adequacy purposes	(1,268)
Goodwill (excluding funds management entities)	(1,220)
Deferred tax assets	(246)
Estimated reinvestment under dividend reinvestment plan(1)	417
Retained earnings, reserves and goodwill in life and general insurance, funds management and securitisation entities	(1,623)
Equity in captive lenders mortgage insurance entities	(147)
Capitalised expenditure	(229)
Deferred fees	72
Capitalised software	(526)
Pension fund surpluses and deficits:
Recorded in accounts	274
Actual pension fund deficits	(116)
General reserve for credit losses	(128)
Deferred tax assets related to general reserve for credit losses	38
Other Tier 1 deductions as advised by APRA	(70)
Transition relief	664
Total Tier 1 capital	14,933
Tier 2 capital
Subordinated undated capital notes	429
General reserve for credit losses	128
Deferred tax assets related to general reserve for credit losses	(38)
Collectively assessed provisions	1,410
Deferred tax assets related to collectively assessed provisions	(427)
Collectively assessed provisions treated as specific provisions for regulatory purposes	(118)
Deferred tax assets related to collectively assessed provisions treated as specific provisions for regulatory purposes	35
Eligible subordinated bonds, notes and debentures	6,022
Revaluation reserve - available-for-sale securities	(1)
Transition relief	362
Total Tier 2 capital	7,802
Total Tier 1 and Tier 2 capital	22,735
Deductions:
Capital in life and general insurance, funds management and securitisation entities	(948)
Credit portfolio management - subordinated tranche	(41)
Net qualifying capital	21,746
Risk weighted assets	228,077
Tier 1 capital ratio	6.5%
Tier 2 capital ratio	3.4%
Deductions	(0.4)%
Total capital ratio	9.5%

(1) This amount is derived from reinvestment experience of our dividend reinvestment plan.

2008 FINANCIAL INFORMATION	Year End Profit Announcement 2008

Note 19b.      Capital adequacy – Basel I (continued)

		Risk	Risk Weighted
	Balance	Weight	Balance
	30 Sept	30 Sept	30 Sept
	2007	2007	2007
As at	$m	%	$m
Risk adjusted assets
On-balance sheet assets
Cash, claims on the RBA, Australian Commonwealth Government Securities under one year and other zero-weighted assets	56,914	0%	—
Claims on OECD banks and local governments	22,532	20%	4,506
Loans secured by residential mortgages and other 50% weighted assets	139,698	50%	69,849
All other assets	123,681	100%	123,681
Total on-balance sheet assets - credit risk(1)	342,825		198,036

	Contract or Notional	Credit Equivalent	Risk Weighted
	Amount	Amount	Balance
	30 Sept	30 Sept	30 Sept
	2007	2007	2007
As at	$m	$m	$m
Gross off-balance sheet exposures - credit risk	1,710,389	67,700	31,976
Netting of off-balance sheet exposures	(868,809)	(16,147)	(4,687)
Total off-balance sheet exposures - credit risk	841,580	51,553	27,289
Total risk adjusted assets - credit risk			225,325
Risk adjusted assets - market risk			1,726
Risk adjusted assets - transition relief			1,026
Total risk adjusted assets			228,077

(1) Total on-balance sheet assets - credit risk - excludes items not consolidated for capital adequacy purposes.

2008 FINANCIAL INFORMATION	Year End Profit Announcement 2008

Note 19c.      Capital adequacy – Transition from Basel I to Basel II

			Total	Total
	Tier 1	Tier 2	capital	regulatory
$m	Capital	Capital	deductions	capital
Basel I as at 30 September 2007	14,933	7,802	(989)	21,746
Loss of A-IFRS transition relief	(664)	(362)	—	(1,026)
Removal of accounting provisions from regulatory capital	—	(966)	—	(966)
Tangible investments in non-consolidated subsidiaries	(400)	(548)	948	—
Difference between Basel Expected Loss and accountingprovisions	(296)	(296)	—	(592)
Securitisation	(54)	(54)	41	(67)
Basel II as at 30 September 2007 (pro-forma)	13,519	5,576	—	19,095

As at	30 September 2007	30 September 2007
$m	Basel II (pro-forma)	Basel I
Mortgages	24,556	69,849
Other credit	124,652	155,476
Total credit risk risk weighted assets	149,208	225,325
Non-credit risk risk weighted	19,272	2,752
Total risk weighted assets	168,480	228,077

2008 FINANCIAL INFORMATION	Year End Profit Announcement 2008

Note 20.        Derivative financial instruments

As at 30 September 2008	Notional(1)	Fair Value	Fair Value
$m	Amount	(Asset)	(Liability)
Held for trading
Interest rate
Futures	98,749	79	—
Forwards	81,462	58	59
Swaps	728,775	7,412	6,202
Options	32,638	115	90
Foreign exchange
Forwards	422,936	13,421	12,011
Swaps	172,999	10,568	4,571
Options	26,689	626	448
Commodities	6,824	169	168
Equities and credit	21,633	396	261
Total held for trading derivatives	1,592,705	32,844	23,810
Fair value hedges
Interest rate
Swaps	13,317	73	128
Foreign exchange
Swaps	15,817	1,048	504
Total fair value hedging derivatives	29,134	1,121	632
Cash flow hedges
Interest rate
Futures	1,886	(3)	—
Swaps	46,184	347	352
Foreign exchange
Swaps	9,797	500	134
Total cash flow hedging derivatives	57,867	844	486
Net investment hedges
Foreign exchange
Other	2,727	1	42
Total net investment hedges	2,727	1	42
Total derivatives	1,682,433	34,810	24,970
As at 31 March 2008	1,631,827	22,859	19,627
As at 30 September 2007	1,526,624	24,308	25,192

(1) Notional amount refers to the face value of the amount upon which cash flows are calculated.

2008 FINANCIAL INFORMATION	Year End Profit Announcement 2008

Note 20.        Derivative financial instruments (continued)

Underlying cash flows from cash flow hedges are, as a proportion of total cash flow, expected to occur in the following periods:

	Less Than	1 Month to	3 Months	1 Year to				Over
	1 Month	3 Months	to 1 Year	2 Years	2-3 Years	3-4 Years	4-5 Years	5 Years
September 2008
Cash inflows (assets)	2%	4%	24%	35%	23%	5%	6%	1%
Cash outflows (liabilities)	2%	3%	23%	37%	23%	5%	6%	1%

WIB Markets - Daily value at risk (VaR)(1)

We use value at risk as the primary method for measuring and monitoring market risk exposure against Board approved limits. Value at risk is an estimate of the worst case loss in value of trading positions, to a 99% confidence level, assuming positions were held unchanged for one day. The main types of market risk arising from our trading activities are interest rate and foreign exchange risks. Other market risks also include commodity, equity, prepayment and specific issuer risks. The table below depicts the aggregate WIB Markets value at risk for the last three half years.

$m	High	Low	Average
Six months ended 30 September 2008	14.6	5.7	9.5
Six months ended 31 March 2008	16.0	4.1	7.1
Six months ended 30 September 2007	9.2	3.2	5.3

	Half Year	Half Year	Half Year
Average	30 Sept	31 March	30 Sept
$m	2008	2008	2007
Interest rate risk	5.4	3.0	2.5
Foreign exchange risk	6.0	7.3	3.5
Equity risk	2.9	2.9	1.8
Commodity risk(2)	2.5	2.3	3.1
Other market risks(3)	4.5	3.1	1.0
Diversification benefit	(11.8)	(11.5)	(6.6)
Net market risk	9.5	7.1	5.3

Treasury’s traded risk and non-traded interest rate risk(1)

The table below depicts the aggregate value at risk for Treasury’s traded risk and non-traded interest rate risk for the last three half years:

$m	High	Low	Average
Six months ended 30 September 2008	34.1	10.8	22.9
Six months ended 31 March 2008	15.8	5.0	9.9
Six months ended 30 September 2007	14.4	4.0	7.2

(1)

The daily VaR presented in Note 20 above reflects a business unit view of VaR being the VaR for WIB Markets and the VaR for Treasury’s traded risk and non-traded interest rate risk.  This presentation aligns with the presentation of WIB Markets and Treasury, as referred to in Sections 3.2.2 and 4.7 respectively. It varies from the presentations of VaR in Westpac’s 2008 Annual Report and Australian Prudential Standard (APS) 330 Prudential Disclosure under Basel II where market risk disclosures are segregated as trading and banking book. The different treatment reflects the aggregation of Treasury’s trading activities with those of WIB Markets in the trading VaR disclosure under the Basel II presentation whereas these activities are included in Treasury’s traded risks and non-traded interest rate risk in the table above.

(2)	Includes electricity risk.
(3)	Includes prepayment risk and credit spread risk (exposures to movements in generic credit rating bands).

2008 FINANCIAL INFORMATION	Year End Profit Announcement 2008

Note 21.        Cash flow statement

			% Mov’t			% Mov’t
	Half Year	Half Year	Mar 08-	Full Year	Full Year	Sept 07-
$m	Sept 08	March 08	Sept 08	Sept 08	Sept 07	Sept 08
Reconciliation of net cash provided by operating activities to net profit
Net profit	1,697	2,235	(24)	3,932	3,518	12
Adjustments:
Depreciation and amortisation	167	161	4	328	311	5
Increase/(decrease) in sundry provisions, (gains)/losses on investing activities and other non-cash items	483	(515)	194	(32)	1	large
Impairment charges	513	450	14	963	504	91
(Increase)/decrease in derivative financial instruments	(1,349)	(4,865)	72	(6,214)	(5,591)	(11)
(Increase)/decrease in trading assets	(15,266)	(2,731)	large	(17,997)	(5,735)	large
(Increase)/decrease in trading liabilities	6,165	2,305	167	8,470	5,562	52
(Increase)/decrease in accrued interest receivable	54	(334)	116	(280)	(174)	(61)
Increase in accrued interest payable	305	165	85	470	269	75
Increase/(decrease) in current and deferred tax	(291)	(98)	(197)	(389)	60	large
Increase/(decrease) in provision for deferred income tax	22	—	—	22	—	—
Net cash (used in)/provided by operating activities	(7,500)	(3,227)	(132)	(10,727)	(1,275)	large
Details of assets and liabilities of controlled entities and businesses acquired:
Fixed assets	(1)	1	(200)	—	—	—
Other assets	(2)	2	(200)	—	—	—
Net deferred tax assets	8	14	(43)	22	—	—
Identifiable intangible assets	(3)	41	(107)	38	—	—
Loans	(0)	20	(100)	20	—	—
Provisions	(20)	(54)	63	(74)	—	—
Fair value of identifiable net assets acquired	(18)	24	(175)	6	—	—
Cash and acquisition costs paid	1	136	(99)	137	—	—
Goodwill	19	112	(83)	131	—	—

2008 FINANCIAL INFORMATION	Year End Profit Announcement 2008

Note 22.        Group investments and changes in controlled entities

The Group had a significant non-controlling shareholding in the following entities as at 30 September 2008:

	Country
	Where		Carrying
	Business Is	Beneficial	Amount
	Carried On	Interest %	$ m	Nature of Business
Angusknight Pty Limited	Australia	27.8	6	Employment and training
Boyd Cook Cove Unit Trust	Australia	50.0	50	Investment company
Cardlink Services Limited	Australia	16.7	1	Card clearing system
Cards NZ Limited	New Zealand	15.4	—	Credit card provider
Cash Services Australia Pty Limited	Australia	25.0	1	Cash logistics
Cook Cove Pty Limited	Australia	50.0	—	Investment company
Cook Cove Investment Pty Limited	Australia	50.0	—	Investment company
Cook Cove Investment Trust	Australia	50.0	—	Investment company
CV Services Group Pty Limited	Australia	26.9	5	Electrical services contractor
Electronic Transaction Services Limited	New Zealand	25.0	—	Credit card processing
Franklyn Scholar Pty Limited	Australia	20.0	1	Vocational education and training
Isomer Structured Investment Vehicle I	Australia	20.0	1	Investment company
Ivaness Pty Limited (in voluntary liquidation)	Australia	50.0	—	Corporate trustee
Mondex Australia Pty Limited	Australia	25.0	—	Smart card operations
Mondex New Zealand Limited	New Zealand	20.0	—	Smart card operations
Quadrant Capital Fund	Australia	50.0	1	Investment company
Quadrant Capital Fund No. 2	Australia	26.7	6	Investment company
ResCo Services Pty Limited	Australia	28.0	5	Services to mining
Rhodes Contracting Pty Limited	Australia	17.2	15	Services to mining
Ronin Consolidated Holdings Pty Limited (in voluntary liquidation)	Australia	25.0	—	Property funds management
St Hilliers Enhanced Property Fund No.1	Australia	19.9	3	Property funds management
St Hilliers Enhanced Property Fund No.2	Australia	15.0	3	Property funds management
Sydney Harbour Bridge Holdings Pty Limited	Australia	49.0	—	Intellectual property
Vipro Pty Limited	Australia	33.3	—	Voucher processing
Westpac Employee Assistance Foundation Pty Limited	Australia	50.0	—	Corporate trustee
Westpac Staff Superannuation Plan Pty Limited	Australia	50.0	—	Corporate trustee
Westpac Essential Service Trust I and II and their controlled and non-controlled entities	Australia	36.8	25	Asset management

During the 2008 financial year, the Group acquired a non-controlling interest in the following entities:

•                             27.8% interest in Angusknight Pty Limited;

•                             50% interest in Boyd Cook Cove Unit Trust;

•                             50% interest in Cook Cove Pty Limited;

•                             50% interest in Cook Cove Investment Pty Limited;

•                             50% interest in Cook Cove Investment Trust;

•                             26.9% interest in CV Services Group Pty Limited;

•                             20% interest in Franklyn Scholar Pty Limited; and

•                             17.2% interest in Rhodes Contracting Pty Limited

During the 2008 financial year, the Group’s interests in the following investments changed:

•                             16.7% interest in Regnan-Governance Research and Engagement Pty Limited ceased to be significant; and

•                             29.4% interest in Westpac Diversified Property Fund ceased to be significant.

In terms of the contribution to the results of the Group, the above investments are not material either individually or in aggregate.

2008 FINANCIAL INFORMATION	Year End Profit Announcement 2008

Note 22.        Group investments and changes in controlled entities (continued)

The following controlled entities were incorporated, formed or acquired during the year ended 30 September 2008:

•                             AAHC1 Pty Limited incorporated 29 October 2007

•                             Bluewater Funds Management SPC acquired 30 June 2008

•                             Hastings Advisers LLC acquired 10 April 2008

•                             RAMS Financial Group Pty Limited acquired 4 January 2008

•                             Real Estate Investment Trust B formed 6 December 2007

•                             RMS Warehouse Trust 2007-1 acquired 14 November 2007

•                             Series 2007-1M WST Trust formed 18 December 2007

•                             TIF Energy Holdings Pty Limited incorporated 14 March 2008

•                             TIF Energy Pty Limited incorporated 14 March 2008

•                             Westpac Cook Cove Trust I formed 11 March 2008

•                             Westpac Cook Cove Trust II formed 11 March 2008

•                             Westpac Delta LLC formed 18 June 2008

•                             Westpac Funds Financing Holdco Pty Limited incorporated 10 September 2008

•                             Westpac Funds Financing Pty Limited incorporated 10 September 2008

•                             Westpac Pacific Limited Partnership formed 18 December 2007

The following controlled entities were disposed of or deregistered during the financial year:

•                             AAHC1 Pty Limited sold 5 November 2007

•                             Bluewater Funds Management SPC compulsory redemption of shares 18 September 2008

•                             Hume Funding Pty Limited deregistered 16 January 2008

•                             Utilities of Australia International Pty Limited sold 18 December 2007

•                             Victor Investments Pty Limited deregistered 2 July 2008

•                             Westpac Alpha Pty Limited deregistered 9 July 2008

•                             Westpac Essential Services Trust and its controlled entities controlling interest sold 17 January 2008

•                             Westpac First Trust deregistered 8 June 2008

•                             Westpac Second Trust deregistered 20 July 2008

2008 FINANCIAL INFORMATION	Year End Profit Announcement 2008

Note 23.        Consolidated statement of changes in shareholders’ equity

			% Mov’t			% Mov’t
	Half Year	Half Year	Mar 08-	Full Year	Full Year	Sept 07-
$m	Sept 08	March 08	Sept 08	Sept 08	Sept 07	Sept 08
Share capital
Balance as at beginning of period	6,258	6,011	4	6,011	5,468	10
Shares issued:
Under dividend reinvestment plan	359	345	4	704	635	11
Under option and share right schemes	15	15	—	30	37	(19)
Shares purchased for delivery upon exercise of options and share rights (net of tax)	(58)	(57)	(2)	(115)	(66)	(74)
(Acquisition)/disposal of treasury shares	20	—	—	20	(31)	165
(Acquisition) of RSP treasury shares	(1)	(56)	98	(57)	(32)	(78)
Balance as at period end	6,593	6,258	5	6,593	6,011	10
Available-for-sale securities reserve
Balance as at beginning of period	27	(2)	large	(2)	15	(113)
Net gains/(losses) from changes in fair value	(7)	40	(118)	33	(6)	large
Exchange differences	15	—	—	15	—	—
Income tax effect	(8)	(13)	38	(21)	1	large
Transferred to income statements	1	2	(50)	3	(20)	115
Income tax effect	—	—	—	—	8	(100)
Balance as at period end	28	27	4	28	(2)	large
Share based payment reserve
Balance as at beginning of period	310	257	21	257	204	26
Current period movement	36	53	(32)	89	53	68
Balance as at period end	346	310	12	346	257	35
Cash flow hedging reserve
Balance as at beginning of period	73	97	(25)	97	(2)	large
Net gains/(losses) from changes in fair value	(186)	(34)	large	(220)	124	large
Income tax effect	58	7	large	65	(33)	large
Transferred to income statements	(10)	5	large	(5)	12	(142)
Income tax effect	4	(2)	large	2	(4)	150
Balance as at period end	(61)	73	(184)	(61)	97	(163)
Foreign currency translation reserve
Balance as at beginning of period	(165)	(160)	(3)	(160)	(31)	large
Foreign currency translation adjustment	99	(13)	large	86	(179)	148
Tax on foreign currency translation adjustment	8	9	(11)	17	48	(65)
Other	1	(1)	200	—	2	(100)
Balance as at period end	(57)	(165)	65	(57)	(160)	64
Total reserves	256	245	4	256	192	33
Movements in retained profits were as follows:
Balance as at beginning of period	10,654	9,716	10	9,716	8,532	14
Net profit for the year	1,657	2,202	(25)	3,859	3,451	12
Final dividend for prior year	—	(1,265)	100	(1,265)	(1,101)	(15)
Interim dividend for current year	(1,311)	—	—	(1,311)	(1,164)	(13)
Other	(1)	1	(200)	—	(2)	100
Balance as at period end	10,999	10,654	3	10,999	9,716	13

2008 FINANCIAL INFORMATION	Year End Profit Announcement 2008

Note 24.        Contingent liabilities

Litigation

Contingent liabilities exist in respect of actual and potential claims and proceedings. An assessment of the Group’s likely loss has been made on a case-by-case basis for the purpose of the financial statements and specific provisions have been made where appropriate within the credit litigation provision.

Bell Group of companies

Westpac is one of 20 defendant banks named in proceedings concerning the Bell Group of companies. The proceedings have been brought by the liquidators of several Bell Group companies and seek to challenge the defendant banks’ entitlement to receive the proceeds of realisation of Bell Group assets in the early 1990s. A lengthy judgement was delivered on 28 October 2008 in which it has been found that each of the liquidators and the banks have been partially successful. The ultimate financial impact for Westpac will depend on further analysis of the judgement and on its implications for a range of creditors, including the banks and the actual Court orders, when they are made.

New Zealand Inland Revenue Department

The New Zealand Inland Revenue Department (NZIRD) has reviewed a number of structured finance transactions undertaken in New Zealand. Following the review, the NZIRD issued amended assessments for the 1999 to 2005 tax years in relation to nine transactions undertaken between 1999 and 2002. The overall primary tax in dispute is approximately NZ$588 million (A$493 million).  With interest (net of tax) this increases to approximately NZ$882 million (A$739 million), (calculated to 30 September 2008).

Proceedings disputing all amended assessments have been commenced. Westpac is confident that the tax treatment applied in all cases is correct. A ruling was sought from the NZIRD on an early transaction in 1999. Following extensive review by the NZIRD, the ruling was issued in 2001. The principles underlying that ruling are applicable to, and have been followed in, all other transactions.

There are no further transactions or tax years subject to the review (other than the transaction in relation to which Westpac received the binding ruling).

New Zealand Commerce Commission

The New Zealand Commerce Commission’s proceedings against Westpac New Zealand Limited and The Warehouse Financial Services Limited (members of the Westpac Group) are ongoing. Visa International, Cards NZ Limited, MasterCard International and all New Zealand issuers of Visa and MasterCard credit cards are also defendants. The proceedings allege that the setting of interchange rates and rules (relating to honour all cards, no surcharge, access and no discrimination) amount to price fixing or alternatively have the effect of substantially lessening competition in the New Zealand market in breach of the Commerce Act 1986.  The proceedings seek to declare the conduct illegal and impose unspecified monetary penalties.

In addition, similar proceedings issued by a number of New Zealand retailers against the same defendants are also ongoing.  These proceedings also seek to declare the conduct illegal and an enquiry into damages. Damages awarded, if any, would be in addition to any penalties imposed under the Commerce Act 1986 in the event the Commerce Commission is successful in the proceedings described above. We are considering our position in relation to both proceedings and at this stage do not consider it necessary to raise a provision in relation to this matter.

Liquidity support

Westpac is a participant to the Interbank Deposit Agreement along with three other Australian banks.  In accordance with the Interbank Deposit Agreement, a deposit notice may be served upon the other participants by a bank which is experiencing liquidity problems. The other participants are then required to deposit equal amounts of up to $2 billion each for a period of 30 days. At the end of 30 days the deposit holder has the option to repay the deposit in cash or by way of assignment of mortgages to the value of the deposit.

2008 FINANCIAL INFORMATION	Year End Profit Announcement 2008

Note 25.        Events subsequent to balance date

Proposed merger with St.George Bank Limited

On 23 October 2008 the Australian Federal Treasurer announced his approval of the proposed merger of Westpac and St.George.  The merger is still subject to a vote by the shareholders of St.George, which is scheduled to occur on 13 November 2008, and subsequent Federal Court approval.  The merger is also subject to the satisfaction of other conditions under the amended and restated merger implementation agreement between Westpac and St.George dated 8 September 2008.

Bell Group of companies

A lengthy judgement was delivered on 28 October 2008 in relation to the proceedings concerning the Bell Group of companies, in which it has been found that each of the liquidators and the banks have been partially successful. The ultimate financial impact for Westpac will depend on further analysis of the judgement and on its implications for a range of creditors, including the banks and the actual Court orders, when they are made. Refer to Note 24 “Contingent liabilities” for details of the proceedings.

Government guarantee schemes in Australia and New Zealand

The Australian Government announced on 12 October 2008 that it will guarantee the deposits in eligible Australian ADIs (including Westpac) for a period of three years from 12 October 2008. The deposit guarantee applies to deposits held in eligible ADIs (including foreign branches of eligible ADIs) by all types of legal entities, regardless of where the depositor resides. It will apply to deposits held in any currency.

For deposits of or under $1 million, the deposit guarantee will be free.  From 28 November 2008, for deposits over $1 million, the first $1 million would be guaranteed for free and an eligible ADI will be able to obtain coverage under the deposit guarantee for amounts over $1 million, in return for a fee. The $1 million threshold applies to the total amount of funds held by a depositor in (separate) deposit accounts with an eligible ADI.

The Financial System Legislation Amendment (Financial Claims Scheme and other Measures) Act 2008 has been enacted to facilitate the deposit guarantee. The Financial Claims Scheme (ADIs) Levy Act 2008 provides for the imposition of a levy to fund the excess of APRA’s financial claims scheme costs. The levy is imposed on liabilities of ADIs to their depositors and cannot be more than 0.5% of the amount of those liabilities.

The Australian Government has also announced that it will guarantee the wholesale term funding of eligible ADIs. The wholesale funding guarantee facility will be extended, by application, on an issue by issue basis for senior unsecured debt instruments in all major currencies with a term of up to 60 months issued domestically or off-shore. The Australian Government has announced that it will withdraw the facility once market conditions have normalised.

Fees will apply to the wholesale term funding guarantee and the guarantee for deposits above the $1 million threshold. A different fee will apply to eligible ADIs based on their credit rating. The fee which will apply to Westpac, based on its current rating by Standard and Poor’s of AA, is 70 basis points (or 0.70%) per annum. The fees will be levied on a monthly or quarterly basis depending on the liability.

The Australian Government has announced that the deposit and wholesale funding guarantee scheme will be reviewed on an ongoing basis and revised if necessary.

The New Zealand Government announced on 12 October 2008 an opt-in deposit guarantee scheme under which it will guarantee deposits with participating New Zealand registered banks and non-bank deposit taking entities, with effect from 12 October 2008.  The guarantee will be for a period of two years from the announcement date.

The guarantee extends to all debt securities issued by participating entities in any currency (which includes deposits and other amounts lent to participating entities), other than debt securities issued to related parties of a participating entity or to financial institutions. It also does not extend to subordinated debt obligations. Financial institutions include persons who carry on the business of borrowing and lending money, or providing financial services (and extends to registered banks). There is a limit on the amount of the debt securities covered by the guarantee of NZ$1 million per creditor per participating entity.

In addition, in relation to registered banks incorporated outside New Zealand (as is the case with Westpac) the guarantee extends to debt securities issued by the New Zealand branch of the registered bank only, and there is a separate overall limit on the amount guaranteed for creditors of the branch that are not New Zealand citizens or New Zealand tax residents.

2008 FINANCIAL INFORMATION	Year End Profit Announcement 2008

Note 25.        Events subsequent to balance date (continued)

Participating New Zealand registered banks with debt security amounts owing to qualifying creditors exceeding NZ$5 billion as of 12 October 2008 (which would include Westpac New Zealand Limited (WNZL) if it opts into the scheme) are required to pay a fee of 10 basis points (or 0.1%) on the amounts owing to qualifying creditors to the extent that the amount owing exceeds NZ$5 billion as of that date.  A similar additional fee is payable in respect of the position as of 12 October 2009.

For participating New Zealand registered banks with debt security amounts owing to qualifying creditors below NZ$5 billion (which would include Westpac if it opts into the scheme), there is a fee on the growth in the amounts owing to qualifying creditors after 12 October 2008 (with a 10% allowance per year on the amount of that growth). The fee depends on the credit rating of the relevant entity and would be 10 basis points (or 0.1%) for Westpac, based on its current credit rating. The fee is calculated and levied monthly.

The New Zealand Government has also announced that it is considering a guarantee arrangement in respect of the wholesale term funding of registered banks. Details of this are yet to be finalised.

Westpac is currently assessing the implications of both the Australian and New Zealand deposit guarantee schemes, along with the Australian wholesale funding guarantee scheme.

2008 FINANCIAL INFORMATION	Year End Profit Announcement 2008

5.6   STATEMENT IN RELATION TO THE REVIEW OF THE FINANCIAL STATEMENTS

PricewaterhouseCoopers has audited the financial statements contained within the Westpac 2008 Financial Report and has issued an unqualified audit report. A copy of their report is available with the Annual Financial Report. This Year End Profit Announcement has not been subject to audit. The preceding financial information contained in Section 5 “2008 Financial Information” includes financial information extracted from the audited financial statements together with financial information that has not been audited.

Dated at Sydney this 30th day of October 2008 for and on behalf of the Board.

Richard Willcock
Group Secretary and General Counsel

OTHER INFORMATION	Year End Profit Announcement 2008

6.1   CREDIT RATINGS(1) AND EXCHANGE RATES

Rating agency	Long Term	Short Term
Fitch Ratings	AA-	F1+
Moody’s Investor Services	Aa1	P -1
Standard & Poor’s	AA	A -1 +

Twelve months to/as at	30 Sept 2008		30 Sept 2007
Currency	Average	Spot	Average	Spot
US$	0.9077	0.8023	0.8086	0.8823
GBP	0.4604	0.4445	0.4104	0.4365
NZ$	1.1940	1.1935	1.1342	1.1672

Six months to/as at	30 Sept 2008		31 March 2008		30 Sept 2007
Currency	Average	Spot	Average	Spot	Average	Spot
US$	0.9176	0.8023	0.8978	0.9173	0.8395	0.8823
GBP	0.4744	0.4445	0.4464	0.4602	0.4188	0.4365
NZ$	1.2314	1.1935	1.1566	1.1550	1.1317	1.1672

(1)  As at September 2008.

OTHER INFORMATION	Year End Profit Announcement 2008

6.2   DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This profit announcement contains statements that constitute ‘forward-looking statements’ within the meaning of section 21E of the US Securities Exchange Act of 1934. The US Private Securities Litigation Reform Act of 1995 provides a ‘safe harbor’ for forward-looking information to encourage companies to provide prospective information about themselves without fear of litigation so long as the information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information.

Forward-looking statements are statements about matters that are not historical facts. Forward looking statements appear in a number of places in this profit announcement and include statements regarding our intent, belief or current expectations with respect to our business and operations, market conditions and results of operations and financial condition, including, without limitation, future loan loss provisions and financial support to certain borrowers. We use words such as ‘will’, ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘risk’, or other similar words to identify forward-looking statements. These statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of the risks or uncertainties materialise, or should underlying assumptions prove incorrect, actual results may vary materially from the plans, objectives, expectations, estimates and intentions described in this profit announcement as currently anticipated, believed, estimated, expected or intended.

The factors that may impact on forward-looking statements made by us include but are not limited to:

•                  Adverse conditions in global debt and equity markets;

•                  The impact of the announced changes to our organisational structure and division of front-line personnel and senior management;

•                  Our ability to successfully integrate St.George into Westpac, including our ability to realise anticipated synergies and the costs of achieving those synergies;

•                  Inflation, interest rate, exchange rate, market and monetary fluctuations;

•                  Market liquidity and investor confidence;

•                  The effect of, and changes in, laws, regulations, taxation or accounting standards or practices and government policy;

•                  Changes in consumer spending, saving and borrowing habits in Australia, New Zealand and in other countries in which we conduct our operations;

•                  The effects of competition in the geographic and business areas in which we conduct operations;

•                  The ability to maintain or to increase market share and control expenses;

•                  The timely development of and acceptance of new products and services and the perceived overall value of these products and services by users;

•                  Technological changes;

•                  Macroeconomic conditions in the global debt and equity markets;

•                  Demographic changes and changes in political, social or economic conditions in any of the major markets in which we operate;

•                  Stability of Australian and international financial systems and disruptions to financial markets and any losses we experience as a result;

•                  Our ability to complete, integrate or process acquisitions and dispositions; and

•                  Various other factors beyond our control.

The above list is not exhaustive. For certain other factors that may impact on forward-looking statements made by us, refer to the section on ‘Risk factors’ in our 2008 Annual Report. When relying on forward-looking statements to make decisions with respect to us, investors and others should carefully consider the foregoing factors and other uncertainties and events.

We are under no obligation, and do not intend, to update any forward-looking statements contained in this profit announcement, whether as a result of new information, future events or otherwise, after the date of this profit announcement.

OTHER INFORMATION	Year End Profit Announcement 2008

6.3   FINANCIAL CALENDAR

Westpac shares are listed on the securities exchanges in Australia (ASX) and New Zealand and as American Depositary Receipts in New York. Westpac Stapled Preferred Securities (Westpac SPS) are listed on ASX.

Important dates for shareholders to note over the following months are:

Ex-dividend date for final dividend	5 November 2008
Record date for final dividend (Sydney)	11 November 2008
Record date for final dividend (New York) (1)	10 November 2008
Annual General Meeting(2)	11 December 2008
Final dividend payable	17 December 2008

Important dates for Westpac SPS investors to note over the following months are:

Record date for December quarter distribution	24 December 2008
Payment date for December quarter distribution	31 December 2008

Share Registries

Australia	New Zealand
Ordinary shares on the main register and Westpac SPS	Ordinary shares on the New Zealand branch register
Link Market Services Limited	Link Market Services Limited
Level 12, 680 George Street	Level 12, 120 Albert Street
Sydney NSW 2000 Australia	Auckland 1030 New Zealand
Postal Address: Locked Bag A6015,	Postal Address: P.O. Box 91976, Auckland 1030,
Sydney South NSW 1235	New Zealand
Website: www.linkmarketservices.com.au	Website: www.linkmarketservices.com
Telephone: 1800 804 255 (toll free in Australia)	Telephone: 0800 002 727 (toll free in New Zealand)
International: +61 2 8280 7070	International: +64 9 375 5998

New York
Depositary in USA for American Depositary Receipts
JP Morgan Chase Bank, N.A.
PO Box 64504
St Paul MN 55164-0504
USA
Website: www.adr.com
Email: jpmorgan.adr@wellsfargo.com
Telephone: 1 800 990 1135 (toll free in US and Canada)
International: + 1 651 453 2128

For further information contact:

Media:

David Lording, Head of Media Relations, +61 (0)2 8253 3510

Analysts and Investors:

Andrew Bowden, Head of Investor Relations, +61 (0)2 8253 4008

Richard Willcock

Group Secretary and General Counsel

(1)       Dividends will be converted to local currency at the ruling rate on the record date.

(2)       Details regarding the date of this meeting and the business to be dealt with, will be contained in the separate Notice of Meeting sent to shareholders in November 2008.

7. SEGMENT RESULT	Year End Profit Announcement 2008

7.1                  FULL YEAR SEGMENT RESULT – REPORTED RESULT

	Consumer	Business	Westpac	BT Financial			Group
Twelve months to 30 September 2008	Financial	Financial	Institutional	Group	New	Pacific	Business
$m	Services	Services	Bank	(Australia)	Zealand(1)	Banking	Unit(2)	Group
Net interest income	2,876	2,104	720	(36)	970	117	471	7,222
Non-interest income	561	556	1,013	1,247	355	106	360	4,198
Net operating income	3,437	2,660	1,733	1,211	1,325	223	831	11,420
Operating expenses	(1,879)	(913)	(702)	(664)	(585)	(67)	(460)	(5,270)
Impairment charges	(251)	(198)	(244)	(4)	(143)	(16)	(75)	(931)
Profit from ordinary activities before income tax expense	1,307	1,549	787	543	597	140	296	5,219
Tax expense	(394)	(464)	(221)	(150)	(189)	(41)	172	(1,287)
Net profit	913	1,085	566	393	408	99	468	3,932
Net profit attributable to minority interests	—	—	—	(4)	(3)	(6)	(60)	(73)
WBC	913	1,085	566	389	405	93	408	3,859
Treasury shares	—	—	—	—	—	—	(25)	(25)
TPS revaluations	—	—	—	—	—	—	(57)	(57)
Unrealised NZ retail earnings hedges	—	—	—	—	—	—	4	4
Ineffective hedges	—	—	—	—	—	—	(1)	(1)
Gain from BTIM IPO	—	—	—	—	—	—	(86)	(86)
Gain from Visa IPO	—	—	—	—	—	—	(205)	(205)
St.George T&I(3)	—	—	—	—	—	—	11	11
One-off expenses(4)	—	—	—	—	—	—	226	226
Cash earnings	913	1,085	566	389	405	93	275	3,726
Cash earnings (cents) per ordinary share								198.3

(1)	New Zealand earnings are presented in Australian dollars (A$), converted at the actual average A$/NZ$ exchange rate for the full year (1.1940).
(2)	“Group Business Unit” includes the following amounts associated with the requirements of AASB 1038 Life Insurance business (AASB 1038):
	i)	Non-interest income $198 million debit.
	ii)	Tax expense $198 million credit.
(3)	St.George transaction and integration expenses.
(4)	One-off expenses related to efficiency initiatives and capitalised expense reviews.

7. SEGMENT RESULT	Year End Profit Announcement 2008

7.1                  FULL YEAR SEGMENT RESULT – REPORTED RESULT (CONTINUED)

	Consumer	Business	Westpac	BT Financial			Group
Twelve months to 30 September 2007	Financial	Financial	Institutional	Group	New	Pacific	Business
$m	Services	Services	Bank	(Australia)	Zealand(1)	Banking	Unit(2)	Group
Net interest income	2,663	1,796	552	(10)	903	99	310	6,313
Non-interest income	537	550	978	1,245	364	95	91	3,860
Net operating income	3,200	2,346	1,530	1,235	1,267	194	401	10,173
Operating expenses	(1,787)	(840)	(656)	(615)	(601)	(62)	18	(4,543)
Impairment charges	(220)	(106)	(43)	(3)	(71)	(11)	(28)	(482)
Profit from ordinary activities before income tax expense	1,193	1,400	831	617	595	121	391	5,148
Tax expense	(354)	(421)	(243)	(176)	(189)	(34)	(213)	(1,630)
Net profit	839	979	588	441	406	87	178	3,518
Net profit attributable to minority interests	—	—	—	1	(3)	(7)	(58)	(67)
Net profit attributable to equity holders of WBC	839	979	588	442	403	80	120	3,451
Treasury shares	—	—	—	—	—	—	29	29
TPS revaluations	—	—	—	—	—	—	38	38
Unrealised NZ retail earnings hedges	—	—	—	—	—	—	(11)	(11)
Ineffective hedges	—	—	—	—	—	—	—	—
Gain from BTIM IPO	—	—	—	—	—	—	—	—
Gain from Visa IPO	—	—	—	—	—	—	—	—
St.George T&I(3)	—	—	—	—	—	—	—	—
One-off expenses(4)	—	—	—	—	—	—	—	—
Cash earnings	839	979	588	442	403	80	176	3,507
Cash earnings (cents) per ordinary share								189.4

(1)	New Zealand earnings are presented in Australian dollars (A$), converted at the actual average A$/NZ$ exchange rate for the full year (1.1342).
(2)	“Group Business Unit” includes the following amounts associated with the requirements of AASB 1038 Life Insurance business (AASB 1038):
	i)	Non-interest income $92 million credit.
	ii)	Tax expense $92 million debit.
(3)	St.George transaction and integration expenses.
(4)	One-off expenses related to efficiency initiatives and capitalised expense reviews.

SEGMENT RESULT	Year End Profit Announcement 2008

7.2                  HALF YEAR SEGMENT RESULT - REPORTED RESULT

	Consumer	Business	Westpac	BT Financial			Group
Six months to 30 September 2008	Financial	Financial	Institutional	Group	New	Pacific	Business
$m	Services	Services	Bank	(Australia)	Zealand(1)	Banking	Unit(2)	Group
Net interest income	1,498	1,086	394	(19)	479	63	251	3,752
Non-interest income	270	287	476	630	179	53	(21)	1,874
Net operating income	1,768	1,373	870	611	658	116	230	5,626
Operating expenses	(957)	(461)	(359)	(330)	(283)	(34)	(394)	(2,818)
Impairment charges	(137)	(130)	(87)	(2)	(90)	(9)	(43)	(498)
Profit from ordinary activities before income tax expense	674	782	424	279	285	73	(207)	2,310
Tax expense	(202)	(235)	(118)	(81)	(88)	(22)	133	(613)
Net profit	472	547	306	198	197	51	(74)	1,697
Net profit attributable to minority interests	—	—	—	(3)	(2)	(3)	(32)	(40)
Net profit attributable to equity holders of WBC	472	547	306	195	195	48	(106)	1,657
Treasury shares	—	—	—	—	—	—	(6)	(6)
TPS revaluations	—	—	—	—	—	—	(24)	(24)
Unrealised NZ retail earnings hedges	—	—	—	—	—	—	1	1
Ineffective hedges	—	—	—	—	—	—	2	2
Gain from BTIM IPO	—	—	—	—	—	—	20	20
Gain from Visa IPO	—	—	—	—	—	—	—	—
St.George T&I(3)	—	—	—	—	—	—	11	11
One-off expenses(4)	—	—	—	—	—	—	226	226
Cash earnings	472	547	306	195	195	48	124	1,887
Cash earnings (cents) per ordinary share								100.1

(1)	New Zealand earnings are presented in Australian dollars (A$), converted at the actual average A$/NZ$ exchange rate for the half year (1.2314).
(2)	“Group Business Unit” includes the following amounts associated with the requirements of AASB 1038: Life Insurance business (AASB 1038):
	i)	Non-interest income $44 million debit.
	ii)	Tax expense $44 million credit.
(3)	St.George transaction and integration expenses.
(4)	One-off expenses related to efficiency initiatives and capitalised expense reviews.

SEGMENT RESULT	Year End Profit Announcement 2008

7.2                  HALF YEAR SEGMENT RESULT - REPORTED RESULT (CONTINUED)

	Consumer	Business	Westpac	BT Financial			Group
Six months to 31 March 2008	Financial	Financial	Institutional	Group	New	Pacific	Business
$m	Services	Services	Bank	(Australia)	Zealand(1)	Banking	Unit(2)	Group
Net interest income	1,378	1,018	326	(17)	491	54	220	3,470
Non-interest income	291	269	537	617	176	53	381	2,324
Net operating income	1,669	1,287	863	600	667	107	601	5,794
Operating expenses	(922)	(452)	(343)	(334)	(302)	(33)	(66)	(2,452)
Impairment charges	(114)	(68)	(157)	(2)	(53)	(7)	(32)	(433)
Profit from ordinary activities before income tax expense	633	767	363	264	312	67	503	2,909
Tax expense	(192)	(229)	(103)	(69)	(101)	(19)	39	(674)
Net profit	441	538	260	195	211	48	542	2,235
Net profit attributable to minority interests	—	—	—	(1)	(1)	(3)	(28)	(33)
Net profit attributable to equity holders of WBC	441	538	260	194	210	45	514	2,202
Treasury shares	—	—	—	—	—	—	(19)	(19)
TPS revaluations	—	—	—	—	—	—	(33)	(33)
Unrealised NZ retail earnings hedges	—	—	—	—	—	—	3	3
Ineffective hedges	—	—	—	—	—	—	(3)	(3)
Gain from BTIM IPO	—	—	—	—	—	—	(106)	(106)
Gain from Visa IPO	—	—	—	—	—	—	(205)	(205)
St.George T&I(3)	—	—	—	—	—	—	—	—
One-off expenses(4)	—	—	—	—	—	—	—	—
Cash earnings	441	538	260	194	210	45	151	1,839
Cash earnings (cents) per ordinary share								98.2

(1)	New Zealand earnings are presented in Australian dollars (A$), converted at the actual A$/NZ$ exchange rate for the half year (1.1566).
(2)	“Group Business Unit” includes the following amounts associated with the requirements of AASB 1038 Life Insurance business (AASB 1038):
	i)	Non-interest income $154 million debit;
	ii)	Tax expense $154 million credit.
(3)	St.George transaction and integration expenses.
(4)	One-off expenses related to efficiency initiatives and capitalised expense reviews.

SEGMENT RESULT	Year End Profit Announcement 2008

7.3                  NEW ZEALAND BUSINESS UNIT PERFORMANCE (A$ EQUIVALENTS TO SECTION 4.5)

New Zealand operations provide banking and wealth management products and services to New Zealand consumer and business customers. The New Zealand wealth business includes New Zealand Life Company and BT New Zealand. The results do not include the earnings of our New Zealand Institutional Bank. Results for the year ended 30 September 2008, year ended 30 September 2007, six months ended 30 September 2008 and the six months ended 31 March 2008 have been converted into Australian dollars (A$) at the actual average exchange rates of 1.1940, 1.1342, 1.2314 and 1.1566 for the respective periods.

			% Mov’t			% Mov’t
	Half Year	Half Year	Mar 08-	Full Year	Full Year	Sept 07-
A$m	Sept 08	March 08	Sept 08	Sept 08	Sept 07	Sept 08
Net interest income	479	491	(2)	970	903	7
Non-interest income	179	176	2	355	364	(2)
Operating income	658	667	(1)	1,325	1,267	5
Operating expenses	(283)	(302)	6	(585)	(601)	3
Core earnings	375	365	3	740	666	11
Impairment charges	(90)	(53)	(70)	(143)	(71)	(101)
Profit from ordinary activities before income tax expense	285	312	(9)	597	595	—
Tax and minority interests	(90)	(102)	12	(192)	(192)	—
Net profit after tax / cash earnings	195	210	(7)	405	403	—

Economic profit	78	99	(21)	177	200	(12)
Expense to income ratio	43.0%	45.2%	220bps	44.2%	47.5%	330bps
	$ bn	$ bn		$ bn	$ bn
Deposits	22.8	23.0	(1)	22.8	21.4	7
Net loans	39.0	39.0	—	39.0	36.6	7
Total assets	39.9	40.1	—	39.9	37.6	6
Funds under management	1.7	1.6	6	1.7	1.6	6

GROUP RECONCILIATIONS	Year End Profit Announcement 2008

8.1                  GROUP FULL YEAR EARNINGS RECONCILIATION

Notes (refer to page 132)		1	2	3	4	5	6	6	6	6
					Unrealised
		Policyholder			NZ Retail
Twelve months to 30 September 2008	Reported	Tax	Hybrid	Treasury	Earnings	Ineffective	Gain from	Gain from	St.George	One-off	Cash
$m	Results	Recoveries	Revaluations	Shares	Hedges	Hedges	BTIM IPO	Visa IPO	T&I(1)	Expenses(2)	Earnings
Net interest income	7,222	—	—	—	—	1	—	—	—	—	7,223
Fees and commissions	1,939	—	—	—	—	—	—	—	—	—	1,939
Wealth management and insurance income	978	198	—	(29)	—	—	—	—	—	—	1,147
Trading income	732	—	—	—	—	—	—	—	—	—	732
Other income	549	—	(45)	—	6	(3)	(136)	(295)	—	—	76
Non-interest income	4,198	198	(45)	(29)	6	(3)	(136)	(295)	—	—	3,894
Net operating income	11,420	198	(45)	(29)	6	(2)	(136)	(295)	—	—	11,117
Salaries and other staff expenses	(2,915)	—	—	—	—	—	40	—	7	113	(2,755)
Equipment and occupancy expenses	(895)	—	—	—	—	—	—	—	—	191	(704)
Other expenses	(1,460)	—	—	—	—	—	18	—	6	19	(1,417)
Operating expenses	(5,270)	—	—	—	—	—	58	—	13	323	(4,876)
Core earnings	6,150	198	(45)	(29)	6	(2)	(78)	(295)	13	323	6,241
Impairment charges	(931)	—	—	—	—	—	—	—	—	—	(931)
Operating profit before tax	5,219	198	(45)	(29)	6	(2)	(78)	(295)	13	323	5,310
Income tax expense	(1,287)	(198)	(12)	4	(2)	1	(8)	90	(2)	(97)	(1,511)
Net profit	3,932	—	(57)	(25)	4	(1)	(86)	(205)	11	226	3,799
Net profit attributable to minority interests	(73)	—	—	—	—	—	—	—	—	—	(73)
Net Profit attributable to equity holders of WBC	3,859	—	(57)	(25)	4	(1)	(86)	(205)	11	226	3,726
Treasury shares	(25)	—	—	25	—	—	—	—	—	—	—
TPS revaluations	(57)	—	57	—	—	—	—	—	—	—	—
Unrealised NZ retail earnings hedges	4	—	—	—	(4)	—	—	—	—	—	—
Ineffective hedges	(1)	—	—	—	—	1	—	—	—	—	—
Gain from BTIM IPO	(86)	—	—	—	—	—	86	—	—	—	—
Gain from Visa IPO	(205)	—	—	—	—	—	—	205	—	—	—
St.George T&I(1)	11	—	—	—	—	—	—	—	(11)	—	—
One-off expenses(2)	226	—	—	—	—	—	—	—	—	(226)	—
Cash earnings	3,726	—	—	—	—	—	—	—	—	—	3,726

(1)  St.George transaction and integration expenses.

(2)  One-off expenses related to efficiency initiatives and capitalised expense reviews.

GROUP RECONCILIATIONS	Year End Profit Announcement 2008

8.1                  GROUP FULL YEAR EARNINGS RECONCILIATION (CONTINUED)

Notes (refer to page 132)		1	2	3	4	5	6	6	6	6
					Unrealised
		Policyholder			NZ Retail
Twelve months to 30 September 2007	Reported	Tax	Hybrid	Treasury	Earnings	Ineffective	Gain from	Gain from	St.George	One-off	Cash
$m	Results	Recoveries	Revaluations	Shares	Hedges	Hedges	BTIM IPO	Visa IPO	T&I(1)	Expenses(2)	Earnings
Net interest income	6,313	—	—	—	—	—	—	—	—	—	6,313
Fees and commissions	1,832	—	—	—	—	—	—	—	—	—	1,832
Wealth management and insurance income	1,259	(92)	—	32	—	—	—	—	—	—	1,199
Trading income	660	—	—	—	—	—	—	—	—	—	660
Other income	109	—	(11)	—	(16)	—	—	—	—	—	82
Non-interest income	3,860	(92)	(11)	32	(16)	—	—	—	—	—	3,773
Net operating income	10,173	(92)	(11)	32	(16)	—	—	—	—	—	10,086
Salaries and other staff expenses	(2,557)	—	—	—	—	—	—	—	—	—	(2,557)
Equipment and occupancy expenses	(628)	—	—	—	—	—	—	—	—	—	(628)
Other expenses	(1,358)	—	—	—	—	—	—	—	—	—	(1,358)
Operating expenses	(4,543)	—	—	—	—	—	—	—	—	—	(4,543)
Core earnings	5,630	(92)	(11)	32	(16)	—	—	—	—	—	5,543
Impairment charges	(482)	—	—	—	—	—	—	—	—	—	(482)
Operating profit before tax	5,148	(92)	(11)	32	(16)	—	—	—	—	—	5,061
Income tax expense	(1,630)	92	49	(3)	5	—	—	—	—	—	(1,487)
Net profit	3,518	—	38	29	(11)	—	—	—	—	—	3,574
Net profit attributable to minority interests	(67)	—	—	—	—	—	—	—	—	—	(67)
Net Profit attributable to equity holders of WBC	3,451	—	38	29	(11)	—	—	—	—	—	3,507
Treasury shares	29	—	—	(29)	—	—	—	—	—	—
TPS revaluations	38	—	(38)	—	—	—	—	—	—	—	—
Unrealised NZ retail earnings hedges	(11)	—	—	—	11	—	—	—	—	—	—
Ineffective hedges	—	—	—	—	—	—	—	—	—	—	—
Gain from BTIM IPO	—	—	—	—	—	—	—	—	—	—	—
Gain from Visa IPO	—	—	—	—	—	—	—	—	—	—	—
St.George T&I(1)	—	—	—	—	—	—	—	—	—	—	—
One-off expenses(2)	—	—	—	—	—	—	—	—	—	—	—
Cash earnings	3,507	—	—	—	—	—	—	—	—	—	3,507

(1)  St.George transaction and integration expenses

(2)  One-off expenses related to efficiency initiatives and capitalised expense reviews.

GROUP RECONCILIATIONS	Year End Profit Announcement 2008

8.2                  GROUP HALF YEAR EARNINGS RECONCILIATION

Notes (refer to page 132)		1	2	3	4	5	6	6	6	6
					Unrealised
		Policyholder			NZ Retail
Six months to 30 September 2008	Reported	Tax	Hybrid	Treasury	Earnings	Ineffective	Gain from	Gain from Visa	St.George	One-off	Cash
$m	Results	Recoveries	Revaluations	Shares	Hedges	Hedges	BTIM IPO	IPO	T&I(1)	Expenses(2)	Earnings
Net interest income	3,752	—	—	—	—	5	—	—	—	—	3,757
Fees and commissions	973	—	—	—	—	—	—	—	—	—	973
Wealth management and insurance income	535	44	—	(7)	—	—	—	—	—	—	572
Trading income	344	—	—	—	—	—	—	—	—	—	344
Other income	22	—	16	—	1	(3)	5	—	—	—	41
Non-interest income	1,874	44	16	(7)	1	(3)	5	—	—	—	1,930
Net operating income	5,626	44	16	(7)	1	2	5	—	—	—	5,687
Salaries and other staff expenses	(1,512)	—	—	—	—	—	15	—	7	113	(1,377)
Equipment and occupancy expenses	(559)	—	—	—	—	—	—	—	—	191	(368)
Other expenses	(747)	—	—	—	—	—	—	—	6	19	(722)
Operating expenses	(2,818)	—	—	—	—	—	15	—	13	323	(2,467)
Core earnings	2,808	44	16	(7)	1	2	20	—	13	323	3,220
Impairment charges	(498)	—	—	—	—	—	—	—	—	—	(498)
Operating profit before tax	2,310	44	16	(7)	1	2	20	—	13	323	2,722
Income tax expense	(613)	(44)	(40)	1	—	—	—	—	(2)	(97)	(795)
Net profit	1,697	—	(24)	(6)	1	2	20	—	11	226	1,927
Net profit attributable to minority interests	(40)	—	—	—	—	—	—	—	—	—	(40)
Net Profit attributable to equity holders of WBC	1,657	—	(24)	(6)	1	2	20	—	11	226	1,887
Treasury shares	(6)	—	—	6	—	—	—	—	—	—	—
TPS revaluations	(24)	—	24	—	—	—	—	—	—	—	—
Unrealised NZ retail earnings hedges	1	—	—	—	(1)	—	—	—	—	—	—
Ineffective hedges	2	—	—	—	—	(2)	—	—	—	—	—
Gain from BTIM IPO	20	—	—	—	—	—	(20)	—	—	—	—
Gain from Visa IPO	—	—	—	—	—	—	—	—	—	—	—
St.George T&I(1)	11	—	—	—	—	—	—	—	(11)	—	—
One-off expenses(2)	226	—	—	—	—	—	—	—	—	(226)	—
Cash earnings	1,887	—	—	—	—	—	—	—	—	—	1,887

(1)  St.George transaction and integration expenses.

(2)  One-off expenses related to efficiency initiatives and capitalised expense reviews.

GROUP RECONCILIATIONS	Year End Profit Announcement 2008

8.2                  GROUP HALF YEAR EARNINGS RECONCILIATION (CONTINUED)

Notes (refer to page 132)		1	2	3	4	5	6	6	6	6
					Unrealised
		Policyholder			NZ Retail
Six months to 31 March 2008	Reported	Tax	Hybrid	Treasury	Earnings	Ineffective	Gain from	Gain from Visa	St.George	One-off	Cash
$m	Results	Recoveries	Revaluations	Shares	Hedges	Hedges	BTIM IPO	IPO	T&I(1)	Expenses(2)	Earnings
Net interest income	3,470	—	—	—	—	(4)	—	—	—	—	3,466
Fees and commissions	966	—	—	—	—	—	—	—	—	—	966
Wealth management and insurance income	443	154	—	(22)	—	—	—	—	—	—	575
Trading income	388	—	—	—	—	—	—	—	—	—	388
Other income	527	—	(61)	—	5	—	(141)	(295)	—	—	35
Non-interest income	2,324	154	(61)	(22)	5	—	(141)	(295)	—	—	1,964
Net operating income	5,794	154	(61)	(22)	5	(4)	(141)	(295)	—	—	5,430
Salaries and other staff expenses	(1,403)	—	—	—	—	—	25	—	—	—	(1,378)
Equipment and occupancy expenses	(336)	—	—	—	—	—	—	—	—	—	(336)
Other expenses	(713)	—	—	—	—	—	18	—	—	—	(695)
Operating expenses	(2,452)	—	—	—	—	—	43	—	—	—	(2,409)
Core earnings	3,342	154	(61)	(22)	5	(4)	(98)	(295)	—	—	3,021
Impairment charges	(433)	—	—	—	—	—	—	—	—	—	(433)
Operating profit before tax	2,909	154	(61)	(22)	5	(4)	(98)	(295)	—	—	2,588
Income tax expense	(674)	(154)	28	3	(2)	1	(8)	90	—	—	(716)
Net profit	2,235	—	(33)	(19)	3	(3)	(106)	(205)	—	—	1,872
Net profit attributable to minority interests	(33)	—	—	—	—	—	—	—	—	—	(33)
Net Profit attributable to equity holders of WBC	2,202	—	(33)	(19)	3	(3)	(106)	(205)	—	—	1,839
Treasury shares	(19)	—	—	19	—	—	—	—	—	—	—
TPS revaluations	(33)	—	33	—	—	—	—	—	—	—	—
Unrealised NZ retail earnings hedges	3	—	—	—	(3)	—	—	—	—	—	—
Ineffective hedges	(3)	—	—	—	—	3	—	—	—	—	—
Gain from BTIM IPO	(106)	—	—	—	—	—	106	—	—	—	—
Gain from Visa IPO	(205)	—	—	—	—	—	—	205	—	—	—
St.George T&I(1)	—	—	—	—	—	—	—	—	—	—	—
One-off expenses(2)	—	—	—	—	—	—	—	—	—	—	—
Cash earnings	1,839	—	—	—	—	—	—	—	—	—	1,839

(1)  St.George transaction and integration expenses.

(2)  One-off expenses related to efficiency initiatives and capitalised expense reviews.

GROUP RECONCILIATIONS	Year End Profit Announcement 2008

8.3                  FULL YEAR SEGMENT RESULT – CASH EARNINGS BASIS

	Consumer	Business	Westpac	BT Financial			Group
Twelve months to 30 September 2008	Financial	Financial	Institutional	Group	New	Pacific	Business	Group Cash
$m	Services	Services	Bank	(Australia)	Zealand(1)	Banking	Unit	Earnings
Net interest income	2,876	2,104	720	(36)	970	117	472	7,223
Non-interest income	561	556	1,013	1,247	355	106	56	3,894
Net operating income	3,437	2,660	1,733	1,211	1,325	223	528	11,117
Operating expenses	(1,879)	(913)	(702)	(664)	(585)	(67)	(66)	(4,876)
Impairment charges	(251)	(198)	(244)	(4)	(143)	(16)	(75)	(931)
Profit from ordinary activities before income tax expense	1,307	1,549	787	543	597	140	387	5,310
Tax expense	(394)	(464)	(221)	(150)	(189)	(41)	(52)	(1,511)
Net profit	913	1,085	566	393	408	99	335	3,799
Net profit attributable to minority interests	—	—	—	(4)	(3)	(6)	(60)	(73)
Cash Earnings	913	1,085	566	389	405	93	275	3,726
Cash earnings (cents) per ordinary share								198.3

	Consumer	Business	Westpac	BT Financial			Group
Twelve months to 30 September 2007	Financial	Financial	Institutional	Group	New	Pacific	Business	Group Cash
$m	Services	Services	Bank	(Australia)	Zealand(1)	Banking	Unit	Earnings
Net interest income	2,663	1,796	552	(10)	903	99	310	6,313
Non-interest income	537	550	978	1,245	364	95	4	3,773
Net operating income	3,200	2,346	1,530	1,235	1,267	194	314	10,086
Operating expenses	(1,787)	(840)	(656)	(615)	(601)	(62)	18	(4,543)
Impairment charges	(220)	(106)	(43)	(3)	(71)	(11)	(28)	(482)
Profit from ordinary activities before income tax expense	1,193	1,400	831	617	595	121	304	5,061
Tax expense	(354)	(421)	(243)	(176)	(189)	(34)	(70)	(1,487)
Net profit	839	979	588	441	406	87	234	3,574
Net profit attributable to minority interests	—	—	—	1	(3)	(7)	(58)	(67)
Cash Earnings	839	979	588	442	403	80	176	3,507
Cash earnings (cents) per ordinary share								189.4

(1)  New Zealand earnings are presented in Australian dollars (A$), converted at the actual average A$/NZ$ exchange rate of 1.1940 for the year ended 30 September 2008 and 1.1342 for the year ended 30 September 2007.

GROUP RECONCILIATIONS	Year End Profit Announcement 2008

8.4                  HALF YEAR SEGMENT RESULT – CASH EARNINGS BASIS

	Consumer	Business	Westpac	BT Financial			Group
Six months to 30 September 2008	Financial	Financial	Institutional	Group	New	Pacific	Business	Group Cash
$m	Services	Services	Bank	(Australia)	Zealand(1)	Banking	Unit	Earnings
Net interest income	1,498	1,086	394	(19)	479	63	256	3,757
Non-interest income	270	287	476	630	179	53	35	1,930
Net operating income	1,768	1,373	870	611	658	116	291	5,687
Operating expenses	(957)	(461)	(359)	(330)	(283)	(34)	(43)	(2,467)
Impairment charges	(137)	(130)	(87)	(2)	(90)	(9)	(43)	(498)
Profit from ordinary activities before income tax expense	674	782	424	279	285	73	205	2,722
Tax expense	(202)	(235)	(118)	(81)	(88)	(22)	(49)	(795)
Net profit	472	547	306	198	197	51	156	1,927
Net profit attributable to minority interests	—	—	—	(3)	(2)	(3)	(32)	(40)
Cash Earnings	472	547	306	195	195	48	124	1,887
Cash earnings (cents) per ordinary share								100.1

	Consumer	Business	Westpac	BT Financial			Group
Six months to 31 March 2008	Financial	Financial	Institutional	Group	New	Pacific	Business	Group Cash
$m	Services	Services	Bank	(Australia)	Zealand(1)	Banking	Unit	Earnings
Net interest income	1,378	1,018	326	(17)	491	54	216	3,466
Non-interest income	291	269	537	617	176	53	21	1,964
Net operating income	1,669	1,287	863	600	667	107	237	5,430
Operating expenses	(922)	(452)	(343)	(334)	(302)	(33)	(23)	(2,409)
Impairment charges	(114)	(68)	(157)	(2)	(53)	(7)	(32)	(433)
Profit from ordinary activities before income tax expense	633	767	363	264	312	67	182	2,588
Tax expense	(192)	(229)	(103)	(69)	(101)	(19)	(3)	(716)
Net profit	441	538	260	195	211	48	179	1,872
Net profit attributable to minority interests	—	—	—	(1)	(1)	(3)	(28)	(33)
Cash Earnings	441	538	260	194	210	45	151	1,839
Cash earnings (cents) per ordinary share								98.2

(1)

New Zealand earnings are presented in Australian dollars (A$), converted at the actual average A$/NZ$exchange rate of 1.2314 for the six months ended 30 September 2008 and 1.1566 for the six months ended 31 March 2008.

GROUP RECONCILIATIONS	Year End Profit Announcement 2008

8.5                  GROUP BUSINESS UNIT – FULL YEAR EARNINGS RECONCILIATION

Notes (refer to page 132)		1	2	3	4	5	6	6	6	6
					Unrealised NZ
		Policyholder			Retail
Twelve months to 30 September 2008	Reported	Tax	Hybrid	Treasury	Earnings	Ineffective	Gain from	Gain from	St.George	One-off	Cash
$m	Results	Recoveries	Revaluations	Shares	Hedges	Hedges	BTIM IPO	Visa IPO	T&I(1)	Expenses(2)	Earnings
Net interest income	471	—	—	—	—	1	—	—	—	—	472
Non-interest income	360	198	(45)	(29)	6	(3)	(136)	(295)	—	—	56
Net operating income	831	198	(45)	(29)	6	(2)	(136)	(295)	—	—	528
Operating expenses	(460)	—	—	—	—	—	58	—	13	323	(66)
Core earnings	371	198	(45)	(29)	6	(2)	(78)	(295)	13	323	462
Impairment charges	(75)	—	—	—	—	—	—	—	—	—	(75)
Operating profit before tax	296	198	(45)	(29)	6	(2)	(78)	(295)	13	323	387
Tax and minority interests	112	(198)	(12)	4	(2)	1	(8)	90	(2)	(97)	(112)
Net profit after tax	408	—	(57)	(25)	4	(1)	(86)	(205)	11	226	275
Treasury shares	(25)	—	—	25	—	—	—	—	—	—	—
TPS revaluations	(57)	—	57	—	—	—	—	—	—	—	—
Unrealised NZ retail earnings hedges	4	—	—	—	(4)	—	—	—	—	—	—
Ineffective hedges	(1)	—	—	—	—	1	—	—	—	—	—
Gain from BTIM IPO	(86)	—	—	—	—	—	86	—	—	—	—
Gain from Visa IPO	(205)	—	—	—	—	—	—	205	—	—	—
St.George T&I(1)	11	—	—	—	—	—	—	—	(11)	—	—
One-off expenses(2)	226	—	—	—	—	—	—	—	—	(226)	—
Cash earnings	275	—	—	—	—	—	—	—	—	—	275

(1)  St.George transaction and integration expenses.

(2)  One-off expenses related to efficiency initiatives and capitalised expense reviews.

GROUP RECONCILIATIONS	Year End Profit Announcement 2008

8.5      GROUP BUSINESS UNIT – FULL YEAR EARNINGS RECONCILIATION (CONTINUED)

Notes (refer to page 132)		1	2	3	4	5	6	6	6	6
					Unrealised NZ
		Policyholder			Retail
Twelve months to 30 September 2007	Reported	Tax	Hybrid	Treasury	Earnings	Ineffective	Gain from	Gain from	St.George	One-off	Cash
$m	Results	Recoveries	Revaluations	Shares	Hedges	Hedges	BTIM IPO	Visa IPO	T&I(1)	Expenses(2)	Earnings
Net interest income	310	—	—	—	—	—	—	—	—	—	310
Non-interest income	91	(92)	(11)	32	(16)	—	—	—	—	—	4
Net operating income	401	(92)	(11)	32	(16)	—	—	—	—	—	314
Operating expenses	18	—	—	—	—	—	—	—	—	—	18
Core earnings	419	(92)	(11)	32	(16)	—	—	—	—	—	332
Impairment charges	(28)	—	—	—	—	—	—	—	—	—	(28)
Operating profit before tax	391	(92)	(11)	32	(16)	—	—	—	—	—	304
Tax and minority interests	(271)	92	49	(3)	5	—	—	—	—	—	(128)
Net profit after tax	120	—	38	29	(11)	—	—	—	—	—	176
Treasury shares	29	—	—	(29)	—	—	—	—	—	—	—
TPS revaluations	38	—	(38)	—	—	—	—	—	—	—	—
Unrealised NZ retail earnings hedges	(11)	—	—	—	11	—	—	—	—	—	—
Ineffective hedges	—	—	—	—	—	—	—	—	—	—	—
Gain from BTIM IPO	—	—	—	—	—	—	—	—	—	—	—
Gain from Visa IPO	—	—	—	—	—	—	—	—	—	—	—
St.George T&I(1)	—	—	—	—	—	—	—	—	—	—	—
One-off expenses(2)	—	—	—	—	—	—	—	—	—	—	—
Cash earnings	176	—	—	—	—	—	—	—	—	—	176

(1)  St.George transaction and integration expenses.

(2)  One-off expenses related to efficiency initiatives and capitalised expense reviews.

GROUP RECONCILIATIONS	Year End Profit Announcement 2008

8.6                  GROUP BUSINESS UNIT – HALF YEAR EARNINGS RECONCILIATION

Notes (refer to page 132)		1	2	3	4	5	6	6	6	6
					Unrealised NZ
		Policyholder			Retail
Six months to 30 September 2008	Reported	Tax	Hybrid	Treasury	Earnings	Ineffective	Gain from	Gain from	St.George	One-off	Cash
$m	Results	Recoveries	Revaluations	Shares	Hedges	Hedges	BTIM IPO	Visa IPO	T&I(1)	Expenses(2)	Earnings
Net interest income	251	—	—	—	—	5	—	—	—	—	256
Non-interest income	(21)	44	16	(7)	1	(3)	5	—	—	—	35
Net operating income	230	44	16	(7)	1	2	5	—	—	—	291
Operating expenses	(394)	—	—	—	—	—	15	—	13	323	(43)
Core earnings	(164)	44	16	(7)	1	2	20	—	13	323	248
Impairment charges	(43)	—	—	—	—	—	—	—	—	—	(43)
Operating profit before tax	(207)	44	16	(7)	1	2	20	—	13	323	205
Tax and minority interests	101	(44)	(40)	1	—	—	—	—	(2)	(97)	(81)
Net profit after tax	(106)	—	(24)	(6)	1	2	20	—	11	226	124
Treasury shares	(6)	—	—	6	—	—	—	—	—	—	—
TPS revaluations	(24)	—	24	—	—	—	—	—	—	—	—
Unrealised NZ retail earnings hedges	1	—	—	—	(1)	—	—	—	—	—	—
Ineffective hedges	2	—	—	—	—	(2)	—	—	—	—	—
Gain from BTIM IPO	20	—	—	—	—	—	(20)	—	—	—	—
Gain from Visa IPO	—	—	—	—	—	—	—	—	—	—	—
St.George T&I(1)	11	—	—	—	—	—	—	—	(11)	—	—
One-off expenses(2)	226	—	—	—	—	—	—	—	—	(226)	—
Cash earnings	124	—	—	—	—	—	—	—	—	—	124

(1)  St.George transaction and integration expenses.

(2)  One-off expenses related to efficiency initiatives and capitalised expense reviews.

GROUP RECONCILIATIONS	Year End Profit Announcement 2008

8.6                  GROUP BUSINESS UNIT – HALF YEAR EARNINGS RECONCILIATION (CONTINUED)

Notes (refer to page 132)		1	2	3	4	5	6	6	6	6
					Unrealised NZ
		Policyholder			Retail
Six months to 31 March 2008	Reported	Tax	Hybrid	Treasury	Earnings	Ineffective	Gain from	Gain from	St.George	One-off	Cash
$m	Results	Recoveries	Revaluations	Shares	Hedges	Hedges	BTIM IPO	Visa IPO	T&I(1)	Expenses(2)	Earnings
Net interest income	220	—	—	—	—	(4)	—	—	—	—	216
Non-interest income	381	154	(61)	(22)	5	—	(141)	(295)	—	—	21
Net operating income	601	154	(61)	(22)	5	(4)	(141)	(295)	—	—	237
Operating expenses	(66)	—	—	—	—	—	43	—	—	—	(23)
Core earnings	535	154	(61)	(22)	5	(4)	(98)	(295)	—	—	214
Impairment charges	(32)	—	—	—	—	—	—	—	—	—	(32)
Operating profit before tax	503	154	(61)	(22)	5	(4)	(98)	(295)	—	—	182
Tax and minority interests	11	(154)	28	3	(2)	1	(8)	90	—	—	(31)
Net profit after tax	514	—	(33)	(19)	3	(3)	(106)	(205)	—	—	151
Treasury shares	(19)	—	—	19	—	—	—	—	—	—	—
TPS revaluations	(33)	—	33	—	—	—	—	—	—	—	—
Unrealised NZ retail earnings hedges	3	—	—	—	(3)	—	—	—	—	—	—
Ineffective hedges	(3)	—	—	—	—	3	—	—	—	—	—
Gain from BTIM IPO	(106)	—	—	—	—	—	106	—	—	—	—
Gain from Visa IPO	(205)	—	—	—	—	—	—	205	—	—	—
St.George T&I(1)	—	—	—	—	—	—	—	—	—	—	—
One-off expenses(2)	—	—	—	—	—	—	—	—	—	—	—
Cash earnings	151	—	—	—	—	—	—	—	—	—	151

(1)  St.George transaction and integration expenses.

(2)  One-off expenses related to efficiency initiatives and capitalised expense reviews.

GROUP RECONCILIATIONS	Year End Profit Announcement 2008

Notes

Accounting Reclassifications

(1)                 Policyholder tax recoveries

The Life Insurance standard AASB 1038 requires the grossing up of tax expense and income for the tax on earnings applicable to holders of our life policies (policyholder tax recoveries). We reverse the impact of this gross up to provide comparability across reporting periods.

(2)                 Hybrid revaluations

(a)                   TPS 2003 hybrid revaluation

Cash earnings adjusts for economic hedges, including associated tax effects impacting the Foreign Currency Translation Reserve, relating to hybrid instruments classified as minority interests. The hybrid instrument itself is not fair valued, however, the hedge is fair valued and therefore there is a mismatch in the timing of income recognition in the statutory results. The mismatch is added back in deriving cash earnings as it does not affect the Group’s profits over time.

(3)                 Treasury shares

Under A–IFRS, Westpac shares held by Westpac in the managed funds and life business are deemed to be Treasury shares and earnings from these shares are reversed as these are not permitted to be recognised as income. In deriving cash earnings, these earnings are included to ensure there is no asymmetrical impact on the Group’s profits because the Treasury shares support policyholder liabilities and equity derivative transactions which are revalued in deriving income.

(4)                 Unrealised NZ retail earnings hedges

The unrealised profit/loss on the revaluation of hedges on future New Zealand earnings impacting non—interest income is reversed in deriving cash earnings in the current period as they may potentially create a material timing difference on reported earnings but do not affect profits available to shareholders.

(5)                 Ineffective hedges

The gain/loss on ineffective hedges is reversed in deriving cash earnings in the current period because the gain or loss arising from the fair value movement in these hedges reverses over time and does not affect profits available to shareholders. Cash earnings for the year ended 30 September 2007 has not been restated.

(6)                 Significant items

Cash earnings also adjusts for significant items. These items have been detailed in this announcement as individually significant due to their size and non—recurring nature. In the year ended 30 September 2008, this includes adjustments for the gain associated with the initial public offering (IPO) of BT Investment Management Limited (BTIM), the gain associated with the IPO of Visa Inc., transaction and integration costs relating to the proposed St.George merger and one-off expenses. There were no adjustments to cash earnings for significant items in the year ended 30 September 2007.

9. ECONOMIC PROFIT	Year End Profit Announcement 2008

Economic profit is defined as cash earnings less a capital charge calculated at 10.5% of average ordinary equity plus 70% of the estimated value of franking credits paid to shareholders.  Business unit economic profit is defined as cash earnings less a capital charge calculated at 10.5% on allocated capital plus 70% of the value of Australian tax paid. The measure of capital, the cost of capital and the franking benefit calculation differs between the Group and that used by business units. As a result the sum of business units’ economic profit will not equal the Group’s economic profit.

Economic profit is used as a key measure of our financial performance because it focuses on shareholder value by requiring a return in excess of a risk-adjusted cost of capital.

					BT
Twelve months to 30 September		Consumer	Business	Westpac	Financial
2008		Financial	Financial	Institutional	Group	New	Pacific
$m	Group	Services	Services	Bank	(Australia)	Zealand(1)	Banking
Net profit attributable to equity holders	3,859	913	1,085	566	389	405	93
Treasury shares	(25)	—	—	—	—	—	—
TPS revaluations	(57)	—	—	—	—	—	—
Unrealised NZ retail earnings hedges	4	—	—	—	—	—	—
Ineffective hedges	(1)	—	—	—	—	—	—
Gain from BTIM IPO	(86)	—	—	—	—	—	—
Gain from Visa IPO	(205)	—	—	—	—	—	—
St.George T&I(2)	11	—	—	—	—	—	—
One-off expenses(3)	226	—	—	—	—	—	—
Cash earnings	3,726	913	1,085	566	389	405	93
Franking benefit	806	276	321	104	105	—	—
Adjusted cash earnings	4,532	1,189	1,406	670	494	405	93
Average ordinary equity	16,699	2,580	4,423	4,174	1,932	2,169	187
Equity charge	(1,753)	(271)	(464)	(438)	(203)	(228)	(20)
Economic profit	2,779	918	942	232	291	177	73

					BT
Twelve months to 30 September		Consumer	Business	Westpac	Financial
2007		Financial	Financial	Institutional	Group	New	Pacific
$m	Group	Services	Services	Bank	(Australia)	Zealand(1)	Banking
Net profit attributable to equity holders	3,451	839	979	588	442	403	80
Treasury shares	29	—	—	—	—	—	—
TPS revaluations	38	—	—	—	—	—	—
Unrealised NZ retail earnings hedges	(11)	—	—	—	—	—	—
Ineffective hedges	—	—	—	—	—	—	—
Gain from BTIM IPO	—	—	—	—	—	—	—
Gain from Visa IPO	—	—	—	—	—	—	—
St.George T&I(2)	—	—	—	—	—	—	—
One-off expenses(3)	—	—	—	—	—	—	—
Cash earnings	3,507	839	979	588	442	403	80
Franking benefit	730	248	295	140	124	—	—
Adjusted cash earnings	4,237	1,087	1,274	728	566	403	80
Average ordinary equity	14,708	2,611	3,603	3,829	1,962	1,933	106
Equity charge	(1,544)	(274)	(378)	(402)	(206)	(203)	(11)
Economic profit	2,693	813	896	326	360	200	69

(1)                  In A$ equivalents.

(2)                  St.George transaction and integration expenses.

(3)                  One-off expenses related to efficiency initiatives and capitalised expense reviews.

9. ECONOMIC PROFIT	Year End Profit Announcement 2008

					BT
Six months to 30 September		Consumer	Business	Westpac	Financial
2008		Financial	Financial	Institutional	Group	New	Pacific
$m	Group	Services	Services	Bank	(Australia)	Zealand(1)	Banking
Net profit attributable to equity holders	1,657	472	547	306	195	195	48
Treasury shares	(6)	—	—	—	—	—	—
TPS revaluations	(24)	—	—	—	—	—	—
Unrealised NZ retail earnings hedges	1	—	—	—	—	—	—
Ineffective hedges	2	—	—	—	—	—	—
Gain from BTIM IPO	20	—	—	—	—	—	—
Gain from Visa IPO	—	—	—	—	—	—	—
St.George T&I(2)	11	—	—	—	—	—	—
One-off expenses(3)	226	—	—	—	—	—	—
Cash earnings	1,887	472	547	306	195	195	48
Franking benefit	411	142	163	54	57	—	—
Adjusted cash earnings	2,298	614	710	360	252	195	48
Average ordinary equity	17,202	2,653	4,640	4,216	1,908	2,195	207
Equity charge	(903)	(139)	(243)	(221)	(100)	(117)	(11)
Economic profit	1,395	475	467	139	152	78	37

					BT
		Consumer	Business	Westpac	Financial
Six months to 31 March 2008		Financial	Financial	Institutional	Group	New	Pacific
$m	Group	Services	Services	Bank	(Australia)	Zealand(1)	Banking
Net profit attributable to equity holders	2,202	441	538	260	194	210	45
Treasury shares	(19)	—	—	—	—	—	—
TPS revaluations	(33)	—	—	—	—	—	—
Unrealised NZ retail earnings hedges	3	—	—	—	—	—	—
Ineffective hedges	(3)	—	—	—	—	—	—
Gain from BTIM IPO	(106)	—	—	—	—	—	—
Gain from Visa IPO	(205)	—	—	—	—	—	—
St.George T&I(2)	—	—	—	—	—	—	—
One-off expenses(3)	—	—	—	—	—	—	—
Cash earnings	1,839	441	538	260	194	210	45
Franking benefit	395	134	158	50	48	—	—
Adjusted cash earnings	2,234	575	696	310	242	210	45
Average ordinary equity	16,196	2,508	4,206	4,129	1,956	2,111	166
Equity charge	(850)	(132)	(221)	(217)	(103)	(111)	(9)
Economic profit	1,384	443	475	93	139	99	36

(1)                  In A$ equivalents.

(2)                  St.George transaction and integration expenses.

(3)                  One-off expenses related to efficiency initiatives and capitalised expense reviews.

10. GLOSSARY	Year End Profit Announcement 2008

EARNINGS

Cash earnings

Net profit attributable to equity holders adjusted for the impact of the economic hedges related to TPS 2003, significant items that are one-off in nature, earnings from Treasury shares, gains/losses on ineffective hedges and the impact of unrealised New Zealand earnings hedges gains/losses.

SHAREHOLDER VALUE

Earnings per ordinary share	Net profit attributable to equity holders divided by the weighted average ordinary shares (statutory basis).

Cash earnings per ordinary share	Cash earnings divided by the weighted average ordinary shares (cash earnings basis).

Weighted average ordinary shares (cash earnings)	Weighted average number of fully paid ordinary shares listed on the Australian Securities Exchange (ASX) for the relevant period.

Weighted average ordinary shares (statutory)	Weighted average number of fully paid ordinary shares listed on the ASX for the relevant period less Westpac shares held by the Group (‘Treasury shares’).

Fully franked dividends per ordinary share (cents)	Dividends paid out of retained profits which carry a credit for Australian company income tax paid by Westpac.

Dividend payout ratio - net profit	Ordinary dividend per share divided by net profit per share attributable to the equity holders of WBC.

Dividend payout ratio - cash earnings	Ordinary dividend per share divided by cash earnings per share.

Return on equity (ROE)	Net profit attributable to equity holders divided by average ordinary equity.

Cash ROE	Cash earnings divided by average ordinary equity.

Economic profit – Group	Cash earnings less a capital charge calculated at 10.5% of average ordinary equity plus 70% of the estimated value of franking credits paid to shareholders.

Economic profit – Business Units	Cash earnings less a capital charge calculated at 10.5% of allocated capital plus 70% of the value of Australian tax paid.

Average ordinary equity	Average total equity less average minority interests.

GLOSSARY	Year End Profit Announcement 2008

PRODUCTIVITY AND EFFICIENCY

Operating expenses	Operating expenses do not include impairment losses on loans.

Expense to income ratio	Operating expenses divided by net operating income.

Total banking group expense to income ratio

Total banking operating expenses divided by total banking operating revenue. Total banking business includes Consumer Financial Services, Business Financial Services, WIB (excluding Margin Lending, Broking and PPM), Private Bank (part of BTFG), New Zealand banking operations, Pacific Bank and the Group Business Unit.

Full-time equivalent employees (FTE)	A calculation based on the number of hours worked by full and part-time employees as part of their normal duties. For example, the full-time equivalent of one FTE is 76 hours paid work per fortnight.

BUSINESS PERFORMANCE

Net interest spread	The difference between the average yield on all interest bearing assets and the average rate paid on interest bearing liabilities.

Net interest margin	The net interest spread plus the benefit of net non-interest bearing liabilities and equity.

Average interest earning assets	The average balance of assets held by the Group that generate interest income. Where possible, daily balances are used to calculate the average balance for the period.

Average interest bearing liabilities	The average balance of liabilities owed by the Group that incur an interest expense. Where possible, daily balances are used to calculate the average balance for the period.

Business Unit Margin	Net interest income (excluding capital benefit) for a business unit as a percentage of the average interest earning assets for that business unit.

CAPITAL ADEQUACY

Total capital ratio	Total regulatory capital as defined by APRA divided by risk weighted assets.

Tier 1 capital ratio	Total Tier 1 capital as defined by APRA divided by risk weighted assets.

Risk Weighted Assets (RWA)

Assets (both on and off-balance sheet) of Westpac are assigned within a certain category, amounts included in these categories are multiplied by a risk weighting, and with the resulting weighted values added together to arrive at total risk weighted assets.

GLOSSARY	Year End Profit Announcement 2008

ASSET QUALITY

Individually assessed provisions (IAPs)

Provisions raised for losses that have already been incurred on loans that are known to be impaired and are individually significant. The estimated losses on these impaired loans will be based on expected future cash flows discounted to their present value and as this discount unwinds, interest will be recognised in the statement of financial performance.

Collectively assessed provisions (CAPs)

Loans not found to be individually impaired or significant will be collectively assessed in pools of similar assets with similar risk characteristics. The size of the provision is an estimate of the losses already incurred and will be estimated on the basis of historical loss experience for assets with credit characteristics similar to those in the collective pool. The historical loss experience will be adjusted based on current observable data.

Impaired assets

Includes exposures that have deteriorated to the point where full collection of interest and principal is in doubt, based on a conservative assessment of the customer’s outlook, cashflow, and the net realisation of value of assets to which recourse is held:

•

facilities 90 days or more past due, and not well secured – exposures where contractual payments are 90 or more days in arrears and the net realisable value of assets to which recourse is held may not be sufficient to allow full collection of interest and principal, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days;

	•	non-accrual assets – exposures with individually assessed impairment provisions held against them, excluding restructured loans;

•

restructured assets – exposures where the original contractual terms have been formally modified to provide for concessions of interest or principal for reasons related to the financial difficulties of the customer;

•

other assets acquired through security enforcement (includes other real estate owned) – includes the value of any other assets acquired as full or partial settlement of outstanding obligations through the enforcement of security arrangements; and

	•	any other assets where the full collection of interest and principal is in doubt.

90 days past due – well secured	Includes facilities where:

•

contractual payments of interest and/or principal are 90 or more calendar days overdue, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days; or an order has been sought for the customer’s bankruptcy or similar legal action has been instituted which may avoid or delay repayment of its credit obligations; and

•

the estimated net realisable value of assets/security to which Westpac has recourse is sufficient to cover repayment of all principal and interest, and interest is being taken to profit on an accrual basis.

These facilities, while in default, are not treated as impaired for accounting purposes.

GLOSSARY	Year End Profit Announcement 2008

Watchlist and Substandard	Loan facilities where customers are experiencing operating weakness and financial difficulty but are not expected to incur loss of interest or principal.

Stressed loans	Stressed loans are Watchlist and Substandard, 90 days past due well secured and impaired assets.

OTHER

Customer satisfaction	Refers to the proportion of people for whom Westpac is their main financial institution who rate their overall relationship with Westpac as ‘very satisfied’ or ‘fairly satisfied’.

Accounting reclassifications

Adjustments made for accounting treatments that have the effect of grossing up the income statement (primarily between income and tax expense/profits attributable to minority interest). Key reclassifications include gross ups for policyholder tax recoveries and the impact of Treasury shares. These adjustments have no impact on cash earnings.